UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement ☐ Definitive Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

INFONET SERVICES CORPORATION

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Infonet Services Corporation Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share (together, “Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

468,229,904 shares of issued and outstanding Common Stock and options to purchase 9,879,675 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $984,905,733. The total consideration for the filing fee was calculated by multiplying (i) the 478,109,579 shares of Common Stock (assuming the exercise of options to purchase 9,879,675 shares of Common Stock) that are proposed to be exchanged for cash in the merger, by (ii) the merger consideration of $2.06 to be paid with respect to each share of Common Stock outstanding immediately prior to the merger (the “Total Consideration”). The filing fee equals the product of 0.0001177 multiplied by the Total Consideration.

(4)	Proposed maximum aggregate value of transaction:

$984,905,733

(5)	Total fee paid:

$115,923

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

Merger Proposal

Dear Stockholder:

Together with the other members of the Infonet board of directors, I cordially invite you to attend our special meeting of stockholders to be held at                      on                     , 2005 at          a.m.

On November 8, 2004, we entered into an Agreement and Plan of Merger with British Telecommunications plc (BT), a wholly-owned subsidiary of BT Group plc, and Blue Acquisition Corp., a wholly-owned subsidiary of BT, providing for our merger with Blue Acquisition Corp. If the merger is completed, you will be entitled to receive $2.06 in cash for each share of our common stock that you hold. At our special meeting of stockholders, we will ask you to, among other things, consider and vote on the approval and adoption of the merger agreement.

A special committee of our board of directors, comprised entirely of directors independent of Infonet and independent of the six holders of our Class A common stock, carefully reviewed and considered the terms and conditions of the merger agreement and proposed merger. Based on this review, on November 7, 2004, the independent special committee unanimously determined that the merger agreement and the merger are fair to and in the best interests of Infonet and its stockholders and declared the merger agreement to be advisable. The independent special committee recommended that our board of directors approve the merger agreement and that our stockholders adopt and approve the merger agreement.

Our board of directors also carefully reviewed and considered the terms and conditions of the merger agreement and proposed merger. Based on this review, on November 7, 2004, our board of directors, by unanimous vote of all directors voting, determined that the merger agreement and the merger are fair to and in the best interests of Infonet and its stockholders, approved the merger agreement and declared its advisability.

Accordingly, our board of directors has approved the merger agreement and our board of directors and the independent special committee recommend that you vote “FOR” the approval and adoption of the merger agreement.

We cannot complete the merger without the approval of the holders of two-thirds of the voting power of the outstanding shares of our Class A and Class B common stock, voting together as a single class, and the approval of the holders of 95% of our outstanding Class A common stock. Stockholders holding shares of our common stock representing approximately     % of the voting power of our outstanding common stock and all of our outstanding Class A common stock have entered into stockholder agreements with BT, under which each stockholder has agreed, among other things, to vote for the approval and adoption of the merger agreement. The affirmative vote of these stockholders is sufficient for the approval and adoption of the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of several conditions, including receiving clearance from applicable regulatory agencies. We encourage you to read the accompanying proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the approval and adoption of the merger agreement.

If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the approval and adoption of the merger agreement.

I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the approval and adoption of the merger agreement.

Sincerely,

José A. Collazo

Chief Executive Officer, President and Chairman

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                     , 2005

To the Stockholders of Infonet Services Corporation:

We will hold our special meeting of the stockholders of Infonet Services Corporation at                     , on                     , 2005 at          a.m. to consider and vote on the following proposals:

1. To approve and adopt the Agreement and Plan of Merger, dated as of November 8, 2004, by and among Infonet Services Corporation, a Delaware corporation, British Telecommunications plc, a company incorporated in England and Wales, and Blue Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of British Telecommunications plc; and

2. To transact any other business as may properly come before the special meeting.

Only stockholders of record at the close of business on                     , the record date for the special meeting, may vote at the special meeting. Each share of our Class B common stock is entitled to one vote on each matter to be voted upon at the special meeting, and each share of our Class A common stock is entitled to ten votes on each matter to be voted upon at the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for the ten days before the special meeting at our executive offices and principal place of business for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting and will also be available at the special meeting. Your vote is very important. Please submit your proxy as soon as possible to make sure that your shares are represented and voted at the special meeting, whether or not you plan to attend the special meeting.

Whether you attend the special meeting or not, you may revoke a proxy at any time before it is voted by submitting to our secretary a duly executed revocation of proxy or a duly executed proxy bearing a later date or by appearing at the special meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or nominee and follow their instructions to revoke your proxy.

For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A.

By Order of the Board of Directors,

Paul A. Galleberg

Senior Vice President, General Counsel and Secretary

El Segundo, California

                    ,

This proxy statement is dated                      and is first being mailed to stockholders on or about                     .

SOURCES OF ADDITIONAL INFORMATION

Except where we indicate otherwise, we use the name “BT” in this proxy statement to refer to British Telecommunications plc, and references to “us”, “we”, “our”, “ours” and similar expressions used in this proxy statement refer to Infonet Services Corporation. We briefly describe BT and the other parties to the merger agreement under “The Merger—The Companies” on page 21. All information contained in this proxy statement with respect to the parties to the merger agreement other than Infonet has been supplied by and is the responsibility of those other parties.

Infonet Services Corporation and BT are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each company files reports and other information with the Securities and Exchange Commission, or the SEC.

You may read and copy these reports, proxy statements and other information (including the documents described in “Incorporation of Information by Reference” on page 75) at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

You may also read reports, proxy statements and other information relating to Infonet and BT at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

If you have questions about the special meeting or the merger with BT after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, please contact:

Infonet Services Corporation

Investor Relations

2160 East Grand Avenue, El Segundo, California 90245

Tel. (310) 335-2600

Email: irideas@infonet.com

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Annexes
Annex A	–	Agreement and Plan of Merger dated as of November 8, 2004 by and among British Telecommunications plc, Blue Acquisition Corp. and Infonet Services Corporation	A-1

Annex B	–	Opinion of Banc of America Securities LLC	B-1

Annex C	–	Opinion of UBS Securities LLC	C-1

Annex D	–	Form of Stockholder Agreement (Executive Officer)	D-1

Annex E	–	Form of Stockholder Agreement (Class A Stockholder)	E-1

Annex F	–	Section 262 of the Delaware General Corporation Law	F-1

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SUMMARY TERM SHEET

This summary term sheet, together with the section of this proxy statement entitled “Questions and Answers About the Merger”, highlights selected information from this proxy statement and may not contain all the information about the merger that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this proxy statement in its entirety, including the annexes, and the other documents to which we have referred you.

The Companies

Infonet Services Corporation

We provide cross-border managed voice and data communications services to multinational entities worldwide. We are a Delaware corporation and we were incorporated in March 1988. Our principal executive offices are located at 2160 East Grand Avenue, El Segundo, California 90245, and our telephone number there is (310) 335-2600.

British Telecommunications plc (BT)

BT, a company incorporated in England and Wales, is a wholly-owned subsidiary of BT Group plc and holds substantially all businesses and assets of the BT Group. The BT Group is an integrated group of businesses providing global voice and data services, particularly in the United Kingdom and Europe, but also in the Americas and the Asia Pacific region. BT was incorporated in April 1984. Its principal executive offices are located at the BT Centre, 81 Newgate Street, London EC1A 7AJ, England, and its telephone number there is +44 20 7356 5000.

Blue Acquisition Corp.

Blue Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of BT Telecommunications plc. Blue Acquisition Corp. was organized solely for the purpose of entering into the merger agreement with Infonet and completing the merger and has not conducted any business operations other than those incident to its formation. Blue Acquisition Corp.’s principal executive offices are located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and its telephone number there is (800) 677-3394. If the merger is completed, Blue Acquisition Corp. will cease to exist following its merger with and into Infonet.

The Merger

Infonet has agreed to be acquired by BT pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

Under the terms of the merger agreement, Blue Acquisition Corp. will merge with and into Infonet, with Infonet surviving as a wholly-owned subsidiary of BT. Pursuant to the merger, each share of our Class A and Class B common stock, par value $0.01 per share, other than shares owned by Infonet, BT or Blue Acquisition Corp. and shares for which appraisal rights have been validly exercised under Delaware law, will be converted into the right to receive $2.06 in cash, without interest.

All outstanding options to purchase shares of our Class B common stock, whether vested or unvested, will be canceled and converted into the right to receive a cash payment, without interest, equal to the excess, if any, of $2.06 over the per share exercise price of the option, multiplied by the number of shares of our Class B common stock subject to the option, less any applicable withholding taxes.

After the merger is effected, each share of our Class A and Class B common stock outstanding immediately prior to the merger will be automatically canceled and will cease to exist, and each holder of a certificate or certificates which immediately prior to the merger represented shares of our Class A and Class B common stock will cease to have any rights with respect to such shares of our common stock. Each certificate representing shares of our Class A and Class B common stock will thereafter represent only the right to receive $2.06 in cash, without interest. After the merger is effected, each dissenting stockholder will no longer have any rights as a stockholder of Infonet with respect to his or her shares, except for the right to receive payment of the judicially-determined fair value of his or her shares under Delaware law if the stockholder has validly perfected and not withdrawn this right. Dissenting stockholders will only receive the judicially-determined fair value of their shares if one or more dissenting stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision. For additional information about appraisal rights, see “The Merger—Appraisal Rights” on page 51.

Recommendation of Our Independent Special Committee and Board of Directors

An independent special committee of our board of directors has unanimously determined that the merger is fair to and in the best interests of the holders of our Class B common stock and recommended that our board of directors approve the merger agreement and that our board recommend that our stockholders adopt the merger agreement and approve the merger.

After receiving and considering the recommendation of the independent special committee, on November 7, 2004, our board of directors, by unanimous vote of all directors voting:

•	approved the merger agreement and other transactions contemplated by the merger agreement, and declared the merger to be advisable to our stockholders;

•	determined that it was in the best interests of our stockholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement; and

•	declared that the consideration to be paid to the holders of our Class B common stock in the merger was fair.

Our board of directors recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement. To review the background and reasons for the merger in greater detail, see pages      through     .

The Special Meeting

The special meeting of our stockholders will be held at                     , on                     , 2005 at              a.m. At the special meeting, you will be asked to vote to approve and adopt the merger agreement.

Stockholders Entitled to Vote; Vote Required

You may vote at the special meeting if you owned our Class A or Class B common stock at the close of business on                     , the record date for the special meeting. On that date, there were 161,403,358 shares of our Class A common stock and                      shares of our Class B common stock outstanding and entitled to vote. You may cast one vote for each share of our Class B common stock that you owned on the record date and ten votes for each share of our Class A common stock that you owned on the record date. Approval and adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the voting power of the outstanding shares of our Class A and Class B common stock, voting together as a single class, and the approval by the holders of 95% of our outstanding Class A common stock.

The Stockholder Agreements

As a condition to its entering into the merger agreement, BT required each of José Collazo, our Chief Executive Officer, President and Chairman, Akbar Firdosy, our Vice President and Chief Financial Officer, Paul Galleberg, our Senior Vice President, General Counsel and Secretary, and the six holders of our Class A common stock, consisting of KDDI Corporation, KPN Telecom B.V., Swisscom AG, Telefonica International Holding B.V., TeliaSonera AB and Telstra Corporation Limited, to enter into a stockholder agreement under which each stockholder has agreed to vote its shares of our common stock in favor of the approval and adoption of the merger agreement. The stockholder agreements terminate upon the earliest of the effective time of the merger, the termination of the merger agreement or an amendment or other modification to the merger agreement that provides for a reduction in the merger consideration or for a payment other than in cash. A form of the stockholder agreement signed by each of Messrs. Collazo, Firdosy and Galleberg is attached to this proxy statement as Annex D, and a form of the stockholder agreement signed by each of the holders of our Class A common stock is attached to this proxy statement as Annex E. We encourage you to read the stockholder agreements carefully in their entirety.

In the event that the merger agreement is terminated under circumstances where BT is or may become entitled to receive the $35 million termination fee described in “The Merger Agreement—Termination Fees and Other Expenses,” each stockholder signing a stockholder agreement has agreed to pay BT 50% of the profit it or he receives from the consummation of any other alternative transaction we enter into within one year of the termination of the merger agreement until the aggregate profit retained by all stockholders entering stockholder agreements is equal to $35 million, and 100% of the profit received by such stockholder thereafter. In the event the merger with BT is completed following the announcement of a competing takeover proposal and BT has increased the amount payable to each holder of our common stock in the merger, each stockholder that is party to a stockholder agreement has also agreed to pay BT 100% of the difference between the fair market value of the consideration received by such stockholder in the merger and $2.06 per share.

As of the record date, the parties to these stockholder agreements held an aggregate of 161,403,358 shares of our Class A common stock and                      shares of our Class B common stock, representing all of our outstanding Class A common stock and approximately     % of the voting power of our outstanding common stock. Under the terms of our certificate of incorporation and bylaws, the affirmative vote of the parties to the stockholder agreements is sufficient for the approval and adoption of the merger agreement.

Opinions of Financial Advisors

Opinion of Our Independent Special Committee’s Financial Advisor

In connection with the merger, the independent special committee of our board of directors received a written opinion from Banc of America Securities LLC, the independent special committee’s financial advisor, as to the fairness of the merger consideration, from a financial point of view, to the holders of shares of our Class B common stock. The full text of the written opinion of Banc of America Securities, dated November 7, 2004, is attached to this proxy statement as Annex B. Holders of our Class B common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Banc of America Securities’ opinion is directed to the independent special committee, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger agreement. See “The Merger—Opinion of Our Independent Special Committee’s Financial Advisor” on page 38.

Opinion of Our Financial Advisor

In connection with the merger, our board of directors received a written opinion from UBS Securities LLC, our financial advisor, as to the fairness, from a financial point of view, of the merger consideration to be received by holders of our Class B common stock (other than our affiliates). The full text of UBS’s written opinion, dated November 7, 2004, is attached to this proxy statement as Annex C. Holders of our Class B common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’s opinion was provided to our board in its evaluation of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the proposed merger. See “The Merger—Opinion of Our Financial Advisor” on page 42.

Interests of Our Directors and Executive Officers in the Merger

When considering our board of directors’ recommendation that you vote in favor of the approval and adoption of the merger agreement, you should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of other stockholders. For example:

•	all outstanding options to purchase shares of our Class B common stock (including options held by our directors and executive officers), whether vested or unvested, will be canceled and converted into the right to receive a cash payment, without interest, equal to the excess, if any, of $2.06 over the per share exercise price of the option, multiplied by the number of shares of our Class B common stock subject to the option, less any applicable withholding taxes;

•	each outstanding share of our restricted Class B common stock (including shares of restricted stock held by certain of our executive officers) will fully vest and be converted at the effective time of the merger into the right to receive a cash payment equal to the number of shares of our Class B common stock subject to the award multiplied by $2.06;

•	in connection with the signing of the merger agreement, Messrs. Collazo, Firdosy and Galleberg entered into binding preliminary employment agreements with BT, effective upon completion of the merger, that provide for their continued employment during a specified period. Under these new employment agreements, which will replace the executives’ existing employment agreements with Infonet and our CEO Incentive Bonus Plan, each executive will receive an incentive payment and significant benefits as well as be eligible for a gross-up payment for any “golden parachute” excise taxes incurred;

•	our other officers are expected to be retained as employees of BT following the merger; and

•	our directors and officers will continue to be indemnified for acts or omissions occurring at or prior to the effective time of the merger and will have the benefit of liability insurance for six years after completion of the merger.

Delisting and Deregistration of Our Class B Common Stock

If the merger is completed, our Class B common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Exchange Act, and Infonet will no longer file periodic reports with the SEC.

Litigation Relating to the Merger

Between November 8, 2004 and November 18, 2004, three purported class action lawsuits were filed in the California Superior Court, County of Los Angeles, titled Depras v. Infonet Services Corporation et al., Case No. BC324238, Kurt v. Infonet Services Corporation et al., Case No. BC324239, and Peel v. Infonet Services Corporation et al., Case No. BC324809, against us, our board of directors’ members John Allerton, Per-Eric Fylking, Yuzo Mori, Hanspeter Quadri, Timothy P. Hartman, Peter G. Hanelt, Bruce A. Beda, José Manuel Santero, Matthew J. O’Rourke and Eric M. de Jong, and our Chief Executive Officer, President and Chairman,

José A. Collazo. Each complaint is filed on behalf of a purported class of holders of our Class B common stock and alleges that the defendants breached their fiduciary duties to our stockholders by approving the merger agreement with BT. The complaints seek relief including an injunction preventing the completion of the merger, rescission of the proposed transaction to the extent already implemented and reasonable costs, and attorneys’ fees.

The time for the defendants to respond to the complaints has not yet expired and, to date, no motions have been filed by any of the parties to these lawsuits.

The Merger Agreement

Conditions to the Completion of the Merger (page 66)

Our and BT’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•	the approval and adoption of the merger agreement by the holders of two-thirds of the voting power of the outstanding shares of our Class A and Class B common stock, voting together as a single class;

•	the approval and adoption of the merger agreement by the holders of 95% of the outstanding shares of our Class A common stock; and

•	there shall not be any law or order of a governmental entity existing that prevents or prohibits the consummation of the merger.

BT’s and Blue Acquisition Corp.’s obligations to complete the merger are subject to the satisfaction by us or waiver by them of the following conditions:

•	the accuracy of our representations and warranties, except where such inaccuracy would not reasonably be expected to result in a material adverse effect;

•	the material compliance with our obligations under the merger agreement;

•	the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, without the imposition of a materially burdensome condition or restriction;

•	to the extent Council Regulation No. 139/2004 of the European Community, as amended (which we refer to as Council Regulation No. 139/2004) applies to the merger, the indication of the European Commission, without the imposition of any materially burdensome condition, that the concentration is compatible with the common market pursuant to its terms and, if the European Commission has referred the concentration to the European Economic Area Member State(s), the approval of the merger by the European Economic Area Member State(s) without the imposition of any materially burdensome condition or restriction;

•	if BT is of the opinion that there is any reasonable doubt as to whether Council Regulation No. 139/2004 applies to the merger, the indication of the European Commission that Council Regulation No. 139/2004 does not apply;

•	the granting by the relevant authority of any other required antitrust or merger control clearances, consents or approvals required for the merger without the imposition of a materially burdensome condition or restriction;

•	the receipt of any required approvals from the U.S. Federal Communications Commission, or the FCC, without the imposition of any materially burdensome restriction;

•	the receipt of all legally required governmental consents, and any other governmental consents the failure of which to be obtained could reasonably be expected to result in the requirement of a material divestiture;

•	the receipt of all other third party consents required in connection with the merger except for those the failure of which to be obtained would not reasonably be expected to be materially burdensome;

•	the absence of any law or order that restrains, enjoins, prevents or otherwise prohibits or makes illegal the completion of the merger;

•	no governmental entity (1) having imposed any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) or instituted or threatened any action or (2) based upon any applicable non-competition, antitrust or pre-merger notification laws, having instituted or threatened to institute any action, which seeks to:

-	prohibit or limit the ownership or operations by us, BT or any of our respective affiliates or subsidiaries, or compel the disposition, of any material part of our, BT’s or any of our respective affiliates or subsidiaries’ businesses or assets;

-	impose limitations on the ability of BT or any of its affiliates to hold any shares of our stock following the merger; or

-	prohibit BT or any of its affiliates from controlling in any material respect our or our subsidiaries’ businesses or operations;

•	the absence of certain governmental actions or threats based upon applicable non-competition, antitrust or pre-merger notification laws, which, in addition to the above seek to restrain or prohibit the merger or that are reasonably likely to be materially burdensome;

•	the absence of any material adverse effect on our business; and

•	the absence of any notice that a governmental entity has imposed or threatened to impose material fines or penalties on us or any of our subsidiaries for failure to comply with regulatory laws.

Our obligations to complete the merger are subject to the satisfaction by BT and/or Blue Acquisition Corp. or waiver by us of the following conditions:

•	the accuracy of BT’s and Blue Acquisition Corp.’s representations and warranties, except where such inaccuracy would not reasonably be expected to prevent or materially delay the consummation of the merger, and BT’s and Blue Acquisition Corp.’s material compliance with their obligations; and

•	receipt by us, BT or our applicable subsidiaries of all legally required approvals or orders from governmental entities and all third party consents that are reasonably required in connection with the merger, to the extent the failure to obtain any such consents, approvals or orders would reasonably be expected to subject our directors and officers to criminal or material civil liability or give rise to any judgment, injunction or other order which could prevent or prohibit consummation of the merger.

Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

No Solicitation Covenant (page 66)

The merger agreement contains restrictions on our ability to solicit, initiate, participate in discussions or negotiations with, provide any non-public information to, or enter into an agreement with, a third party with respect to a proposal to acquire all of, or any significant interest in, Infonet. The merger agreement does not, however, prohibit us or our board of directors from considering and potentially approving and recommending an unsolicited superior proposal from a third party, if we and our board of directors comply with the appropriate provisions of the merger agreement.

Termination of the Merger Agreement (page 68)

The merger agreement may be terminated at any time before the completion of the merger, whether before or after the approval and adoption of the merger agreement by our stockholders:

•	by our and BT’s mutual written consent;

•	by either BT or us, if the merger is not completed by November 8, 2005;

•	by either BT or us, if any statute, rule, regulation, executive order, decree, judgment, ruling, injunction, other order or other action taken by a governmental entity which prevents or prohibits the completion of the merger becomes final and nonappealable;

•	by either BT or us, if our stockholders fail to approve and adopt the merger agreement;

•	by either BT or us, if the other party breaches its representations and agreements so that the related closing conditions cannot be satisfied by November 8, 2005 and such breach cannot be cured within 20 business days after receipt of written notice from the non-breaching party;

•	by BT if:

-	our board of directors withdraws, proposes publicly to withdraw (or modifies or proposes publicly to modify in any manner adverse to BT), or fails to recommend that our stockholders vote or approve the merger agreement, or we otherwise fail to meet our obligation to duly call and give notice of a special meeting of our stockholders in accordance with the terms of the merger agreement to approve the merger agreement, if this breach cannot be cured or is not cured within eight days after receiving notice of such breach;

-	in connection with any required filing or submission, we or BT are required to accept a materially burdensome condition and we and BT are unable to cause such condition to be removed; or

-	any legal restraint is in effect, and has become final and nonappealable, under any antitrust law that would:

•	prohibit or limit the ownership or operations by us, BT or any of our respective affiliates or subsidiaries, or compel us, BT or any of our respective affiliates or subsidiaries, to dispose of, or hold separate, of any material part of our, BT’s or any of our respective affiliates or subsidiaries’ businesses or assets;

•	impose limitations on the ability of BT or any of its affiliates to hold any shares of our stock after the merger; or

•	prohibit BT or any of its affiliates from effectively controlling in any material respect our or our subsidiaries’ businesses or operations;

•	by us, prior to our stockholders’ approval of the merger agreement, if we receive a superior proposal from a third party, and the independent special committee of our board of directors has determined in good faith that failure to accept the superior proposal would reasonably be expected to be inconsistent with the fulfillment of its fiduciary duties, subject to certain conditions and payment of the termination fees described below.

Termination Fees and Other Expenses (page 69)

We will be required to pay a termination fee of $35 million to BT if:

•	following the receipt of a takeover proposal:

-	BT terminates the merger agreement because we (i) breach our covenants contained in the merger agreement, or (ii) breach our representations and warranties contained in the merger agreement and within 12 months after the termination we enter into an acquisition agreement to consummate any takeover proposal; or

-	either BT or we terminate the merger agreement because we fail to obtain stockholder approval of the merger agreement;

•	we terminate the merger agreement because we received a superior proposal; or

•	BT terminates the merger agreement because our board of directors withdraws or fails to recommend that our stockholders vote to approve the merger agreement, or we fail to duly call and give notice of a meeting of our stockholders for the purpose of obtaining stockholder approval of the merger agreement and this breach cannot be cured or is not cured within eight days after receiving notice of the breach.

Each party will pay its own fees and expenses in connection with the merger, whether or not the merger is consummated.

Effect on Outstanding Stock Options, Restricted Stock and Employee Stock Purchase Plan (page 58)

At the effective time of the merger, each outstanding option to purchase shares of our Class B common stock, whether vested or unvested, will be canceled and converted into the right to receive a cash payment, without interest, equal to the excess, if any, of $2.06 over the per share exercise price of the option, multiplied by the number of shares of our Class B common stock subject to the option, less any applicable withholding taxes.

At the effective time of the merger, each outstanding share of our restricted Class B common stock will fully vest and be converted into the right to receive a cash payment, without interest, equal to the number of shares of our Class B common stock subject to the award multiplied by $2.06.

We will terminate our employee stock purchase plan before the merger is completed, and any offering period then in effect will be shortened by setting the last business day prior to the effective time of the merger as the last day of the offering period. Pursuant to the terms of our employee stock purchase plan, the employees’ accumulated payroll deductions will be used to purchase shares of our Class B common stock on the last business day prior to the effective time of the merger.

Material U.S. Federal Income Tax Consequences

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash received in exchange for shares of our common stock pursuant to the merger and your adjusted tax basis in such shares.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 55 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters

Under the HSR Act, we cannot complete the merger until we and BT have notified the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and the U.S. Federal Trade Commission, or FTC, of the merger, furnished them with certain information and materials and allowed the applicable waiting period to terminate or expire. We and BT filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on November 22, 2004. The initial waiting period under the HSR Act will expire at 11:59 p.m. on December 22, 2004, the 30th day following the filing, unless the Antitrust Division or the FTC requests additional information before that time.

In addition, we must make, if required, any filings with the European Commission as required by Council Regulation No. 139/2004. Under Council Regulation No. 139/2004, we may not complete the merger unless the required filing has been submitted to, and the transaction cleared by, the European Commission. Council Regulation No. 139/2004 provides for an initial Phase I waiting period of 25 working days following the filing of a complete notification to the European Commission, which can be extended to 35 working days, in particular if the parties offer remedies. On December 10, 2004, BT filed the required notification with the European Commission on Form CO. The European Commission’s review will end at the expiration of the Phase I waiting period, unless the European Commission launches an in-depth investigation into the merger, referred to as a Phase II investigation.

A filing must also be made to the Brazilian merger control authority, under that country’s Law nº 8884/94. However, completion of the merger is permitted pending a decision from the authority.

In order to complete the merger, we must also obtain approvals from the FCC. We filed the required applications with the FCC on November 19, 2004, seeking approval to transfer control to BT of the FCC licenses and authorizations held by us other than our private land mobile radio license, for which we expect to file an application for approval of transfer of control prior to the completion of the merger.

The Committee on Foreign Investment in the United States, or CFIUS, may review and investigate the merger under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, commonly known as the Exon-Florio provision. The Exon-Florio provision empowers the President of the United States or his designee to take certain actions in relation to mergers, acquisitions and takeovers by foreign persons that could result in foreign control of persons engaged in interstate commerce in the United States. In particular, the Exon-Florio provision enables the President to suspend or prohibit any acquisition, merger or takeover by a foreign person that threatens to impair the national security of the United States. We and BT will consider whether to file a joint voluntary notice with CFIUS seeking a determination that there are no issues of national security sufficient to warrant an investigation under the Exon-Florio provision.

We or BT may also be required to obtain additional regulatory approvals from or make additional regulatory notifications to various state and foreign competition authorities and governmental authorities regulating telecommunications businesses.

We cannot assure you that an antitrust or other regulatory challenge to the merger will not be made. If a challenge is made, we cannot predict the result. We and BT have agreed to use commercially reasonable efforts to obtain as promptly as reasonably practicable all consents and waivers of any governmental entity or any other person required in connection with the merger. These commitments are subject to limitations as set forth in the merger agreement.

Paying Agent

                     will act as the paying agent for the payment of the merger consideration.

Appraisal Rights

Under Delaware law, stockholders who do not wish to accept the $2.06 per share cash consideration payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the merger consideration of $2.06 per share. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to approve and adopt the merger agreement;

•	you must deliver a written demand to us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to approve and adopt the merger agreement occurs at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger. A stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.

Merely voting against the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to approve and adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. See “The Merger—Appraisal Rights” on page 51 for a description of the procedures that you must follow in order to exercise your appraisal rights.

Dissenting stockholders who properly perfect their appraisal rights will only receive the judicially-determined fair value of their shares if one or more dissenting stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision.

Annex F to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this proxy statement?

A:	We have entered into a merger agreement with British Telecommunications plc, or BT, a company incorporated in England and Wales. Under the merger agreement, Infonet will become a wholly-owned subsidiary of BT and holders of our Class A or Class B common stock will be entitled to receive $2.06 in cash per share, without interest. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our stockholders must vote to approve and adopt the merger agreement. This proxy statement contains important information about the merger and the merger agreement. You should read this proxy statement and the annexes carefully. The enclosed proxy card allows you, as an Infonet stockholder, to vote your shares without attending the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will take place at on , 2005, at a.m.

Q:	What matters will be voted on at the special meeting?

A:	You will vote on a proposal to approve and adopt the merger agreement.

Q:	As a stockholder, what will I be entitled to receive in the merger?

A:	You will be entitled to receive $2.06 in cash, without interest, for each share of our Class A or Class B common stock that you own immediately prior to the completion of the merger, unless you perfect your appraisal rights under Delaware law.

Q:	If I also hold options to purchase shares of Infonet Class B common stock, how will my options be treated in the merger?

A:	All outstanding options to purchase shares of our Class B common stock, whether vested or unvested, will be canceled and converted into the right to receive a cash payment, without interest, equal to the excess, if any, of $2.06 over the per share exercise price of the option, multiplied by the number of shares of our Class B common stock subject to the option, less any applicable withholding taxes.

Q:	Who can vote and attend the special meeting?

A:	All stockholders as of the close of business on , the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date.

Q:	Is the merger contingent upon BT obtaining financing?

A:	No. The completion of the merger is not contingent upon BT obtaining financing. BT has represented to us that it has access to, and will have at closing, sufficient funds available to complete the merger.

Q:	How does our board of directors and the independent special committee of our board of directors recommend that I vote?

A:	Both our board of directors and the independent special committee of our board of directors recommend that you vote “FOR” the proposal to approve and adopt the merger agreement.

Q:	Why is our board of directors and the independent special committee of our board of directors recommending that I vote “FOR” the proposal to approve and adopt the merger agreement?

A:	Our board of directors and the independent special committee of our board of directors carefully reviewed and considered the terms and conditions of the merger agreement and proposed merger. Based on this review, our board of directors and the independent special committee determined that the merger is fair to and in the best interests of Infonet and our stockholders and declared the merger to be advisable to our stockholders. In reaching their decisions to approve the merger agreement and the merger and to recommend the approval and adoption of the merger agreement by our stockholders, our board of directors and the independent special committee of our board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the merger agreement and the transactions contemplated by the merger agreement. Our board of directors and the independent special committee of our board of directors also considered each of the items set forth on pages 35 through 37 under “The Merger—Recommendation of Our Independent Special Committee and Board of Directors; Our Reasons for the Merger—Reasons for the Merger.”

Q:	What function did the independent special committee serve with respect to the merger and who are its members?

A:	The principal function of the special committee of independent directors with respect to the merger was to protect your interests from potential conflicts of interest of our executive officers, directors and principal stockholders in evaluating and negotiating the merger agreement and considering other strategic alternatives available to us. The special committee is composed of directors who are independent of Infonet and independent of the six holders of our Class A common stock: Bruce A. Beda, Timothy P. Hartman, Peter G. Hanelt and Matthew J. O’Rourke. The special committee independently selected and retained legal and financial advisors to assist it in considering the terms and conditions of the merger. For additional information about the independent special committee and its evaluation and review of the merger, see “The Merger—Background of the Merger” on page 22.

Q:	What vote of our stockholders is required to approve and adopt the merger agreement?

A:	We cannot complete the merger without the approval of the holders of two-thirds of the voting power of the outstanding shares of our Class A and Class B common stock, voting together as a single class, and the approval of the holders of 95% of our outstanding Class A common stock. This proxy statement contains important information about the merger and the special meeting, and you should read it carefully. Because the vote is based on the voting power of the total number of shares outstanding rather than the number of votes actually cast, failure to vote your shares and broker non-votes will have the same effect as voting against the merger agreement.

Q:	Have any executive officers or directors of Infonet agreed to vote in favor of the approval and adoption of the merger agreement as stockholders?

A:	Yes. José Collazo, our Chief Executive Officer, President and Chairman, Akbar Firdosy, our Vice President and Chief Financial Officer, and Paul Galleberg, our Senior Vice President, General Counsel and Secretary, have entered into stockholder agreements with BT under which they have agreed to vote their shares of our Class B common stock, representing in the aggregate approximately % of the voting power of our outstanding common stock, in favor of the approval and adoption of the merger agreement. For additional information about the stockholder agreements, see “The Merger—Description of the Stockholder Agreements” on page 45. A form of the stockholder agreement signed by each of Messrs. Collazo, Firdosy and Galleberg is attached to this proxy statement as Annex D.

Q:	Have any other stockholders of Infonet agreed to vote in favor of the approval and adoption of the merger agreement?

A:	Yes. Each of the six holders of our Class A common stock, consisting of KDDI Corporation, KPN Telecom B.V., Swisscom AG, Telefonica International Holding B.V., TeliaSonera AB and Telstra Corporation Limited have also entered into stockholder agreements with BT under which they have agreed to vote their shares of our common stock in favor of the approval and adoption of the merger agreement. As of the record date, these six stockholders held an aggregate of 161,403,358 shares of our Class A common stock and shares of our Class B common stock, representing all of our outstanding Class A common stock and approximately % (and, together with Messrs. Collazo, Firdosy and Galleberg, approximately %) of the voting power of our outstanding common stock. The affirmative vote of these stockholders is sufficient for the approval and adoption of the merger agreement. For additional information about the stockholder agreements, see “The Merger—Description of the Stockholder Agreements” on page 45. A form of the stockholder agreement signed by each of the holders of our Class A common stock is attached to this proxy statement as Annex E.

Q:	Is the approval of the BT stockholders required to effectuate the merger?

A:	No. BT may complete the merger without obtaining the approval of its stockholders.

Q:	How many votes am I entitled to cast for each share of Infonet common stock I own?

A:	For each share of our Class B common stock you own on , the record date for the special meeting, you may cast one vote on each matter voted upon at the special meeting. For each share of our Class A common stock that you own on the record date, you may cast ten votes on each matter voted upon at the special meeting.

Q:	How do I cast my vote?

A:	If you were a holder of record on , you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope.

If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the approval and adoption of the merger agreement.

Q:	How do I cast my vote if my Infonet shares are held in “street name” by my bank, broker or another nominee?

A:	If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. This will have the same effect as voting against the approval and adoption of the merger agreement. Please refer to the voting instruction card provided by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against the approval and adoption of the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by delivering a later-dated, signed proxy card to our corporate secretary or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to our corporate secretary prior to the vote at the special meeting. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What rights do I have if I oppose the merger?

A:	Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they deliver a written demand for an appraisal to us prior to the vote on the approval and adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. Dissenting stockholders who properly perfect their appraisal rights will only receive the judicially-determined fair value of their shares if one or more dissenting stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision. For additional information about appraisal rights, see “The Merger—Appraisal Rights” on page 51.

Q:	Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of $2.06 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $2.06 per share and your adjusted tax basis in that share.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” on page 55 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	Should I send in my share certificates now?

A:	No. Promptly after the merger is completed, you will be sent written instructions for exchanging your share certificates for your cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions.

Q:	When do you expect the merger to be completed?

A:

We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the first half of 2005. However, we cannot predict the exact timing of the completion of the merger because the merger is subject to various approvals, including clearance by the Antitrust Division and the FTC, the required approval by the FCC and, if required, any approvals under Council Regulation No. 139/2004. We have also made and will continue to make or obtain certain reports, filings, registrations, consents, approvals, permits, authorizations and notices with, to or from state or foreign governmental entities regulating telecommunications businesses.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Infonet Services Corporation

Investor Relations

2160 East Grand Avenue, El Segundo, California 90245

Tel: (310) 335-2600

E-mail: irideas@infonet.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “believe,” “will,” “may,” “should,” “would,” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements are based on current expectations and projections about future events and are subject to risk, uncertainties, and assumptions about our company, economic and market factors and the industry in which we do business and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statements.

In any forward-looking statements in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	our ability to obtain the stockholder and regulatory approvals required for the merger;

•	the occurrence or non-occurrence of the other conditions to the closing of the merger;

•	the timing of the closing of the merger and receipt by stockholders of the merger consideration;

•	uncertainty concerning the effects of our pending transaction with BT;

•	the effects of vigorous competition in the markets in which we operate and competition for more valuable customers;

•	uncertainty concerning the growth rate for the telecommunications industry in general;

•	our ability to enter into agreements to provide services throughout the world and the cost of entering new markets necessary to provide these services;

•	our ability to effectively develop and implement new services, offers, and business models and the possible impact of those services and offers on our business;

•	the ongoing global and U.S. trend towards consolidation in the telecommunications industry, which may have the effect of making our competitors larger and better financed and give these competitors more extensive resources, improved buying power, and greater geographic reach, allowing them to compete more effectively;

•	the requirements imposed on us or latitude allowed to competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations, both in the United States and abroad;

•	our ability to establish a significant market presence in new geographic and service markets;

•	the availability and cost of capital and the consequences of increased leverage;

•	the risks and uncertainties associated with the acquisition and integration of businesses and operations;

•	the risk of insolvency of customers, and others with whom we do business;

•	the risk of equipment failure, natural disasters, terrorist acts, or other breaches of network or IT security; and

•	the additional risks and uncertainties not presently known to us or that we currently deem immaterial.

You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as we are required to do by law.

THE INFONET SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at                      on                     , 2005, at          a.m.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock on                     , to consider and vote on the following proposals:

1. To approve and adopt the Agreement and Plan of Merger, dated as of November 8, 2004, by and among Infonet Services Corporation, a Delaware corporation, British Telecommunications plc, a company incorporated in England and Wales, and Blue Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of British Telecommunications plc; and

2. To transact any other business as may properly come before the special meeting.

Recommendation of Our Independent Special Committee and Board of Directors

The independent special committee of our board of directors and our board of directors have determined that the terms of the merger agreement are fair to and in the best interests of Infonet and our stockholders and have declared the merger to be advisable to our stockholders.

Both the independent special committee of our board of directors and our board of directors recommend that our stockholders vote “FOR” the approval and adoption of the merger agreement. See “The Merger—Recommendation of Our Independent Special Committee and Board of Directors; Our Reasons for the Merger—Reasons for the Merger.”

Record Date; Stockholders Entitled to Vote

Only holders of record of our Class A or Class B common stock at the close of business on                     , the record date, are entitled to notice of and to vote at the special meeting. On that date, there were 161,403,358 shares of our Class A common stock, held by six holders of record, and                      shares of our Class B common stock, held by approximately                      holders of record, outstanding and entitled to vote. Holders of record of our Class B common stock on the record date are entitled to one vote per share at the special meeting on each proposal, and holders of record of our Class A common stock on the record date are entitled to ten votes per share at the special meeting on each proposal. A list of our stockholders will be available for review for any purpose germane to the special meeting at our executive offices and principal place of business during regular business hours for a period of ten days before the special meeting and will also be available at the special meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the presence, either in person or represented by proxy, of the holders of a majority of the voting power of our outstanding Class A and Class B common stock entitled to vote, voting together as a single class. Abstentions and “broker non-votes”, discussed below, count as present for establishing a quorum.

We cannot complete the merger without the approval of the holders of two-thirds of the voting power of the outstanding shares of our Class A and Class B common stock, voting together as a single class, and the approval of the holders of 95% of our outstanding Class A common stock. Because the vote is based on the voting power of the total number of shares outstanding, rather than the number of actual votes cast, failure to vote your shares and broker non-votes will have the same effect as voting against the merger agreement.

Voting by Our Directors and Executive Officers

At the close of business on the record date, our directors and executive officers owned and were entitled to vote approximately     % of the voting power of our common stock outstanding on that date. José Collazo, our Chief Executive Officer, President and Chairman, Akbar Firdosy, our Vice President and Chief Financial Officer, and Paul Galleberg, our Senior Vice President, General Counsel and Secretary, have entered into stockholder agreements with BT under which each stockholder has agreed to vote his shares of our Class B common stock, representing approximately     % of the voting power of our outstanding common stock, in favor of the approval and adoption of the merger agreement. See “The Merger—Description of the Stockholder Agreements” on page 45.

Voting by Our Stockholders

At the close of business on the record date, the six holders of our Class A common stock, consisting of KDDI Corporation, KPN Telecom B.V., Swisscom AG, Telefonica International Holding B.V., TeliaSonera AB and Telstra Corporation Limited owned and were entitled to vote approximately     % of the voting power of our common stock outstanding on that date. Each of them has entered into a stockholder agreement with BT under which each has agreed to vote its shares of our common stock in favor of the approval and adoption of the merger agreement. As of the record date, these stockholders held an aggregate of 161,403,358 shares of our Class A common stock and                      shares of our Class B common stock, representing all of our outstanding Class A common stock and approximately     % of the total voting power of our outstanding common stock. The affirmative vote of these stockholders is sufficient for the approval and adoption of the merger agreement. See “The Merger—Description of the Stockholder Agreements” on page 45.

Voting; Proxies

You may vote by proxy or in person at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Voting by Proxy

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement.

Only shares affirmatively voted for the approval and adoption of the merger agreement, and properly executed proxies that do not contain voting instructions, will be counted as favorable vote for the proposal. Shares of our common stock held by persons attending the special meeting but abstaining from voting, and shares of our common stock for which we received proxies directing an abstention, will have the same effect as votes against the approval and adoption of the merger agreement. Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, but those proxies will have the same effect as votes against the approval and adoption of the merger agreement. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. Under the terms of our certificate of incorporation and bylaws, the affirmative vote of the parties to the stockholder agreements is sufficient for the approval and adoption of the merger agreement.

Other Business

We do not expect that any matter other than the proposal to approve and adopt the merger agreement will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our secretary with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Solicitation of Proxies

We are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock held by them and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full at Annex F to this proxy statement. Dissenting stockholders who properly perfect their appraisal rights will only receive the judicially-determined fair value of their shares if one or more dissenting stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision. For more information on appraisal rights see below under “The Merger—Appraisal Rights”.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Infonet special meeting, please contact:

Infonet Services Corporation

Investor Relations

2160 East Grand Avenue, El Segundo, California 90245

Tel: (310) 335-2600

E-mail: irideas@infonet.com

APPROVAL OF THE MERGER AGREEMENT

THE MERGER

Introduction

We are asking our stockholders to approve and adopt the merger agreement. If we complete the merger, we will become a wholly-owned subsidiary of British Telecommunications plc, and our stockholders will have the right to receive $2.06 in cash, without interest, for each share of our Class A or Class B common stock that is outstanding at the effective time of the merger.

The Companies

Infonet Services Corporation

We provide cross-border managed voice and data communications services to over 2,600 multinational enterprises. Of these enterprises, over 2,000 are our clients, including 33% of Fortune’s Global 500 for 2004, and we service the remainder indirectly through our alternate channels, which consist of major international telecommunications carriers and value-added resellers. Our network, which we refer to as The World Network, can be accessed from over 180 countries and territories, making it one of the world’s largest secure data communications networks in terms of geographic coverage.

We use The World Network to provide managed global data and communications services to our clients, an advantage over service providers that do not control and operate an extensive global network. Our country representatives actively provide our services in over 70 countries and territories and have strong working relationships with leading local telecommunications providers in these locations. Our diverse client base is comprised of multinational enterprises that require cross-border managed data and communications services.

We are a Delaware corporation and we were incorporated in March 1988. Our principal executive offices are located at 2160 East Grand Avenue, El Segundo, California 90245, and our telephone number there is (310) 335-2600.

British Telecommunications plc (BT)

BT, a company incorporated in England and Wales, is a wholly-owned subsidiary of BT Group plc and holds substantially all businesses and assets of the BT Group.

The BT Group is an integrated group of businesses providing global voice and data services, particularly in the United Kingdom and Europe, but also in the Americas and the Asia Pacific region. The BT Group is the United Kingdom’s largest communications services provider to the residential and business markets and is one of the world’s leading providers of communications solutions. Its principal activities include Information and Communications Technology (ICT) solutions, local, national and international communications services, higher-value broadband and Internet products and services and IT solutions.

BT was incorporated in April 1984, its principal executive offices are located at the BT Centre, 81 Newgate Street, London EC1A 7AJ, England, and its telephone number there is +44 20 7356 5000.

Blue Acquisition Corp.

Blue Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of BT Telecommunications plc. Blue Acquisition Corp. was organized solely for the purpose of entering into the merger agreement with Infonet and completing the merger and has not conducted any business operations other than those incident to its formation.

Blue Acquisition Corp.’s principal executive offices are located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and its telephone number there is (800) 677-3394. If the merger is completed, Blue Acquisition Corp. will cease to exist following its merger with and into Infonet.

Background of the Merger

Beginning in 2000, our board of directors and management engaged in an ongoing strategic review of our market position and business prospects. As part of this review, our board has evaluated a variety of potential strategic alternatives to maximize stockholder value, including pursuing internal growth strategies and evaluating potential acquisitions. In late 2000, our board determined that we should also consider the effect that a strategic transaction might have on stockholder value.

In early 2001, our board continued its review of strategic alternatives that might provide stockholder value and retained UBS Warburg LLC (now known as UBS Securities) and Merrill Lynch Pierce Fenner & Smith as our financial advisors to assist in this process. Our board directed UBS and Merrill Lynch, in coordination with our senior management, to solicit expressions of interest from third parties regarding a possible business combination with us. In March 2001, we issued a press release announcing that we were exploring strategic alternatives with a view toward assisting our stockholders to monetize their equity holdings in Infonet and our engagement of UBS and Merrill Lynch.

On April 24, 2001, our board of directors formed a special committee composed of independent directors Timothy P. Hartman and Matthew J. O’Rourke to evaluate and review any proposals received from third parties regarding potential strategic transactions.

Over the next several months, we entered into confidentiality agreements with approximately 15 companies. Several of these companies provided us with preliminary indications of interest that ultimately did not result in offers. At a meeting on August 20, 2001, Jose A. Collazo, our Chief Executive Officer, informed our board that we had not received any offers. At this meeting, our board determined to discontinue its exploration of potential strategic transactions. In August 2001, we issued a press release announcing that we had not received any offers and that we were terminating the active process of exploring a potential strategic transaction. Our board disbanded the special committee that had been formed in connection with this process, but instructed management to keep the board apprised of any further indications of interest we might receive.

During the fall of 2001, our management identified selected financial investors that might be interested in a possible transaction with Infonet. In late 2001, at our board’s direction, UBS and our management approached approximately 13 potential financial investors, approximately 11 of which entered into confidentiality agreements with us. One of the potential financial investors provided a preliminary indication of interest in February 2002, but our board did not believe that the preliminary indication of interest suggested a value that was worth pursuing.

At a meeting on February 26, 2003, our board discussed a wide range of potential strategic alternatives to maximize stockholder value, including internal growth strategies, acquisitions of other companies and businesses and potential strategic transactions, including but not limited to the sale of Infonet. Our board established a special strategic committee to assist it in exploring and evaluating strategic alternatives in the coming fiscal year. The special strategic committee engaged a management consulting firm to assist the committee in its evaluation of our strategic planning activities and requested that the management consulting firm prepare a report on our strategic alternatives, with a primary focus on internal growth strategies and potential acquisition candidates.

At a meeting on August 19 and 20, 2003, our board received a presentation by the management consulting firm regarding potential internal growth strategies and the pursuit of growth through strategic acquisitions. Based on this presentation, our board concluded that our prospects for internal growth were limited primarily by our scale relative to our major competitors and by market forces. Our board also concluded that, while our best option for growth would be through a strategic transaction, it would need to consider carefully the operating performance of any acquisition candidate and the size of any potential acquisition. Our board further concluded that, based upon the facts available, known acquisition candidates would not provide a transaction that would be acceptable for our business and that we should give significant consideration to a transaction in which we would be acquired by a larger company in order to maximize stockholder value. Following the presentation, the members of the special strategic committee expressed their view that it was premature to make any specific proposals to companies that might be interested in being acquired by us. The board also authorized management to again engage in general preliminary dialogue with companies that might be interested in acquiring us. Following this meeting, management undertook an internal review to determine our optimal size and presented the results of this review to our board of directors in September 2003, concluding that no reasonably likely potential acquisition by us would allow us to achieve desirable economies of scale.

On November 20, 2003, we again engaged UBS to serve as our financial advisor to assist us in exploring potential strategic alternatives. Our senior management instructed UBS to contact a broad range of parties that might be interested in exploring an acquisition of us. UBS and our management contacted 25 strategic and financial parties. These parties were selected because of their strategic fit, their financial capacity or the preliminary interest they had previously expressed in completing a transaction with Infonet. Of that group, 11 parties expressed interest in performing preliminary diligence and executed confidentiality agreements with us. We subsequently provided each of these parties with a package of information regarding Infonet and its business. After reviewing the confidential information provided by us, four parties expressed preliminary interest in pursuing a strategic transaction.

On January 9, 2004, Mr. Collazo sent a letter to Ben Verwaayen, Chief Executive Officer of BT Group plc, informing BT that our board of directors and Class A stockholders were exploring strategic alternatives with a view to achieving flexibility for our business and liquidity for our stockholders. Mr. Collazo observed that a combination of BT’s businesses with ours might be a good fit. In response to this letter, on January 25, 2004, Andy Green, Chief Executive Officer of BT Global Services, met with Mr. Collazo in San Francisco to discuss a potential strategic transaction between us and BT. On February 20, 2004, Mr. Green expressed BT’s interest in exploring a transaction with us.

At a meeting on February 25, 2004, our senior management updated our board on the status of discussions with potential strategic partners that senior management had undertaken at the direction of the board in its August 2003 meeting.1 Mr. Collazo advised our board that preliminary discussions were occurring with four parties and that each of these parties had signed confidentiality agreements. Mr. Collazo reported that he had also engaged in preliminary discussions with BT and that he expected BT to execute a confidentiality agreement and begin more formal diligence very shortly. Mr. Collazo also reported that each of the interested parties, including BT, had raised Infonet’s dual class capital structure (including the rights granted under an existing stockholder agreement among Infonet and the holders of our Class A common stock, giving each holder of our Class A common stock the right to block the sale of Infonet to a third party) as a substantial issue that would need to be overcome in any strategic transaction with Infonet. Our board authorized Mr. Collazo to continue to engage in dialogue with companies interested in exploring strategic activities with us and, where appropriate, to enter into additional confidentiality agreements. The board also authorized Mr. Collazo to discuss with the holders of our Class A common stock their respective interests in our pursuing a strategic business combination.

To facilitate continuing discussions, on February 27, 2004, we and BT executed a confidentiality agreement pursuant to which we each agreed to keep confidential any information received in the course of conducting diligence investigations and negotiating a possible strategic transaction.

During the first five months of 2004, we also continued discussions with the four parties other than BT that had indicated an interest in exploring a strategic transaction with us. Each of these companies met with our management and engaged in preliminary diligence reviews of our business during this time. However, following these discussions and investigations, none of these other parties provided a proposal for a transaction with us.

[1]	Eric de Jong, a member of our board of directors, has been unable to participate in board meetings due to illness since the beginning of 2004 and did not participate in any discussions relating to the merger agreement with BT or its negotiations.

On March 15, 2004, executives from BT, including Mr. Green and Peter Cross, BT’s Director of Corporate Finance, met with Mr. Collazo, John Hoffman, our Executive Vice President, Communications Sales and Services, and Paul Hibbert, our Chief Technology Officer, by video conference to discuss our business operations. Following that discussion, BT indicated that it was interested in continuing to explore an acquisition of us.

On April 14, 2004, representatives from BT met with Infonet representatives in New York to discuss various aspects of our business, including sales and distribution, network technology, products and finance.

On April 15, 2004, Paul Galleberg, our Senior Vice President, General Counsel and Secretary, together with representatives from UBS, met in London with representatives from KPN Telecom B.V., Swisscom AG, Telefonica International Holding B.V., and TeliaSonera AB, each a holder of our Class A common stock, to discuss the role that holders of our Class A common stock might have in the potential transaction.

In April 2004, Bruce A. Beda, Timothy P. Hartman, Peter G. Hanelt and Matthew J. O’Rourke, members of our board that are independent of Infonet and our Class A stockholders, suggested that a special committee composed of these directors be formed for the purpose of evaluating proposals received from third parties with respect to strategic alternatives, including any merger or business combination with Infonet. These four directors sought the advice of independent legal counsel, Cadwalader, Wickersham & Taft LLP, as to whether a special committee of the Infonet board was warranted. These directors subsequently retained Cadwalader, Wickersham & Taft LLP to advise them on issues related to a possible strategic transaction.

From May 2004 through mid-June 2004, representatives from BT and Infonet met several times in El Segundo, California, and London to discuss our business operations. Beginning on May 8, 2004, we also provided BT with access to data rooms in London, El Segundo and New York containing diligence materials regarding our legal and business operations. As part of BT’s initial diligence review, between May 12 and May 14, 2004, a team from BT visited our network operations center in El Segundo, California to discuss how those operations would complement BT’s operations. Between May 18 and 20, 2004, a team from BT conducted an initial commercial and legal diligence review of our business at the offices of our outside legal counsel, Latham & Watkins LLP, in London. As part of these meetings, Mr. Collazo met with Mr. Verwaayen on May 19, 2004 to confirm BT’s interest in potentially acquiring Infonet.

BT retained N M Rothschild & Sons Limited and Rothschild Inc. to act as its financial advisor and Allen & Overy LLP as its external legal advisor in connection with the possible acquisition of Infonet.

On June 2, 2004, Mr. Cross indicated in a telephone conversation with representatives of UBS that BT might be in a position in advance of our board meeting scheduled for June 23, 2004 to make a non-binding proposal to acquire us, subject to further diligence and our entering into an exclusivity and opportunity fee agreement with BT.

At a regular telephonic meeting of our board on June 14, 2004, Mr. Collazo reported the results of management’s continuing discussions with BT. Mr. Collazo also reported that no other companies continued to express interest in engaging in discussions regarding an acquisition of us.

On June 15, 2004, representatives of BT and Rothschild discussed our fiscal year 2004 financial results with Akbar Firdosy, our Vice President and Chief Financial Officer. Also on June 15, 2004, Mr. Collazo communicated to Mr. Green that in connection with the offer that Mr. Green indicated might be forthcoming from BT, Mr. Collazo believed that our Class A stockholders would agree to approve a transaction with BT so long as BT was willing to pay maximum value for Infonet’s shares.

On June 16, 2004, BT submitted a non-binding written proposal for BT to acquire Infonet that valued us at $580 million on a debt-free, cash-free basis, or approximately $2.06 per share assuming that we would have a

$375 million cash balance at the time of the transaction. BT indicated that its offer was subject to, among other things, BT’s completion of further diligence, BT’s reaching satisfactory arrangements with holders of our Class A common stock regarding appropriate trading and partnership arrangements in their respective territories, BT’s obtaining comfort from our largest customers regarding their ongoing commercial arrangements with us and BT’s agreeing upon satisfactory employment contracts with key Infonet personnel. BT indicated that it would be unwilling to dedicate the time and resources necessary to complete its diligence and to continue discussions with us if we were to continue to negotiate with other parties, and proposed that we grant BT the exclusive right to negotiate a transaction with us for a period of 90 days from the date of the written proposal. BT also expressed its view that our dual class capital structure (which would permit any one of our Class A stockholders to veto a transaction) made it too risky to devote further time and resources to the transaction without an indication of our and each Class A stockholder’s interest in pursuing a transaction with BT. BT accordingly stated that, in order for discussions to proceed, we had to agree to use our best efforts to facilitate reasonable diligence requests from BT, to use our best efforts to cause holders of our Class A common stock to execute agreements to vote in favor of the proposed transaction and, subject to certain exceptions, not to disclose that negotiations with BT were occurring. For the same reason, BT also conditioned its willingness to proceed with a transaction upon receipt of an agreement by us to pay BT an opportunity fee equal to $14.0 million in the event that (i) our management or our representatives breached their exclusivity, confidentiality or best efforts obligations or (ii) by September 30, 2004, BT made an offer to acquire us on customary terms at a transaction value at least equal to the value indicated in BT’s June 16, 2004 letter to us and either (x) we subsequently failed or refused to accept BT’s offer or (y) any of our Class A stockholders refused to enter into an agreement to vote its shares in favor of BT’s offer or refused to enter into an agreement for appropriate trading and partnership arrangements in the Class A stockholder’s territory.

Following receipt of BT’s proposal, Mr. Collazo sent a letter to Mr. Green on June 16, 2004, indicating our interest in pursuing a transaction with BT and that our management would present BT’s non-binding offer to our board. Our management subsequently informed our board and the holders of our Class A common stock of BT’s proposal.

On June 18, 2004, Latham & Watkins LLP provided Allen & Overy LLP with our revisions to the proposed exclusivity and opportunity fee agreement, including that (i) the exclusive negotiating period be 65 days, (ii) any opportunity fee payable by Infonet be limited to a reimbursement of BT’s internal and external costs incurred during the exclusive negotiating period, not to exceed a mutually agreeable cap and (iii) each holder of our Class A common stock be responsible for paying the opportunity fee, but only if (x) such Class A stockholder breached the exclusivity provisions or failed to approve a qualifying offer made by BT prior to August 31, 2004 or (y) our board failed to approve a transaction with BT that had been approved by an independent special committee. Mr. Collazo also asked Mr. Green separately to clarify various provisions in BT’s proposal, including the type of trading arrangements with our Class A stockholders that BT would seek and the identity of key Infonet personnel that BT would seek to retain through employment contracts. On June 21, 2004, Mr. Green responded that BT would not be in a position to provide greater clarification until it had completed its diligence review.

On June 20, 2004, Allen & Overy LLP responded on behalf of BT that reducing the exclusivity period to 65 days would be acceptable but that the remainder of our proposals would not be acceptable to BT. Thereafter, members of our board and management met with representatives of the six holders of our Class A common stock to discuss the proposed exclusivity and opportunity fee agreement. Significant discussions ensued between representatives of Infonet, representatives of the holders of our Class A common stock, Morris, Nichols, Arsht and Tunnell LLP, our outside Delaware counsel, and Cadwalader, Wickersham & Taft LLP, counsel to the independent members of our board. Following these discussions, Messrs. Galleberg and Collazo engaged in discussions with Mr. Cross and other representatives from BT regarding the terms of the proposed exclusivity and opportunity fee agreement.

Our board considered BT’s proposal on June 22, 2004. During the course of the board’s deliberations, a representative of Latham & Watkins LLP discussed the board’s fiduciary duties under Delaware law with respect to the various courses of action under consideration by the board. UBS discussed preliminary valuation parameters that our board might consider in evaluating Infonet and reviewed with our board the process conducted to solicit indications of interest from third parties and the results of that process. At the conclusion of these discussions, our board determined that it was in our and our stockholders’ best interests to permit management to continue providing BT with additional diligence information regarding our business and to engage in exclusive discussions with BT for a limited period.

On June 23, 2004, our board formally established an independent special committee comprising Messrs. Beda, Hartman, Hanelt and O’Rourke to represent the interests of all Infonet stockholders. Our board authorized the independent special committee to oversee management’s evaluation and review of the identities of and proposals received from third parties with respect to strategic alternatives, including any merger or business combination involving Infonet, and our management’s negotiation of the terms of any such proposal and recommendation of action to our full board with respect to any such proposal. The independent special committee thereafter formally retained Cadwalader, Wickersham & Taft LLP as its independent legal counsel.

On June 30, 2004, Allen & Overy LLP delivered a revised draft of the exclusivity and opportunity fee agreement on behalf of BT. Our management consulted with members of our board and with representatives of our Class A stockholders on the revised draft. The revised draft continued to provide for an opportunity fee of $14 million but provided, as requested by us, that it would be payable by the Class A stockholders instead of us under conditions similar to those set forth in the initial draft of the proposed exclusivity and opportunity fee agreement. Following evaluation of BT’s revised draft, our Class A stockholders agreed with our management that the proposed opportunity fee was too high and should be limited to BT’s actual expenses incurred during the exclusivity period in the event a formal agreement with Infonet could not be reached. Our Class A stockholders also indicated their view that the opportunity fee should be payable by Infonet, not by the Class A stockholders, as a transaction with BT would benefit all of our stockholders equally. One of our Class A stockholders, KDDI Corporation, indicated that it was still considering whether it was willing to sell its shares or whether it would prefer to maintain an ownership interest in us. On July 2, 2004, Mr. Galleberg conveyed to BT and Allen & Overy LLP the position of our management and Class A stockholders, as well as KDDI’s hesitation to support a transaction with BT.

On July 7, 2004, at a meeting of the independent special committee, Mr. Collazo updated the independent special committee on the status of negotiations with BT. The independent special committee also discussed the advisability of retaining an independent financial advisor to advise the committee on, among other things, the fairness from a financial point of view of the potential transaction with BT to the holders of our Class B common stock.

During this time, each of our Class A stockholders other than KDDI had informally indicated its support for a transaction with BT and the draft exclusivity and opportunity fee agreement. However, the parties did not want to move forward without a formal indication from KDDI that it would support the transaction. On July 7, 2004, representatives of BT met with KDDI in London to discuss the commercial arrangements that the parties might be willing to enter into if BT were to acquire us, including distribution arrangements that would be more favorable to Infonet than those currently in place. In addition, BT and KDDI discussed their desire to enter into a global outsourcing joint venture with KDDI to allow them to better address the global outsourcing needs of Japanese multinational corporations. Further negotiations of BT’s proposed exclusivity and opportunity fee agreement were deferred pending a formal indication from KDDI that it would support a transaction with BT on the terms proposed.

On July 9, 2004, Mr. Collazo sent a letter to Mr. Green indicating that each Class A stockholder other than KDDI had indicated its support of a transaction with BT but that the Class A stockholders and Infonet could not accept an opportunity fee of $14 million. Mr. Collazo also indicated that the Class A stockholders generally wanted KDDI to express its support for the transaction before engaging in further discussions on the exclusivity and opportunity fee agreement.

Representatives of BT again met with KDDI on July 12, 2004 in Tokyo to further discuss the commercial arrangements that the parties might be willing to enter into if BT were to acquire us.

On July 13, 2004, following another update by Mr. Collazo on the progress of negotiations between us and BT and between BT and KDDI, the independent special committee of our board interviewed representatives from three financial advisors and selected Banc of America Securities LLC as its independent financial advisor. On July 20, 2004, Mr. Collazo again updated the independent special committee on negotiations with BT regarding the exclusivity and opportunity fee agreement.

On July 29, 2004, Mr. Collazo informed Mr. Cross that, in order to induce BT to proceed with its diligence investigation, we would agree to provide BT with an exclusive negotiating period through September 30, 2004 and that we would be willing to enter into an agreement that provided for the payment of an opportunity fee in the amount of $6.0 million under the circumstances proposed by BT. Mr. Cross replied on July 30, 2004 that BT would be willing to accept an agreement that provided for an opportunity fee of $7.0 million payable by us under the previously discussed conditions. Mr. Cross also indicated BT’s view that the exclusivity and opportunity fee agreement should take effect on a mutually acceptable outside date unless KDDI had indicated by then that it would not provide support for the transaction. Because BT did not wish to begin its diligence investigation until it had KDDI’s support, from July 30, 2004 to August 16, 2004, the parties discussed how the exclusivity and opportunity fee agreement should be constructed to take into consideration that KDDI had not yet indicated its support for the transaction.

From July 16, 2004 to August 16, 2004, Mr. Collazo and Mr. Galleberg regularly updated our board (including the members of our board composing the independent special committee) on the status of discussions with BT, KDDI and each of the other Class A stockholders.

On August 5, 2004, Mr. Collazo again provided an update to the independent special committee on the status of negotiations with BT regarding the exclusivity and opportunity fee agreement, and informed the independent special committee that each Class A stockholder other than KDDI had indicated that it was in favor of pursuing a transaction with BT.

On August 7 and again on August 18, 2004, BT met with KDDI to discuss further the commercial arrangements the parties might enter into if BT were to acquire us.

On August 12, 2004, Cadwalader, Wickersham & Taft LLP updated the independent special committee on the terms of the exclusivity and opportunity fee agreement then proposed by us and the fiduciary duties of the members of our board, including the independent special committee, in determining whether to approve the exclusivity and opportunity fee agreement.

At a special telephonic meeting of our board held on August 16, 2004, our board discussed the terms and conditions of a revised exclusivity and opportunity fee agreement with our management and with representatives of Latham & Watkins LLP, Cadwalader, Wickersham & Taft LLP and UBS. The board again reviewed the matters discussed in its June 22, 2004 meeting, including the process conducted to contact potentially interested companies, the results of that process and preliminary valuation parameters with respect to our business. UBS indicated that, while it had not been asked to opine as of that date as to the fairness from a financial point of view of a particular price, it expected that it would be able to provide such an opinion in the event that BT ultimately made an offer to purchase Infonet at a price of $2.06 per share in cash. Following this discussion, our board approved our entering into an exclusivity and opportunity fee agreement providing for an exclusive negotiating period through October 29, 2004, the ability of our board to engage in discussions with an unsolicited bidder during the exclusivity period to the extent required by law and the payment of a $7.0 million opportunity fee under the circumstances described above, provided that the parties designate in advance a list of characteristics that would constitute a qualifying offer by BT for purposes of determining whether BT would be eligible to receive the opportunity fee. The board also required that the proposed exclusivity and opportunity fee agreement provide that a qualifying offer would indicate a price of $2.06 per share regardless of our cash or debt levels existing upon the completion of the transaction.

Following communication of our position to BT, Mr. Cross responded later that day that allowing our board to engage in discussions with unsolicited bidders during the exclusivity period was not acceptable to BT and that BT was not in a position to negotiate each term of a qualifying offer in advance; in BT’s view, this would be more appropriately addressed in the definitive agreements that remained to be negotiated between the parties. The following day, Mr. Cross indicated BT’s agreement that, in order to trigger the payment of the opportunity fee, a qualifying offer would be an offer at $2.06 per share regardless of our cash or debt levels existing upon the completion of the transaction. On August 18, 2004, Mr. Collazo, Mr. Galleberg and representatives from Latham & Watkins LLP met in London with representatives from BT and Allen & Overy LLP to finalize the terms of the exclusivity and opportunity fee agreement. On August 19, 2004, our board of directors approved the final exclusivity and opportunity fee agreement and the agreement was signed. This agreement provided BT the exclusive right to negotiate a business combination with us until October 29, 2004. The final exclusivity and opportunity fee agreement also provided that we would pay BT an opportunity fee of $7.0 million in the event that (i) our management or representatives breached the exclusivity or confidentiality obligations contained in the exclusivity and opportunity fee agreement or (ii) by October 29, 2004 (x) BT made an offer to acquire us on qualifying terms, including a price per share equal to $2.06 per share (but without restrictions on the cash or debt amounts that we would be required to have available at the completion of the transaction) and (y) we subsequently refused to accept BT’s offer or any holder of our Class A common stock refused to enter into an agreement to vote its shares in favor of the transaction with BT. The final exclusivity and opportunity fee agreement also provided that the exclusivity period would terminate if either KDDI or BT indicated that it had terminated its discussions with the other. BT indicated that it would not commence its diligence investigation until KDDI confirmed its support for a transaction between us and BT.

Following execution of the final exclusivity and opportunity fee agreement, representatives of BT continued to engage in discussions with representatives from KDDI regarding KDDI’s willingness to support BT’s proposed acquisition of us. From August 31 to September 1, 2004, representatives of BT and KDDI met in Tokyo to again discuss potential commercial arrangements the parties might enter into if BT were to acquire us. These discussions were resolved on or about September 9, 2004, when KDDI indicated its support for the proposed transaction with BT.

In September 2004, BT and Allen & Overy LLP commenced a diligence review of our business and our commercial arrangements with our stockholders. On September 2, 2004, BT retained PricewaterhouseCoopers LLP to assist BT in connection with its financial review of our business.

On September 8 and 9, 2004, Messrs. Collazo, Firdosy and Galleberg, together with other members of our management and representatives from Latham & Watkins LLP, met in London with representatives of BT, including Messrs. Green and Cross, Rothschild and Pricewaterhouse Coopers LLP, to discuss the diligence process and our financial performance.

During September and October 2004, representatives of BT and BT’s financial and accounting advisors conducted further diligence at our headquarters in El Segundo, California.

At a meeting of the independent special committee of our board held on September 13, 2004, Mr. Collazo provided an update on the status of BT’s diligence efforts. The independent special committee also discussed with representatives of Banc of America Securities the scope of its representation as independent financial advisor to the special committee and the scope of the fairness opinion that the independent special committee would seek.

On September 28, 2004, BT began meetings with holders of our Class A common stock, meeting with representatives of TeliaSonera to discuss commercial arrangements the parties might be willing to enter into if BT were to acquire us, including distribution arrangements that would be more favorable to Infonet than those currently in place. On September 30, 2004, BT met with representatives of KPN for the same purpose.

On October 5, 2004, Mr. Collazo joined a meeting of the independent special committee to inform it that BT’s diligence investigation was proceeding according to schedule and that he expected to receive preliminary drafts of a merger agreement and related documents by the end of that week or early the following week. The independent special committee also discussed with Banc of America Securities the diligence review of our business that Banc of America Securities had conducted to date.

On October 6, 2004, BT met with representatives of Telefonica to discuss the commercial arrangements the parties might be willing to enter into if BT were to acquire us, including distribution arrangements that would be more favorable to Infonet than those currently in place.

On October 10, 2004, Allen & Overy LLP provided Latham & Watkins LLP with an initial draft of a proposed merger agreement between us and BT and an initial draft of a proposed stockholder agreement to be executed by our Class A stockholders, members of our board of directors and members of our senior management, pursuant to which the parties would agree, among other things, to vote in favor of the merger. The initial draft of the merger agreement did not propose a price at which BT would be willing to acquire us.

From October 10 through October 14, 2004, our senior management, Latham & Watkins LLP, the independent special committee and Cadwalader, Wickersham & Taft LLP reviewed the draft merger agreement and stockholder agreements. These representatives prepared detailed comments to the merger agreement that communicated, among other things, the following positions to BT with respect to the terms of the proposed transaction:

•	any proposed merger consideration would accrue interest if the transaction took longer than six months to complete;

•	our board of directors would retain the right to change its recommendation of the merger at any time if failure to do so could result in a breach of its fiduciary duties;

•	no termination fee would be payable by us in the event that our stockholders voted against the merger unless a competing transaction had been announced or offered at the time of the stockholder vote;

•	no termination fee would be payable by us unless we entered into a competing transaction within 12 months following a termination of the merger agreement;

•	if we were to receive a superior proposal, that BT would have the right to revise its agreement with us for a period of 48 hours, rather than five business days as proposed by BT, so that the proposal would no longer be superior;

•	the closing condition regarding the accuracy of our representations and warranties at closing would be qualified by a material adverse effect standard;

•	the stockholder agreements would terminate immediately upon termination of the merger agreement for any reason; and

•	the break-up fee would equal 3% of our enterprise value (rather than the $40 million requested by BT).

On October 12, 2004, Mr. Collazo met with Mr. Green and other BT representatives in London to discuss key issues raised by the draft stockholder agreement. In particular, Mr. Collazo communicated the independent special committee’s and Class A stockholders’ objection to the requirement in the draft stockholder agreement that the Class A stockholders pay BT any profit (over and above the merger consideration to be received from BT) they might receive in connection with any third party acquisition of us or any increase by BT of the merger consideration. Mr. Collazo also conveyed the Class A stockholders’ objection to the suggestion that specific covenants with respect to our business following the completion of the merger might be added to the stockholder agreement.

At a meeting of the independent special committee on October 13, 2004, Mr. Collazo discussed the draft merger agreement and related documents with the members of the independent special committee and updated them on the status of the negotiations with BT. A representative of Banc of America Securities updated the independent special committee as to the status of its diligence investigation of us.

On October 14, 2004, BT met with representatives of Swisscom to discuss the commercial arrangements the parties might be willing to enter into if BT were to acquire us, including distribution arrangements that would be more favorable to Infonet than those currently in place.

On October 19, 2004, Allen & Overy LLP provided a revised draft of the merger agreement in response to our comments on the initial draft. On October 21, 2004, representatives from Latham & Watkins LLP called representatives from Allen & Overy LLP to express our strong objection that the revised merger agreement proposed by BT would permit our board of directors to withdraw its support of the merger only if we received a superior offer, require us to pay a termination fee if our stockholders did not vote in favor of the merger, regardless of whether a competing transaction had been announced, and permit BT to terminate the merger agreement if it was not satisfied with any condition imposed by regulatory agencies that would need to approve the transaction. The parties also fully discussed the additional provisions of the merger agreement.

On October 20, 2004, the independent special committee convened a meeting at which Mr. Collazo provided an update on the status of the negotiations with BT. The independent special committee also discussed the new draft of the merger agreement and the committee’s concerns that (i) the no solicitation provision was too restrictive, (ii) the “fiduciary out” clause needed to provide our board with greater flexibility to consider alternative proposals, (iii) the closing condition regarding the accuracy of our representations and warranties at closing should be qualified by a material adverse effect standard and (iv) the termination fee then proposed by BT was too high.

On October 20, 2004, Mr. Galleberg forwarded written comments to the stockholder agreement to Allen & Overy LLP, reflecting comments received from each of our Class A stockholders, our senior management and members of the independent special committee, together with their counsel. In particular, we and our Class A stockholders objected to BT’s proposal that (i) in the event the merger agreement was terminated under circumstances in which we would be obligated to pay BT a termination fee, the stockholders executing the agreement would be required to pay to BT any amount in excess of the proposed merger consideration that they received as a result of our completing a transaction with a third party within two years of such termination or (ii) if BT increased the merger consideration in response to a third party offer to acquire us, each stockholder executing a stockholder agreement would be required to pay to BT the amount of such increase to be received by such stockholder.

At a meeting on October 21, 2004, Mr. Collazo updated our board on the status of negotiations with BT and BT’s discussions and negotiations with our Class A stockholders. Mr. Collazo also confirmed to the board that while BT had indicated that it wanted to retain our employees (including our senior officers) following completion of the merger, no members of our management team had any agreement with BT regarding their employment or the terms of their employment following the merger.

Later that day, Latham & Watkins LLP provided proposed revisions to the merger agreement to Allen & Overy LLP.

On October 25, 2004, discussions were again held between representatives of BT and KDDI with respect to potential commercial arrangements the parties might enter into if BT were to acquire us.

In a letter dated October 25, 2004, Mr. Collazo expressed to Mr. Verwaayen that BT needed to provide a price of at least $2.06 per share or discussions with us and our Class A stockholders could not be continued. Mr. Collazo further indicated that the independent special committee was very focused on achieving a transaction in which our Class A stockholders did not receive greater value than Class B stockholders.

On October 26, 2004, Allen & Overy LLP provided a revised draft of the merger agreement to Latham & Watkins LLP. Latham & Watkins LLP discussed the revised draft with our management, Cadwalader, Wickersham & Taft LLP and UBS. Our management also updated our board on the terms of the revised draft, including that BT had rejected our requirement that the merger consideration accrue interest in the event the transaction was not able to be completed within six months following execution of the merger agreement, BT’s desire to be able to terminate the merger agreement in its sole discretion if it determined that any conditions imposed by regulatory authorities on the completion of the transaction were unduly burdensome, that BT was seeking to significantly restrict the operation of our business between execution of the merger agreement and completion of the transaction and BT’s rejection of proposed revisions to the fiduciary out and deal protection provisions of the merger agreement.

On October 29, 2004, Allen & Overy LLP provided us and Latham & Watkins LLP with a revised draft of the stockholder agreement. The revised agreement proposed that each of our Class A stockholders undertake specific commercial covenants regarding the Class A stockholders’ support of our business and network arrangements following the merger.

BT had not completed its diligence review of our business prior to October 29, 2004, the deadline for it to make a qualifying offer under the exclusivity and opportunity fee agreement that, if not accepted by us, would trigger our obligation to pay the opportunity fee. BT agreed with us that no opportunity fee would be payable under the exclusivity and opportunity fee agreement because it had not made a qualifying offer by that date. Because diligence and negotiations were continuing, however, we entered into a new exclusivity agreement with BT, giving BT the exclusive right to negotiate a business combination with us until November 8, 2004.

On October 31, 2004, Allen & Overy LLP provided a revised draft of the merger agreement to us and Latham & Watkins LLP.

From November 2, 2004 to November 5, 2004, our representatives, including Messrs. Collazo and Galleberg, and our legal and financial advisors, met in New York with representatives of BT, including Mr. Cross, and BT’s legal and financial advisors to negotiate the final terms of the definitive merger agreement, stockholder agreement and related documentation.

On November 3, 2004, our board convened a meeting to discuss the negotiations of and progress made on the merger agreement and the stockholder agreements. Our board determined that the negotiations now warranted the board’s involvement on a daily basis. Accordingly, from November 3 through November 7, 2004, our board met via teleconference at least once daily, with the final meeting each day being adjourned to a specific time the following day.

During this same period, representatives of our Class A stockholders participated by telephone in negotiations with BT regarding the terms of the stockholder agreements, particularly BT’s request to have specified representations, warranties and covenants survive the closing of the merger and to have the Class A stockholders agree to pay BT any profit (over and above the merger consideration to be received from BT) they might receive in connection with any third party acquisition of us or any increase by BT of the merger consideration. Between November 5 and November 7, 2004, BT and the Class A stockholders suspended discussions with each other because they could not reach agreement regarding the scope of the post-closing commercial cooperation covenants proposed by BT.

On November 5, 2004, the financial press reported that rumors had been circulating that BT was in negotiations to acquire us for an undisclosed amount. Following this publication, our stock price increased approximately 16.5% from the closing price of our Class B common stock at the end of the week preceding the publication.

On November 5, 2004, BT entered into a framework agreement with KDDI providing that BT and KDDI would enter into good faith negotiations to establish a global outsourcing joint venture following the merger and establishing the nature of our distribution arrangements with KDDI following the merger.

On November 6, 2004, our senior management and legal and financial advisors traveled to London to continue discussions on the merger agreement and to attempt to revive discussions regarding the stockholder agreement with representatives from BT and its legal and financial advisors.

In the evening of November 6, 2004, our board reconvened its meeting to discuss the status of negotiations on all agreements. Following adjournment of the meeting, the independent special committee held a meeting to discuss the arrangements under discussion for Messrs. Collazo’s, Firdosy’s and Galleberg’s continued employment following the merger, and to review drafts of preliminary employment agreements prepared by BT. Mr. Collazo confirmed, and the independent special committee noted, that negotiations regarding such employment agreements had not been permitted to begin until after the material terms of the merger agreement had been negotiated and agreed to by us and BT.

On November 7, 2004, the independent special committee held a meeting to discuss the status of negotiations between us and BT on the proposed merger agreement and to review the updated draft of the merger agreement that had been circulated by Allen & Overy LLP that morning. Representatives of Latham & Watkins LLP and Cadwalader, Wickersham & Taft LLP updated the independent special committee on the status of the merger agreement and the stockholder agreements, stating that the documents had not been finalized but that Allen & Overy LLP would be distributing a revised draft addressing several open issues later that day. Other representatives of Latham & Watkins LLP and Cadwalader, Wickersham & Taft LLP updated the independent special committee on the status of negotiations with Infonet senior management relating to the preliminary employment agreements with Messrs. Collazo, Firdosy and Galleberg. A representative of Banc of America Securities informed the independent special committee that, based upon the financial analyses Banc of America Securities had undertaken, Banc of America Securities was prepared to render an opinion that the merger consideration to be received by the holders of our Class B common stock is fair from a financial point of view to such holders. The independent special committee then adjourned its meeting until later that day.

Late in the afternoon on November 7, 2004, Allen & Overy LLP delivered a proposed merger agreement that provided that:

•	BT would pay $2.06 per share of our common stock but that the merger consideration would not accrue interest;

•	our board of directors would retain the right to change its recommendation of the merger at any time if failure to do so would reasonably be expected to be inconsistent with fulfilling its fiduciary duties;

•	no termination fee would be payable by us in the event that our stockholders voted against the merger unless a competing transaction had been announced or offered prior to the time of the stockholder vote;

•	no termination fee would be payable by us following termination of the merger agreement as a result of a breach of our representations and warranties that would cause the failure of a closing condition unless a competing offer had been announced or offered prior to such time and we entered into a competing transaction or an agreement for a competing transaction within 12 months following a termination of the merger agreement;

•	no termination fee would be payable by us following termination of the merger agreement as a result of a breach of our covenants that would cause the failure of a closing condition unless a competing transaction had been announced or offered prior to such time;

•	if we were to receive a superior proposal, that BT’s right to revise its agreement with us so that the proposal would no longer be superior would be limited to three business days;

•	the closing condition regarding the accuracy of our representations and warranties at closing would be qualified by a material adverse effect standard;

•	we would be provided sufficient flexibility to operate our business in the ordinary course pending completion of the merger;

•	BT’s right to terminate the merger agreement based on conditions imposed by regulatory authorities on the completion of the transaction would be limited to conditions that were materially burdensome; and

•	the break-up fee would equal $35 million, or approximately 3.6% of our equity value.

Allen & Overy LLP also delivered a proposed form of stockholder agreement that provided that:

•	in the event that the merger agreement were terminated under circumstances where BT is or may become entitled to receive the termination fee, each stockholder signing a stockholder agreement would pay BT 50% of the profit it or he receives from the consummation of any other alternative transaction we enter into within one year of the termination of the merger agreement until the aggregate profit retained by all stockholders entering stockholder agreements is equal to $35 million, and 100% of the profit received by such stockholder thereafter;

•	in the event the merger with BT were completed following the announcement of a competing transaction and BT has increased the amount payable to each holder of our common stock in the merger, each stockholder that is party to a stockholder agreement would pay BT 100% of the difference between the fair market value of the consideration received by such stockholder in the merger and $2.06 per share;

•	until the effective time of the merger, holders of our Class A common stock would, in lieu of the specific covenant previously requested, negotiate in good faith with BT with respect to their commercial relationship with us, including the interconnection between our network and BT’s network and the physical migration of our core bandwidth, customer access circuits and customers to BT’s network; and

•	the stockholder agreements would terminate upon the earliest to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement, or (iii) an amendment or other modification to the merger agreement that provides for a reduction in the merger consideration or for payment of the merger consideration other than in cash.

Upon reconvening the independent special committee meeting in the evening of November 7, 2004, as a joint meeting of the independent special committee and our compensation committee, members of the independent special committee and compensation committee discussed Mr. Collazo’s current employment agreement and the fact that some disagreement existed as to the amount of severance benefits payable to Messrs. Collazo, Firdosy and Galleberg under their employment agreements upon a change of control. After a series of discussions, the independent special committee and our compensation committee agreed that we would enter into an agreement with Mr. Collazo providing that we would pay $4.5 million to Mr. Collazo in exchange for Mr. Collazo’s agreement that the severance benefits payable under his existing employment agreement would be capped at $8 million. In the event that Mr. Collazo became eligible for such severance payments and benefits, the $4.5 million payment would be deducted from the $8 million cap or any lesser amount that we could successfully establish was due under the employment agreement. Following this discussion, the meeting was temporarily adjourned so that the members of the independent special committee and compensation committee could join the reconvening meeting of our board.

Our board then reconvened its meeting to discuss the status and terms of the proposed merger with BT. Our senior management and our legal and financial advisors also attended the meeting. Mr. Collazo began the meeting by updating the board on the status of the negotiation of the merger agreement, the stockholder agreements and Mr. Collazo’s, Mr. Firdosy’s and Mr. Galleberg’s binding preliminary agreements for employment following the merger. The board discussed the fact that discussions between BT and each of Mr. Collazo, Mr. Firdosy and Mr. Galleberg regarding their preliminary employment agreements with BT had not been permitted to begin until after the material terms of the merger agreement had been negotiated and agreed to by us and BT. A representative of Latham & Watkins LLP then provided a summary of the terms of the proposed merger agreement and the stockholder agreements and discussed the board’s fiduciary duties in connection with the board’s review of the proposed merger. Our board again discussed the process that had been conducted during the past three years to solicit indications of interest from third parties and the results of that process. Also at this meeting, UBS reviewed with our board UBS’ financial analysis of the merger consideration and rendered to our board an oral opinion, which opinion was confirmed by delivery of a written opinion dated November 7, 2004, to the effect that, as of that date and based on and subject to the matters stated in its written opinion, the merger consideration of $2.06 per share in cash was fair, from a financial point of view, to holders of our Class B common stock (other than our affiliates). See “—Opinion of Our Financial Advisor”.

Banc of America Securities delivered an oral opinion to the independent special committee, confirmed by delivery of a written opinion, dated November 7, 2004, that, based on and subject to the various considerations set forth in the opinion, including the various assumptions and limitations set forth therein, the consideration of $2.06 per share in cash to be received in the proposed merger by holders of our Class B common stock is fair from a financial point of view to such stockholders. See “—Opinion of Our Independent Special Committee’s Financial Advisor”.

Our board of directors and the independent special committee next discussed the proposed payment agreement between us and Mr. Collazo. Following this discussion, our board and the independent special committee agreed, with Mr. Collazo recusing himself, that the terms of this proposal were reasonable, pending finalization of the merger documentation. The board and the independent special committee also discussed the terms of the preliminary employment agreements between BT and each of Messrs. Collazo, Firdosy and Galleberg and considered those terms in light of the merger and the negotiation of the merger agreement. Our board and the independent special committee then extensively discussed the terms of the merger agreement and the stockholder agreements.

Following all of these discussions, the independent special committee:

•	determined that the terms of the merger agreement and the transactions contemplated thereby were advisable and fair to, and in the best interests of, Infonet and its stockholders, including the holders of our Class B common stock;

•	recommended that our board approve and adopt the merger agreement and the transactions contemplated thereby; and

•	recommended that our stockholders approve and adopt the merger agreement and the transactions contemplated thereby.

The board then determined that it was advisable, fair to and in the best interests of Infonet and its stockholders for our board to adopt the merger agreement and approve the merger and the related transactions. By unanimous approval of those attending, the board then approved and adopted the merger agreement, the merger and the related agreements and transactions, and resolved to recommend that our stockholders vote in favor of the approval of the merger and the adoption of the merger agreement and the related transactions, all subject to finalization of the stockholder agreements and the approval of the stockholder agreements by the independent special committee. The meeting of the board and independent special committee was then adjourned.

Later that evening the joint meeting of the independent special committee and compensation committee of our board was reconvened. The independent special committee and compensation committee again discussed the terms of the proposed employment arrangements with BT for each of Messrs. Collazo, Firdosy and Galleberg and our proposed severance arrangement with Mr. Collazo. The independent special committee and the compensation committee then approved the $4.5 million payment to Mr. Collazo. The independent special committee then reviewed the principal terms of the final stockholder agreements to be entered into between BT and each of Messrs. Collazo, Firdosy and Galleberg and the holders of our Class A common stock. After discussion, the independent special committee determined that approving the stockholder agreements was advisable and in the best interests of Infonet and its stockholders, and approved the stockholder agreements.

Prior to the opening of the financial markets on November 8, 2004, we and BT entered into the merger agreement. Each of our Class A stockholders and Messrs. Collazo, Firdosy and Galleberg executed a stockholder agreement with BT committing itself or himself, as applicable, to support the transaction. At the same time, each of Messrs. Collazo, Firdosy and Galleberg signed a binding preliminary agreement with BT relating to his continued employment by us following completion of the merger. We also entered into the payment agreement with Mr. Collazo. Following the execution of each of these agreements, BT and we each issued press releases announcing the signing of the merger agreement and the related agreements.

Recommendation of Our Independent Special Committee and Board of Directors; Our Reasons for the Merger

Recommendation of Our Independent Special Committee and Board of Directors

The independent special committee of our board of directors and our board of directors have determined that the terms of the merger agreement are fair to and in the best interests of Infonet and its stockholders and have approved the merger agreement and declared its advisability.

ACCORDINGLY, THE INDEPENDENT SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Reasons for the Merger

In reaching their decisions to approve the merger agreement and to recommend that you vote to approve the merger agreement, the independent special committee and our board of directors considered a number of factors, including the following material factors:

•	the independent special committee and our board’s familiarity with, and presentations by our management and input from our financial advisors regarding, our business, financial condition, business prospects (as well as the risks involved in achieving those prospects), strategic alternatives, the nature of the business in which we compete, and general industry, economic and market conditions;

•	our prior discussions with respect to possible business combinations, described under “—Background of the Merger,” the process undertaken by our management and legal and financial advisors to explore strategic alternatives as our board of directors directed, and the price and terms offered by BT compared to other indications of value resulting from that process;

•	the fact that we had conducted a search for potential strategic partners and that, aside from BT, we were unable to identify a viable strategic or financial buyer interested in pursuing a business combination transaction with us;

•	the potential stockholder value that the independent special committee and our board of directors believed might result from other alternatives available to us, including the alternative of remaining a stand-alone, independent company, as well as the risks and uncertainties associated with those alternatives;

•	the independent special committee and our board of directors’ belief that, after extensive negotiations with BT and its representatives, they have obtained the highest price per share that BT is willing to pay and the highest price obtainable on the date of signing;

•	the fact that there were no contracts, agreements or special arrangements entered into between BT and our Class A stockholders providing any economic value to our Class A stockholders as a result of the proposed transaction, other than a continuation of the current commercial relationships with us on substantially identical terms;

•	the financial presentation of UBS, including its opinion, dated November 7, 2004, delivered to our board of directors, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our Class B common stock (other than our affiliates). See “—Opinion of Our Financial Advisor”;

•	the financial presentation of Banc of America Securities, including its opinion, dated November 7, 2004, delivered to the independent special committee of our board of directors, as to the fairness from a financial point of view of the consideration to be received by the holders of our Class B common stock. See “—Opinion of Our Independent Special Committee’s Financial Advisor”;

•	the current and historical market prices of our Class B common stock, including relative to those of other industry participants and general market indices, and the fact that the cash merger price of $2.06 per share represented:

-	a 28.8% premium over the closing price of our Class B common stock on August 18, 2004, the last trading day prior to our entering into an exclusivity arrangement with BT giving BT the sole right to negotiate with us regarding a strategic transaction;

-	30.6% and 7.5% premiums over the average closing price of our Class B common stock during the one-month and one-year periods, respectively, preceding August 19, 2004;

-	a 26.4% premium over the closing price of our Class B common stock on June 15, 2004, the last trading day prior to BT submitting its indication of interest to us in connection with the potential acquisition of us;

-	20.2% and 7.2% premiums over the average closing price of our Class B common stock during the one-month and one-year periods, respectively, preceding June 16, 2004;

-	13.8% and 12.6% premiums over the average closing price of our Class B common stock during the one-month and one-year periods, respectively, preceding November 7, 2004, the date when the independent special committee and our board of directors approved the merger; and

-	a 5.6% premium over the closing price of our Class B common stock on November 4, 2004, the last trading day prior to the circulation of rumors of a possible transaction between us and BT;

•	the fact that the merger consideration is all cash, which provides certainty of value to holders of our common stock;

•	the terms of the merger agreement, as reviewed by the independent special committee and our board of directors with their respective legal advisors, including:

-	covenants that provide sufficient operating flexibility for us to conduct our business in the ordinary course between the signing of the merger agreement and completion of the merger;

-	the representation of BT that it has and at the closing will have sufficient funds available to pay the merger consideration;

-	the absence of a financing condition; and

-	our ability, prior to the approval and adoption of the merger agreement by our stockholders, to furnish information to and conduct negotiations with a third party under the conditions set forth in the merger agreement, and to terminate the merger agreement if a third party makes a superior proposal for a business combination, as more fully described below under “The Merger Agreement—Covenants—No Solicitation of Takeover Proposals”;

•	management’s assessment, after discussion with our financial advisor, among others, that BT has the financial capability to complete the merger;

•	the level of efforts that the parties must use under the merger agreement to obtain governmental and regulatory approvals, and the view of our board of directors, after review with our management and legal advisors, that the regulatory approvals necessary to complete the merger are likely to be obtained. See “—Regulatory Matters” and “The Merger Agreement—Efforts to Complete the Merger; Regulatory Matters”; and

•	the availability of appraisal rights under Delaware law for our stockholders who properly exercise their statutory rights.

After considering these and other factors, the independent special committee and our board of directors concluded that the $2.06 per share cash merger price was the best price currently available to us, and that it was an attractive price for our Class A and Class B stockholders in comparison to the values that we might reasonably achieve in the foreseeable future as a stand-alone, independent company. Our board believed that this was particularly true in light of the risks and uncertainties involved in connection with the results that we could expect to achieve on our own.

The independent special committee and our board of directors also considered potential drawbacks or risks relating to the merger, including the following material risks and factors:

•	the fact that the all-cash price would not allow our stockholders to participate in any of the synergies created by the merger or in any future growth of the combined entity;

•	the possibility that the Antitrust Division, FTC, FCC or other federal or foreign regulatory authority might seek to impose conditions on or enjoin or otherwise prevent or delay the merger, and that if these conditions are materially burdensome on BT, BT would not be required to complete the merger even if the merger agreement is approved and adopted by our stockholders;

•	the fact that, in the event that any of the other conditions to the completion of the merger are not satisfied, BT would not be required to complete the merger;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for United States federal income tax purposes;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the requirement that unless the merger agreement is terminated, we must submit the merger agreement to our stockholders even if our board of directors withdraws its recommendation, which could delay or prevent our ability to pursue a superior proposal if one were to become available; and

•	that, under the merger agreement, we are not permitted to solicit any alternative takeover proposals and would be required to pay BT a $35 million termination fee if the merger agreement is terminated under specified circumstances, which may discourage a competing proposal to acquire us that may be more advantageous to our stockholders.

During its consideration of the transaction with BT, the independent special committee and our board of directors also discussed that certain of our directors and executive officers may have interests that are, or may be, different from, or in addition to, those of the stockholders generally, as described under “—Interests of Our Directors and Executive Officers in the Merger.”

The independent special committee and our board of directors concluded, however, that these potential drawbacks and risks did not outweigh the benefits of the merger to us and our stockholders.

The foregoing discussion of the factors considered by our board of directors and the independent special committee is not intended to be exhaustive, but does address the material information and factors that the independent special committee and our board of directors reviewed in its consideration of the merger. In view of the variety of factors and the amount of information considered, the independent special committee and our board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The independent special committee and our board each made its determination after considering all of the factors as a whole. In addition, individual members of the independent special committee or our board may have given different weights to different factors.

Opinion of Our Independent Special Committee’s Financial Advisor

On September 10, 2004, the independent special committee of our board of directors engaged Banc of America Securities LLC to act as financial advisor to the independent special committee in connection with the proposed merger. Banc of America Securities is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The independent special committee selected Banc of America Securities on the basis of, among other things:

•	Banc of America Securities’ experience and expertise in transactions similar to the proposed merger;

•	its reputation in the international telecommunications services industry, in which Infonet is an active participant; and

•	Banc of America Securities’ familiarity with Infonet.

In connection with the recommendation by the independent special committee to our board of directors to approve the merger agreement and the subsequent approval and adoption of the merger agreement by our board of directors discussed in this proxy statement, Banc of America Securities delivered an oral opinion to the independent special committee, confirmed by delivery of a written opinion, dated November 7, 2004, that, based on and subject to the various considerations set forth in the opinion, including the various assumptions and limitations set forth therein, the consideration to be received in the proposed merger by our Class B stockholders is fair from a financial point of view to such stockholders. Banc of America Securities’ opinion and presentation to the independent special committee were among many factors taken into consideration by the independent special committee in making its determination to recommend the merger agreement and the transactions contemplated thereby. Consequently, the analyses described below should not be viewed as determinative of the opinion of the independent special committee, our board of directors or management with respect to our value or whether the independent special committee or our board of directors would have been willing to agree to a different merger consideration. The independent special committee did not limit the investigations made or procedures followed by Banc of America Securities in rendering its opinion. The independent special committee did not request that Banc of America Securities solicit any third parties in connection with the merger, and Banc of America Securities did not contact any third parties with respect thereto.

We have attached the full text of Banc of America Securities’ written opinion to the independent special committee as Annex B. You should read this opinion carefully and in its entirety in connection with this proxy statement. In addition, we have included the following summary of Banc of America Securities’ opinion, which is qualified in its entirety by reference to the full text of the opinion.

Banc of America Securities’ opinion is directed to the independent special committee. It does not constitute a recommendation to you on how to vote or act with respect to the merger agreement. The opinion addresses only the fairness from a financial point of view of the consideration proposed to be received by our Class B stockholders, excluding any consideration that any Class B stockholder may receive as a result of such holder’s ownership of any shares of our Class A Common Stock. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the independent special committee to proceed with or effect the merger or any other aspect of the merger.

In arriving at its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of Infonet;

•	reviewed certain internal financial statements and other financial and operating data concerning Infonet;

•	analyzed certain financial forecasts prepared by our management;

•	discussed the past and current operations, financial condition and prospects with our senior executives;

•	reviewed the reported prices and trading activity for our Class B common stock;

•	compared our financial performance and the prices and trading activity of our Class B common stock with that of certain other publicly traded companies deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions deemed relevant;

•	reviewed the results of Infonet’s efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of Infonet;

•	reviewed the November 5, 2004 draft of the merger agreement, and certain related documents; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. Banc of America Securities also made the following assumptions with the consent of the independent special committee:

•	with respect to the financial forecasts, Banc of America Securities assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our future financial performance; and

•	Banc of America Securities assumed that the final executed merger agreement would not differ in any material respects from the November 5, 2004 draft of the merger agreement reviewed by Banc of America Securities, and that the merger would be consummated as provided in such draft merger agreement, with full satisfaction of all covenants and conditions set forth in such draft agreement and without any waivers thereof.

In addition, for purposes of its opinion, Banc of America Securities did not make any independent valuation or appraisal of our assets or liabilities, nor was Banc of America Securities furnished with any such appraisals. Banc of America Securities did not participate in negotiations with respect to the terms of the merger agreement or the transactions contemplated thereby. Consequently, Banc of America Securities assumed that those terms were the most beneficial terms from the perspective of our Class B stockholders that could, under the circumstances, be negotiated among the parties to the merger agreement and the transactions contemplated thereby, and Banc of America Securities expressed no opinion as to whether any alternative transaction might have produced consideration for our Class B stockholders in an amount in excess of that contemplated in the merger. Its opinion also did not address our underlying business decision to proceed with or effect the merger.

Banc of America Securities’ opinion was based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion. Banc of America Securities’ opinion does not address our underlying business decision to proceed with or effect the merger.

The following represents a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its opinion to the independent special committee.

In performing its analyses, Banc of America Securities considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond our control. No company, transaction or business used in Banc of America Securities’ analyses as a comparison is identical to our business or the sale of our business. Accordingly, an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Banc of America Securities’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The analyses were prepared solely as part of Banc of America Securities’ analysis of the fairness from a financial point of view of the consideration to be received by our Class B stockholders and were provided to the independent special committee, in connection with the delivery of Banc of America Securities’ opinion. The analyses relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies or businesses might actually be sold or the prices at which any securities may trade at any time in the future. Accordingly, Banc of America Securities’ analyses and estimates are inherently subject to substantial uncertainty.

Summary of Analyses Performed

Banc of America Securities believes that the valuation analyses it chose to perform are widely accepted standard methodologies for valuing a business in connection with the preparation of a fairness opinion, and that the analyses it conducted are the most appropriate for a transaction of this type. The discounted cash flow analysis is used to calculate a range of theoretical values for us based on the net present value of our implied annual cash flows and a terminal value for our business at its fiscal year-end in 2007, calculated based upon our management’s estimates. The analysis of selected publicly traded companies is used to provide an indication of how publicly traded companies with operating characteristics similar to ours are valued by investors.

Discounted Cash Flow Analysis

Banc of America Securities used financial cash flow forecasts for our three fiscal years ending March 31, 2005 through March 31, 2007, as estimated by our management, to perform a discounted cash flow analysis. Banc of America Securities performed a discounted cash flow analysis in order to estimate the present value of the sum of our estimated future stand-alone, unlevered, after-tax cash flows plus its terminal value. Banc of America calculated our terminal value by multiplying estimated fiscal year 2007 earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, by a multiple from 4.0x to 6.0x, and comparing such result to the perpetual growth rate implied by such terminal value. Cash flows and terminal value were discounted to present value at estimated weighted average cost of capital rates ranging from 15.0% to 19.0% using both levered and unlevered capital structures. Banc of America Securities derived its estimate for this range of weighted average cost of capital rates by assuming a cost of debt of approximately 8.0% (based on a 10-year debt rate for a BB-minus credit) and by assuming debt-to-total capitalization ratios of 0.0% to 20.0%, since we currently have no debt. Banc of America Securities further assumed a levered equity beta of 1.36 and an unlevered equity beta of 1.79, based on our historic equity betas, 7.2% equity risk premium and an additional 1.6% premium for a small capitalization stock. Banc of America Securities also assumed, based on our management’s estimates, revenue growth, improvements in EBITDA margins and increases in capital investment requirements as a percent of sales in each of the three fiscal years, and further assumed, based on our management’s estimates of the expected realization of deferred tax assets until 2015, a value for our net operating losses.

Based on this analysis, Banc of America Securities derived an implied range of equity values for our Class B common stock of approximately $1.72 to $2.20 per share.

Analysis of Selected Publicly Traded Companies

Banc of America Securities considered a universe of publicly traded companies in the domestic and international telecommunications industries, including fully integrated service providers, based on its belief that we are a leading provider of value-added telecommunications services, with analogies to and distinguishing characteristics from each.

Banc of America Securities selected the following publicly traded companies for its analysis of selected publicly traded telecommunications companies: AT&T Corp., BellSouth Corporation, BT Group plc, Cable and Wireless plc, Equant N.V., Level 3 Communications, Inc., MCI, Inc., SBC Communications Inc., Sprint Corporation and Verizon Communications Inc.

Based on publicly available information for each company, Banc of America Securities calculated “Enterprise Value” (which Banc of America Securities defined as equity market capitalization (defined as the price per share as of November 4, 2004, multiplied by the diluted number of shares outstanding, calculated pursuant to the treasury stock method), plus total outstanding debt, minority interest and preferred stock, minus cash and equivalents), as a multiple of estimated EBITDA, for the calendar years ending December 31, 2004 and 2005, and compared these multiples to our multiples of Enterprise Value to EBITDA for the same periods, both with regard to our current trading data and for the pricing in the proposed transaction. Based on this analysis, Banc of America Securities determined that the range of multiples of Enterprise Value to estimated EBITDA for the above companies was from 2.1x to 12.0x for calendar year 2004 and from 1.8x to 10.9x for calendar year 2005. The corresponding multiples of Enterprise Value to our estimated EBITDA based on the per share price of $2.06 offered in the merger was 17.1x for calendar year 2004 and 7.8x for calendar year 2005. Accordingly, the Enterprise Value based on the offering price resulted in a multiple that was greater than the multiples for all ten comparable companies for 2004 and greater than the multiples for nine of the ten comparable companies for calendar year 2005.

Terms of Engagement, Relationships and Other Information

Banc of America Securities’ opinion and the financial analyses described above were among the many factors considered by the independent special committee in its evaluation of the merger and should not be viewed as determinative of the views of the independent special committee or our board of directors or management with respect to the merger or the consideration to be received by our stockholders.

Under an engagement letter dated September 10, 2004, we have agreed to pay Banc of America Securities for its financial advisory services in connection with the transaction a fee of $500,000, of which $75,000 was paid as a non-refundable retainer, and the balance of which became payable upon the rendering of its opinion. The independent special committee and our board of directors were aware of this fee structure and took it into account in considering Banc of America Securities’ opinion and in approving the merger. The engagement letter also calls for us to reimburse Banc of America Securities for its reasonable out-of-pocket expenses, including reasonable fees and expenses of Banc of America Securities’ legal counsel, and to indemnify Banc of America Securities and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Banc of America Securities and its affiliates have in the past performed financial advisory and financing services for us and have received fees for those services. In addition, Bank of America, N.A., an affiliate of Banc of America Securities, was a lender under our credit facility and has received fees in that capacity. During 2002 and 2003, we paid Banc of America Securities and its affiliates, including Bank of America, N.A., aggregate fees of approximately $263,000 for all services described above, other than fees in connection with the merger. In the ordinary course of business, Banc of America Securities and its affiliates may actively trade our debt and equity securities or those of BT or its affiliates for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Fleet Specialist, an affiliate of Banc of America Securities, is a specialist for our Class B Common Stock.

The discussion above is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the independent special committee and our board of directors. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that that analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities’ view of the actual value of Infonet.

Opinion of Our Financial Advisor

On November 7, 2004, at a meeting of our board of directors held to approve the proposed merger, UBS Securities LLC delivered to our board of directors an oral opinion, confirmed by delivery of a written opinion dated November 7, 2004, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to holders of our Class B common stock (other than our affiliates).

The full text of UBS’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached to this proxy statement as Annex C. UBS’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of our Class B common stock (other than our affiliates) and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to us or our underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the proposed merger. Holders of our Class B common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS’s opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, UBS:

•	reviewed publicly available business and financial information relating to us;

•	reviewed internal financial information and other data relating to our business and financial prospects that were provided to UBS by our management and not publicly available, including financial forecasts and estimates prepared by our management;

•	conducted discussions with members of our senior management and senior management of BT concerning our business and financial prospects;

•	reviewed current and historical market prices of our Class B common stock;

•	analyzed the estimated present value of our unlevered, after-tax free cash flows based on financial forecasts, including estimates and assumptions contained in such forecasts, for fiscal years 2005 through 2007 prepared by our management;

•	reviewed publicly available financial and stock market data with respect to companies in lines of business which UBS believed to be generally comparable to ours;

•	reviewed execution forms distributed on November 7, 2004 of the merger agreement and certain related documents; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with our consent, UBS did not assume any responsibility for independent verification of any of the information that UBS was provided or reviewed for the purpose of its opinion and, with our consent, UBS relied on that information being complete and accurate in all material respects. In addition, at our direction, UBS did not make any independent evaluation or appraisal of any of our assets or liabilities, contingent or otherwise, and was not furnished with any evaluation or appraisal. UBS was instructed by our management to utilize in its analyses our financial forecasts and estimates for fiscal years 2005 through 2007 prepared by our management and reviewed by our board of directors. UBS assumed, at our direction, that our financial forecasts and estimates for fiscal years 2005 through 2007 utilized in its analyses were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to our future financial performance. UBS’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.

At our direction and in connection with its engagement, UBS contacted selected third parties to solicit indications of interest in a possible acquisition of Infonet and held discussions with certain of these parties prior to the date of UBS’s opinion. UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger. UBS assumed, with our consent, that each of Infonet, BT and Blue Acquisition Corp. would comply with all material terms of the merger agreement and that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. In addition, UBS assumed, with our consent, that the final executed forms of the merger agreement and related documents would not differ in any material respect from the execution forms that UBS reviewed. UBS further assumed, with our consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the merger would be obtained without any adverse effect on Infonet or the merger. Except as described above, we imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to our board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected public companies summarized below, no company used as a comparison is either identical or directly comparable to us. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’s analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

The estimates of our future performance provided by our management in or underlying UBS’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between us and BT and the decision to enter into the merger was solely that of our board of directors. UBS’s opinion and financial analyses were only one of many factors considered by our board in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with our board of directors in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’s financial analyses.

Analysis of Selected Publicly Traded Companies

UBS compared selected financial information for us with corresponding financial information of Equant N.V., a publicly traded company in the telecommunications industry. UBS deemed Equant relevant in evaluating us given that a significant portion of Equant’s revenues are generated from Equant’s network services business, which operates in the same line of business as we do, and according to our public filings, we have identified Equant as our chief global competitor. UBS reviewed, among other things, enterprise values, calculated as equity value, plus debt and minority interests, less cash as a multiple of calendar years 2004, 2005 and 2006 estimated earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA. For purposes of this analysis, Equant’s EBITDA was adjusted to reflect estimated cash proceeds to be received by Equant from the sale of its 49% interest in Radianz. UBS then compared these EBITDA multiples derived for Equant with corresponding multiples for us based on the closing price of our Class B common stock on November 4, 2004 (the trading day before rumors surfaced regarding our potential acquisition by BT) as well as corresponding multiples implied for us based on the merger consideration of $2.06 per share. Multiples for Equant were based on the closing price of Equant common stock on November 4, 2004. For purposes of this analysis, our financial data was calendarized for a December year-end to correspond with Equant’s fiscal year-end. Estimated financial data for Equant were based on publicly available research analysts’ estimates, and estimated financial data for us were based on internal estimates of our management. This analysis indicated the following implied multiples for Equant, as compared to corresponding multiples implied for us based both on the closing price of our Class B common stock on November 4, 2004 and the merger consideration:

Enterprise Value as Multiple of:	Implied Multiples for Equant Based on Closing Stock Price on 11/4/04	Implied Multiples for Infonet Based on Closing Stock Price on 11/4/04	Implied Multiples for Infonet Based on Merger Consideration of $2.06 Per Share
EBITDA
CY2004	7.1x	16.1x	17.7x
CY2005	5.2x	7.5x	8.2x
CY2006	4.0x	4.7x	5.2x

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis to calculate the estimated present value of the unlevered, after-tax free cash flows that we could generate over fiscal years 2005 through 2007 and the net operating losses, commonly known as NOLs, and other deferred tax assets that our management estimated could potentially be utilized by us through 2015 on a stand-alone basis. For purposes of this analysis, UBS was instructed by our management to utilize our financial forecasts and estimates for fiscal years 2005 through 2007 prepared by our management and reviewed by our board of directors. UBS applied terminal value multiples ranging from 5.0x to 6.0x to our estimated fiscal year 2007 EBITDA. The cash flows, terminal values and estimated NOLs and other deferred tax assets were then discounted to present value using discount rates ranging from 16.0% to 20.0%. This analysis indicated an implied equity reference range for Infonet of approximately $1.85 to $2.14 per share, as compared to the merger consideration of $2.06 per share.

Other Factors

In rendering its opinion, UBS also reviewed and considered other factors, including:

•	the historical price performance of our Class B common stock and Equant common stock;

•	publicly available research analysts’ reports for us and Equant, including share price targets of those analysts for us and Equant;

•	the relationship between movements in our Class B common stock, movements in Equant common stock, movements in the common stock of selected companies in the telecommunications industry and movements in the Standard and Poor’s 500 Index;

•	the trading multiples of selected companies in the telecommunications industry relative to the multiples implied for us based on the closing price of our Class B common stock on November 4, 2004 (the trading day before rumors surfaced regarding the potential acquisition of Infonet) and the merger consideration; and

•	the premiums implied in the merger based on the merger consideration and the closing prices of our Class B common stock on November 5, 2004, November 4, 2004 (the trading day before rumors surfaced regarding our potential acquisition by BT) and June 15, 2004 (the trading day before BT submitted its indication of interest to us in connection with our potential acquisition by BT) as well as the average closing prices of our Class B common stock over the one-month periods prior to November 5, 2004 and June 15, 2004.

Terms of Engagement, Relationships and Other Information

Under the terms of our engagement, we have agreed to pay UBS for its financial advisory services upon completion of the merger a fee based on a percentage of the aggregate transaction value of the merger. The aggregate fee payable to UBS is currently estimated to be approximately $6.6 million, a portion of which was paid to UBS in connection with delivery of its opinion. We have also agreed to reimburse UBS for its expenses, including reasonable fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. UBS and its affiliates in the past have provided services to us and BT unrelated to the proposed merger, for which services UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade our securities or securities of BT or its affiliates for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

We selected UBS as our financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with us and our business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Description of the Stockholder Agreements

As a condition to its entering into the merger agreement, BT required each of José Collazo, our Chief Executive Officer, President and Chairman, Akbar Firdosy, our Vice President and Chief Financial Officer, Paul Galleberg, our Senior Vice President, General Counsel and Secretary, and the six holders of our Class A common stock, consisting of KDDI Corporation, KPN Telecom B.V., Swisscom AG, Telefonica International Holding B.V., TeliaSonera AB and Telstra Corporation Limited, to enter into a stockholder agreement regarding the voting of the stockholders’ Infonet common stock. The following summary describes the material provisions of the stockholder agreements. A form of the stockholder agreement signed by each of Messrs. Collazo, Firdosy and Galleberg is attached to this proxy statement as Annex D, and a form of the stockholder agreement signed by each of the holders of our Class A common stock is attached to this proxy statement as Annex E. We encourage you to read the form stockholder agreements carefully in their entirety.

Under the stockholder agreements, each stockholder has agreed to vote its shares of our common stock: (i) in favor of the merger, the adoption by us of the merger agreement and the approval of the terms of the merger agreement and each of the other transactions contemplated by the merger agreement; and (ii) against the following actions or proposals:

•	any acquisition proposal for a transaction other than the merger;

•	any other consolidation, tender offer, exchange offer, business combination, sale of substantial assets, reorganization, recapitalization, joint venture, license of intellectual property rights, dissolution, liquidation or winding up of or by us; and

•	any amendment of our certificate of incorporation or bylaws or other proposal or transaction involving us or any of our subsidiaries, which amendment or other proposal or transaction would in any manner impede the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of any class of our common stock.

Each stockholder has also agreed not to:

•	sell, transfer, pledge, assign or otherwise dispose of, or enter into any other arrangement with respect to the transfer of, the shares of our common stock owned by the stockholder to any person other than pursuant to the terms of the merger with BT, or enter into any voting arrangement in connection with any alternative transaction, or convert any shares of Class A common stock into Class B common stock; or

•	permit any investment banker, attorney or other adviser or representative of such stockholder to solicit, initiate or knowingly facilitate any alternative transaction or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any alternative transaction.

The stockholder agreements entered into by the holders of our Class A common stock contain several provisions not contained in the stockholder agreements entered into by Messrs. Collazo, Firdosy and Galleberg. Pursuant to their stockholder agreements, the holders of our Class A common stock have covenanted to:

•	not exercise certain registration rights or rights of first refusal that such stockholders may have under a stockholders’ agreement entered into by and between us and the holders of our Class A common stock in connection with our initial public offering in December 1999;

•	use commercially reasonable efforts to provide BT and us with any relevant information that is not commercially sensitive to assist BT and us in resolving any investigation, inquiry or proceeding with respect to the respective stockholder’s operations that relate to us; and

•	negotiate in good faith with BT with respect to their commercial relationships with us, including interconnection between our network and the BT network and with respect to any physical migration of our core bandwidth, customer access circuits and customers to the BT network.

Each stockholder signing a stockholder agreement with BT, including Messrs. Collazo, Firdosy and Galleberg and the six holders of our outstanding our Class A common stock, has given BT an irrevocable proxy to vote its shares of our common stock in favor of the merger and against any competing transaction. However, the stockholder agreements do not limit or affect a stockholder’s right to vote its shares in its sole discretion with respect to any other matters that may be submitted to a stockholder vote, consent or other approval. Each of these stockholders has waived its appraisal rights with respect to its shares of our common stock in connection with the merger.

In the event that the merger agreement is terminated under circumstances where BT is or may become entitled to receive the $35 million termination fee described in “The Merger Agreement—Termination Fees and Other Expenses,” each stockholder signing a stockholder agreement has agreed to pay BT 50% of the profit it or he receives from the consummation of any other alternative transaction we enter into within one year of the termination of the merger agreement until the aggregate profit retained by all stockholders entering stockholder agreements is equal to $35 million, and 100% of the profit received by such stockholder thereafter. The stockholder agreements define “profit” as (i) the consideration the stockholder receives in the alternative transaction we complete plus (ii) the value of any shares of our common stock the stockholder disposes of prior to the consummation of the alternative transaction, less (iii) the consideration the stockholder would have received from BT had the merger with BT been completed. In the event the merger with BT is completed following the announcement of a competing takeover proposal and BT has increased the amount payable to each holder of our common stock in the merger, each stockholder that is party to a stockholder agreement has also agreed to pay BT 100% of the difference between the fair market value of the consideration received by such stockholder in the merger and $2.06 per share.

The stockholder agreements terminate upon the earliest to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement, or (iii) an amendment or other modification to the merger agreement that provides for a reduction in the merger consideration or for payment of the merger consideration other than in cash.

As of the record date, the nine parties to these stockholder agreements held an aggregate of 161,403,358 shares of our Class A common stock and                      shares of our Class B common stock, representing all of our outstanding Class A common stock and approximately     % of the voting power of our outstanding common stock. Under the terms of our certificate of incorporation and bylaws, the affirmative vote of the parties to the stockholder agreements is sufficient for the approval and adoption of the merger agreement.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of our stockholders generally. Our board of directors and the independent special committee were aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of the approval and adoption of the merger agreement.

The following table sets forth the amount of cash each of our executive officers and directors will receive in respect of shares of our common stock, including restricted stock, and stock options held by such individual.

Name of Executive Officer or Director	Cash to be Received in Connection with the Merger (1)
José A. Collazo, Chief Executive Officer, President and Chairman	$7,945,574
Akbar H. Firdosy, Vice President and Chief Financial Officer	1,417,038
Paul A. Galleberg, Senior Vice President, General Counsel and Secretary	422,742
John C. Hoffman, Executive Vice President, Communications Sales & Services	714,047
Peter C. Sweers, Chief Operating Officer	478,835
Michael J. Timmins, Executive Vice President, Global Business Development	644,220
John Allerton, Director(2)	0
Bruce Beda, Director	50,700
Eric M. de Jong, Director	43,986
Per-Eric Fylking, Director	42,750
Peter Hanelt, Director	50,700
Timothy P. Hartman, Director	0
Yuzo Mori, Director	0
Matthew J. O’Rourke, Director	42,750
Hanspeter Quadri, Director	42,750
José Manuel Santero, Director	42,750

(1)	Includes the cash to be received in respect of (i) shares of our common stock (including shares of restricted stock) and (ii) stock options in connection with the merger before considering applicable tax withholdings. Amounts are rounded up to the next dollar.
(2)	Due to the policies of his employer, Telstra Corporation Limited, Mr. Allerton disclaims any personal pecuniary interest in any Infonet options granted to him. Mr. Allerton has informed us that such pecuniary interest is held by Telstra Corporation Limited. Upon completion of the merger, Telstra Corporation Limited will receive cash consideration of $75,750 in respect of the 150,000 options held by Mr. Allerton.

Certain restrictions regarding the resale and transferability of shares of restricted stock held by Messrs. Hoffman, Sweers and Timmins (111,000, 112,000 and 90,000 shares, respectively) will lapse upon completion of the merger.

Equity Compensation Awards

Upon the completion of the merger, all outstanding options, whether vested or unvested, to purchase shares of our Class B common stock (including options held by our directors and executive officers) will be canceled and converted into the right to receive a cash payment, without interest, equal to the excess, if any, of $2.06 over the per share exercise price of the option, multiplied by the number of shares of our Class B common stock subject to the option, less any applicable withholding taxes. In addition, immediately prior to the merger, each outstanding share of our restricted Class B common stock (including shares of restricted stock held by our directors and executive officers) will fully vest and be converted at the effective time of the merger into the right to receive a cash payment, without interest, equal to the number of shares of Class B common stock subject to the award multiplied by $2.06, less any applicable withholding taxes. Consequently, these options and shares of restricted stock will be converted into the right to receive the cash as described above.

Our executive officers who are full-time Infonet employees are generally eligible to participate in our Amended and Restated 2000 Employee Stock Purchase Plan. The merger agreement provides that a new exercise date will be set under our Amended and Restated 2000 Employee Stock Purchase Plan as of the date immediately preceding the completion of the merger, and each participant’s accumulated payroll deductions will be used to purchase shares of our Class B common stock on such date in accordance with the terms of the plan. Our employee stock purchase plan will then terminate. The maximum number of shares of our Class B common stock that may be issued under our Amended and Restated 2000 Employee Stock Purchase Plan prior to the effective time of the merger is 1,434,666 shares, or, if fewer shares remain authorized for issuance under the plan, such fewer number of shares.

Employment Agreements

We have agreed with Mr. Collazo that, upon the payment by us to Mr. Collazo of an amount equal to $4.5 million on or before November 30, 2004, Mr. Collazo’s current employment agreement with us will be modified so that, in the event of Mr. Collazo’s termination without cause or for good reason, the total value of separation payments and benefits payable to Mr. Collazo on account of such termination will not exceed $8 million and the value otherwise payable to Mr. Collazo under the agreement will be reduced by the $4.5 million payment made to Mr. Collazo, although we are entitled to assert that the separation payments and benefits payable under Mr. Collazo’s current employment agreement are less than $8 million. On November 29, 2004, we paid this $4.5 million payment to Mr. Collazo in accordance with our arrangement.

In connection with the signing of the merger agreement, Messrs. Collazo, Firdosy and Galleberg entered into binding preliminary employment agreements with BT. Each employment agreement is effective only upon completion of the merger and will, immediately prior to the completion of the merger, supersede and replace the executive’s current employment agreement with us. We do not expect that Messrs. Collazo, Firdosy and Galleberg will receive any payments or benefits under the current employment agreements with us as a result of the merger.

Under Mr. Collazo’s new employment agreement, BT agreed to pay Mr. Collazo upon the completion of the merger an incentive amount equal to $10.0 million in exchange for the termination of his current employment agreement with us. In accordance with the terms of the new employment agreement, this $10 million payment will be reduced by the $4.5 million payment we made to Mr. Collazo on November 29, 2004, and BT will accordingly pay the remaining $5.5 million of the incentive amount to Mr. Collazo upon the completion of the merger. The employment agreement will have a three-year term during which he will receive an annual salary equal to $700,000 for the first two years following the completion of the merger and a retention bonus of $1 million at the end of the first, second and third anniversaries of the completion of the merger. Mr. Collazo will also be eligible to receive incentive bonus payments of up to $4.2 million during the term of his employment agreement upon achieving specified performance targets in respect of the first two years following the completion of the merger. Following the completion of the merger, BT will cause Infonet to provide Mr. Collazo with a benefit that will accrue ratably over two years of service and then have a net present value that is $1.9 million greater than his current benefit under our Supplemental Executive Retirement Plan, or SERP, in lieu of any additional amounts that would have otherwise accrued under the SERP. The employment agreement will also supersede and replace any benefits otherwise payable to Mr. Collazo under the CEO Incentive Bonus Plan.

Under Mr. Firdosy’s new employment agreement, BT will pay to Mr. Firdosy an incentive amount equal to $1.55 million upon completion of the merger and $1.55 million on the first anniversary of the completion of the merger in exchange for the termination of his current employment agreement with us, unless he terminates his employment with us for other than good reason in the first six months following the completion of the merger or does not provide us with a minimum of 45 days’ advance written notice in the second six-month period following the completion of the merger. Mr. Firdosy’s second incentive payment amount will be reduced by $75,000 for each month, prorated for partial months, that the completion of the merger occurs after April 30, 2005. In addition, to the extent that we provide Mr. Firdosy with an extraordinary bonus prior to the completion of the merger, Mr. Firdosy’s initial incentive payment amount will be reduced accordingly. BT will cause to be paid to Mr. Firdosy upon the completion of the merger a lump sum of $164,000 (subject to a possible increase up to a total of $198,000) in respect of enhanced supplemental pension benefits. Mr. Firdosy’s employment agreement currently provides for a one-year term during which he will receive an annual salary equal to $322,483. Mr. Firdosy will be eligible to receive incentive bonus payments of up to 150% of his annual salary based upon achieving specified performance criteria and, upon the first anniversary of the agreement’s effectiveness, an additional bonus of up to 100% of his annual salary based upon achieving corporate performance criteria and/or integration factors. BT and Mr. Firdosy have been engaged in discussions regarding this preliminary agreement and have agreed in principle to extend the term of the agreement from one year to two years.

Under Mr. Galleberg’s new employment agreement, BT will pay to Mr. Galleberg an incentive amount equal to $1.7 million upon the completion of the merger and $1.7 million on the first anniversary of the completion of the merger in exchange for the termination of his current employment agreement with us, unless he terminates his employment with us for other than good reason in the first six months following the completion of the merger or does not provide us with a minimum of 45 days’ advance written notice in the second six-month period following the completion of the merger. Mr. Galleberg’s second incentive payment amount will be reduced by $75,000 for each month, prorated for partial months, that the completion of the merger occurs after April 30, 2005. BT will cause to be paid to Mr. Galleberg upon the completion of the merger a lump sum of $85,000 (subject to possible increase up to a total of $125,000) in respect of enhanced supplemental pension benefits. Mr. Galleberg’s employment agreement will have a one-year term during which he will receive an annual salary equal to $340,395. Mr. Galleberg will be eligible to receive incentive bonus payments of up to 150% of his annual salary based upon achieving specified performance criteria and an additional bonus of up to 100% of his annual salary based upon achieving corporate performance criteria and/or integration factors.

Under the new employment agreements with BT, each executive is also entitled to a gross-up payment for any “golden parachute” excise taxes incurred.

Indemnification and Benefits Provisions in the Merger Agreement

The merger agreement provides for director and officer indemnification and insurance, and for the continuation of certain employee benefits. We describe these provisions in “The Merger Agreement—Indemnification and Insurance” and “The Merger Agreement—Employee Benefits.”

Dividends

Pursuant to the merger agreement, we are not permitted to declare or pay any dividends prior to the completion of the merger. We have never paid a dividend on our common stock since we became a public company.

Regulatory Matters

Antitrust Authorities

Under the HSR Act, we cannot complete the merger until both parties have notified the Antitrust Division and the FTC of the merger, furnished them with certain information and materials and allowed the applicable waiting period to terminate or expire. The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger. We and BT filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on November 22, 2004. The associated initial 30-day waiting period will expire at 11:59 p.m. on December 22, 2004 unless a request is made for additional information or documentary material or the waiting period is earlier terminated. If either the Antitrust Division or the FTC makes a request for additional information or documentary materials, the waiting period will expire 30 days after substantial compliance with the request.

In addition, we or BT must make, if required, any filings with the European Commission as required by Council Regulation No. 139/2004. Under Council Regulation No. 139/2004, we may not complete the merger unless the required filing has been submitted to, and the transaction cleared by, the European Commission. Council Regulation No. 139/2004 provides for an initial Phase I waiting period of 25 working days following the filing of a complete notification to the European Commission, which can be extended to 35 working days, in particular if the parties offer remedies. On December 10, 2004, BT filed the required notification with the European Commission on Form CO. The European Commission’s review will end at the expiration of the Phase I waiting period, unless the European Commission launches an in-depth investigation into the merger, referred to as a Phase II investigation. If the European Commission initiates a Phase II investigation, the waiting period will expire 90 working days from the date the European Commission initiates this Phase II investigation. The 90 working day waiting period can be extended by 15 working days if the notifying parties offer remedies after the 54th working day following the initiation of the Phase II investigation. The total waiting period of the Phase II investigation can be extended by a further period of up to 20 working days if the European Commission and the notifying parties agree.

A filing must also be made to the Brazilian merger control authority, under that country’s Law nº 8884/94. However, completion of the merger is permitted pending a decision from the authority.

We or BT may also be required to obtain additional regulatory approvals from, or make additional regulatory notifications to, various state and foreign competition authorities.

The FTC, the Antitrust Division, the European Commission or other similar regulatory authority could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger or seeking the divestiture by BT of all or part of our shares or assets, or of other business conducted by BT Group or BT, or their affiliates, or seeking to subject us, BT or our respective affiliates to operating conditions, before or after we complete the merger. The merger agreement provides that BT and Blue Acquisition Corp. are not required to complete the merger if the FTC, Antitrust Division or other similar regulatory authority has imposed conditions on the merger or on BT that are materially burdensome, as such term is defined in the merger agreement (see “—Commitment to Obtain Approvals”). We cannot assure you that an antitrust challenge to the merger will not be made and, if such a challenge is made, we cannot predict the result.

Communications Regulatory Authorities

As a condition to the merger, an order of the FCC (either by the FCC itself or under delegated authority) giving consent for, or authorization or approval of, the merger must have been obtained without the imposition of any materially burdensome condition, qualification or other restriction, and such order shall not have been revoked or stayed as of the effective time of the merger. We filed the required applications with the FCC on November 19, 2004, seeking approval of the transfer of control to BT of the FCC licenses and authorizations held by us other than our private land mobile radio license, for which we expect to file the application for approval of transfer of control prior to the completion of the merger. We have also made and will continue to make or obtain certain reports, filings, registrations, consents, approvals, permits, authorizations and notices with, to or from state or foreign governmental entities regulating telecommunications businesses.

Exon-Florio

CFIUS may review and investigate the merger under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, commonly known as the Exon-Florio provision. The Exon-Florio provision empowers the President of the United States or his designee to take certain actions in relation to mergers, acquisitions and takeovers by foreign persons that could result in foreign control of persons engaged in interstate commerce in the United States. In particular, the Exon-Florio provision enables the President to take such action for such time as the President considers appropriate to suspend or prohibit any acquisition, merger or takeover by a foreign person that threatens to impair the national security of the United States. CFIUS has 30 days from its receipt of notice of a proposed transaction to determine whether to undertake an investigation of the transaction. If CFIUS determines to undertake an investigation, it must complete the investigation no later than 45 days after such determination. Upon completion of the investigation, CFIUS must report to the President and present a recommendation with respect to action on the transaction. Not later than 15 days after the completion of the investigation, the President must announce whether he will take action to suspend or prohibit the transaction. We and BT will consider whether to file a joint voluntary notice with CFIUS seeking a determination that there are no issues of national security sufficient to warrant an investigation under the Exon-Florio provision.

Commitment to Obtain Approvals

We and BT have agreed to use commercially reasonable efforts to obtain as promptly as reasonably practicable all necessary consents and approvals of any governmental entity and all materially necessary consents from any other person required in connection with the merger. We have also agreed with BT to use our respective commercially reasonable efforts to cooperate with one another in the preparation and filing of applications and reports to governmental entities, to inform the other of communications received by governmental entities or third parties, to permit the other party to review communications from such party to governmental entities or third parties and, where permissible by law, to participate in meetings between such party and governmental entities or third parties. Nevertheless, BT has no obligation to inform us of, or permit us to review, communications, or consult with us or permit us to attend and participate in meetings and conferences, if BT believes that any action would adversely affect in any significant way its ability to resolve these matters on favorable terms or result in the disclosure of commercially sensitive, confidential or proprietary information relating to BT or any of its subsidiaries or information not relating solely to the transactions contemplated by the merger agreement. However, BT may not limit our participation in any FCC regulatory proceeding in a manner that would violate any legal requirement that we remain in control of such proceedings.

Despite its general obligation to use commercially reasonable efforts to obtain necessary consents and approvals, BT and its subsidiaries are not required to divest or hold separate or otherwise take or commit to take any action that limits BT’s freedom of action with respect to, or its ability to retain, us, our affiliates or any of our businesses, product lines or assets, if such divestiture would be reasonably expected to be “materially burdensome” to BT. As defined in the merger agreement, materially burdensome effects are those that would have a material adverse effect on BT and its subsidiaries, taken as a whole, or substantially impair the benefits to BT, taken as a whole, that are expected, as of the date of the merger agreement, to be realized from the completion of the merger.

Appraisal Rights

Holders of record of shares of our Class A or Class B common stock who do not vote in favor of the approval and adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, or Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex F. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” or “holders of shares of our common stock” are to the record holder or holders of the shares of our Class A or Class B common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, a record holder of shares of our common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who does not vote in favor of the approval and adoption of the merger agreement and who otherwise follows the procedures set forth in Section 262 will be entitled to have his or her shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval and adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex F. Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex F carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, we believe that if you consider exercising such rights, you should seek the advice of legal counsel.

Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the approval and adoption of the merger agreement at the special meeting on                     , 2005, a written demand for the appraisal of the stockholder’s shares, and a holder of shares of our common stock must not vote in favor of the approval and adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement or abstain from voting on the merger agreement. Neither voting against the approval and adoption of the merger agreement (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to approve and adopt the merger will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the record holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, execution of the demand should be by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California 90245, Attention: Secretary.

Within ten days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262, and who has not voted in favor of the approval and adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery with a copy served on the surviving corporation demanding a determination of the fair value of the shares held by all dissenting holders. If a petition for appraisal is not timely filed, then the right to an appraisal for all dissenting stockholders will cease. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, the holders of our common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the approval and adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Under the merger agreement, we have agreed to provide BT prompt notice of any demands for appraisal received by it. BT will have the right to participate in, and direct all negotiations and proceedings with respect to, demands for appraisal under the Section 262. We will not make any payments with respect to, or settle or offer to settle, any demand for appraisal without the written consent of BT.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the $2.06 per share in cash they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a merger is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. BT has informed us that it does not anticipate offering more than $2.06 per share to any stockholder exercising appraisal rights, and BT has reserved the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than $2.06 per share. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although upon application of a dissenting stockholder or the surviving corporation, the Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive $2.06 in cash per share merger consideration, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the Court deems just.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Under the terms of the stockholder agreements described in “—Description of the Stockholder Agreements”, each holder of our Class A common stock and each of Messrs. Collazo, Firdosy and Galleberg have waived its appraisal rights with respect to its shares of our common stock in connection with the merger.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to United States Holders (as defined below) of our common stock whose shares are converted into the right to receive cash under the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	Non-United States Holders (as defined below);

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of our common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	persons deemed to sell their shares of our common stock under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.

We urge each holder of our common stock to consult his or her own tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

For purposes of this discussion, a “United States Holder” means a holder that is:

•	an individual citizen or resident of the United States;

•	a corporation, a partnership or an entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control and (b) certain other trusts considered United States Holders for federal income tax purposes.

A “Non-United States Holder” is a holder other than a United States Holder.

If a holder of our common stock is an entity treated as a partnership or other pass-through entity for United States federal income tax purposes, the tax treatment of a partner in such partnership or a member in such entity will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Partnerships or other pass-through entities holding our common stock, and partners in such partnerships or members in such other entities, should consult their tax advisors regarding the tax consequences of the merger.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a maximum rate of 15%. Capital gains of corporate stockholders are generally taxable at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock prior to completion of the merger, or (2) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Delisting and Deregistration of Our Class B Common Stock

If the merger is completed, our Class B common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act, and Infonet will no longer file periodic reports with the SEC.

Litigation Relating to the Merger

Between November 8, 2004 and November 18, 2004, three purported class action lawsuits were filed in the California Superior Court, County of Los Angeles, titled Depras v. Infonet Services Corporation et al., Case No. BC324238, Kurt v. Infonet Services Corporation et al., Case No. BC324239, and Peel v. Infonet Services Corporation et al., Case No. BC324809, against us, our board of directors’ members John Allerton, Per-Eric Fylking, Yuzo Mori, Hanspeter Quadri, Timothy P. Hartman, Peter G. Hanelt, Bruce A. Beda, José Manuel Santero, Matthew J. O’Rourke and Eric M. de Jong, and our Chief Executive Officer, President and Chairman, José A. Collazo. Each complaint is filed on behalf of a purported class of holders of our Class B common stock and alleges that the defendants breached their fiduciary duties to our stockholders by approving the merger agreement with BT. Specifically, the complaints allege that the defendants failed to properly value Infonet and ignored or did not protect against the numerous conflicts of interest resulting from their own interrelationships or connection with the merger. The complaints seek relief including an injunction preventing the contemplation of the merger, rescission of the proposed transaction to the extent already implemented and reasonable costs, and attorneys’ fees.

The time for the defendants to respond to the complaints has not yet expired and, to date, no motions have been filed by any of the parties to these lawsuits.

THE MERGER AGREEMENT

The following is a description of the material aspects of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

Structure and Effective Time

The merger agreement provides that Blue Acquisition Corp., a wholly-owned subsidiary of British Telecommunications plc (BT), will merge with and into us. We will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of BT.

The closing date for the merger will be on the second business day after the satisfaction or waiver of all conditions to closing in the merger agreement or on another mutually agreed date. We will seek to complete the merger in the first half of 2005. However, we cannot assure you when, or if, all of the conditions to completion of the merger will be satisfied. See “—Conditions to Merger.”

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and BT specify in the certificate of merger. We expect to make this filing simultaneously with the closing of the merger.

Merger Consideration

The merger agreement provides that each share of our Class A and Class B common stock outstanding immediately prior to the effective time of the merger (other than shares held by us, BT and Blue Acquisition Corp. or by holders properly exercising appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive $2.06 in cash, without interest. If any of our stockholders perfects appraisal rights with respect to any of our shares, then we will treat those shares as described under “—Appraisal Rights.”

Treatment of Stock Options and Stock-Based Awards

If the merger occurs:

•	each outstanding option to purchase shares of our Class B common stock, whether vested or unvested, will be canceled and converted into the right to receive a cash payment, without interest, equal to the excess, if any, of $2.06 over the per share exercise price of the option, multiplied by the number of shares of our Class B common stock subject to the option, less any applicable withholding taxes;

•	each outstanding share of our restricted Class B common stock (including shares of restricted stock held by our directors and executive officers) will fully vest and be converted at the effective time of the merger into the right to receive a cash payment equal to the number of shares of our Class B common stock subject to the award multiplied by $2.06; and

•	any offering periods under our employee stock purchase plan will end on the date immediately prior to the effective time of the merger and each participant’s options will be exercised automatically, subject to certain restrictions. Our employee stock purchase plan will terminate immediately following the consummation of the automatic exercises.

Surrender of Stock Certificates; Payment of Shares; Lost Certificates

Prior to the completion of the merger, BT will appoint a paying agent for the benefit of the holders of our Class A and Class B common stock. BT or Blue Acquisition Corp. will deliver to the paying agent an amount in cash equal to the aggregate merger consideration; BT has agreed to deliver 90% of such amount at or prior to the effective time of the merger.

As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each holder of record of our Class A or Class B common stock a letter of transmittal and instructions disclosing the procedure for exchanging certificates representing shares of our common stock. After the effective time, each holder of a certificate previously representing shares of our issued and outstanding Class A or Class B common stock will, upon surrender to the paying agent of a certificate together with a properly completed letter of transmittal, be entitled to receive $2.06 in cash for each share of our Class A or Class B common stock represented by such certificate. No interest will be paid or shall accrue on the cash payable upon surrender of any certificate.

If any certificate representing our common stock has been lost, stolen, defaced or destroyed, the paying agent will pay the merger consideration with respect to each share of our common stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, defaced or destroyed and, if required by BT, the posting by such person of a bond in such reasonable amount as BT may direct as indemnity against any claim that may be made against Infonet following the merger with respect to such certificate.

Directors and Officers

The merger agreement provides that the directors of Blue Acquisition Corp. immediately before the merger will be the directors of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and that our officers immediately before the merger will be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

Representations and Warranties

We have made a number of representations and warranties in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, good standing and qualification;

•	our and our subsidiaries’ capital structure;

•	our corporate power and authority to enter into the merger agreement and consummate the merger, the independent special committee’s recommendation to our board of directors to approve the merger agreement and the approval of our board of directors of the merger agreement;

•	the governmental filings required in connection with the merger;

•	no violation of our charter documents, certain contracts or applicable law or judgments, orders or decrees as a result of entering into the merger agreement and consummation of the merger;

•	the filing of required company reports and other documents with the SEC, compliance of such reports and documents and with applicable requirements of federal securities laws, rules and regulations and the accuracy and completeness of such reports and documents, including the content of our financial statements included in such reports and documents;

•	compliance with SEC and stock exchange rules and regulations;

•	the absence of a material adverse change in our business, assets, properties, financial condition or results of operations since April 2, 2004, the conduct of our business in the ordinary course and the nonoccurrence of certain extraordinary events since April 2, 2004;

•	litigation;

•	our compliance, and that of our subsidiaries and (to our knowledge) each of our country representatives and distributors, with all laws and other administrative measures applicable to their businesses or operations;

•	no notification or other written communication to us or our subsidiaries or (to our knowledge) any of our country representatives or distributors of or relating to any alleged breach of any such law or administrative measure;

•	our compliance with licenses and permits;

•	ERISA compliance, employee benefits and arrangements and labor matters;

•	inapplicability of takeover statutes;

•	the stockholder votes required to approve the merger agreement;

•	brokers and advisors fees and expenses;

•	receipt of opinions from financial advisors;

•	intellectual property;

•	computer systems, data protection, data management and disaster recovery;

•	insurance;

•	suppliers, customers and major distributors and resellers;

•	our material contracts;

•	tax matters;

•	environmental and real estate matters;

•	our net cash balance as of October 1, 2004, being not less than $385 million; and

•	the outstanding performance guarantees made by us.

Many of our representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a material adverse effect means:

•	an effect that is material and adverse to our business, assets, properties, financial condition or results of operations, or following the effective time of the merger, to the business, assets, financial condition or results of operations of BT and its affiliates; or

•	an effect that prevents or materially impedes the consummation of the merger or materially increases the cost to BT of consummating the merger or subjects BT or any of its affiliates to any criminal or material civil liability;

provided that any state of facts, change, development, effect, condition or occurrence will not be considered a material adverse effect if it relates to:

•	the telecommunications industry generally and does not disproportionately affect us relative to other participants in such industry;

•	the financial or securities markets or the economy in general and does not disproportionately affect us relative to the other participants in the telecommunications industry;

•	any change in our stock price or trading volume, in and of itself;

•	changes in GAAP or regulatory accounting requirements applicable to us; and

•	our actions or omissions, taken or omitted to be taken at the specific direction of or with the prior written consent of BT.

BT and Blue Acquisition Corp. have made a number of representations to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	their organization, good standing and qualification;

•	their corporate power and authority to enter into the merger agreement and consummate the merger and the approval of their respective boards of directors of the merger agreement;

•	the governmental filings required in connection with the merger;

•	no violation of their charter documents, certain contracts or applicable law or judgments, orders or decrees as a result of entering into the merger agreement and consummating the merger;

•	the formation of Blue Acquisition Corp. solely for the purpose of entering into the merger agreement with us and completing the merger and the absence of any business operations other than those incident to its formation; and

•	availability of sufficient funds to pay the merger consideration.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Covenants

Conduct of Our Business Prior to the Merger

In the merger agreement, we have agreed that we and our subsidiaries will use our commercially reasonable efforts to conduct our businesses in the ordinary course consistent with our past practices, to preserve our assets and technology, to keep available the services of our officers and employees, and to preserve our relationships with country representatives and those having significant business relationships with us.

In addition we have agreed, with specified exceptions, to various restrictions, including restrictions on our and our subsidiaries’ ability to:

•	declare, set aside or pay any dividends or other distributions on our or our subsidiaries’ common stock or other interests, except for distributions from a wholly-owned subsidiary to its parent;

•	purchase, redeem or otherwise acquire any shares of our or our subsidiaries’ capital stock or options, warrants or other similar rights to acquire such securities;

•	alter our or our subsidiaries’ capital stock, including stock splits, combinations or reclassifications;

•	issue, deliver, sell, pledge, or otherwise encumber any shares of our capital stock or similar securities, or securities convertible into or exchangeable for such securities, other than:

•	issuances of our Class B common stock upon the exercise of options in existence as of the time the merger agreement was executed;

•	issuances of up to 1,434,666 shares of our Class B common stock pursuant to the terms of our Amended and Restated 2000 Employee Stock Purchase Plan; or

•	issuances of our Class B common stock upon the conversion of our Class A common stock in accordance with our certificate of incorporation;

•	amend our certificate of incorporation or bylaws or similar organizational documents;

•	acquire any business, any other entity or any interest in any other entity, or any assets that are material to us and our subsidiaries as a whole (other than raw materials, equipment, supplies and inventory in the ordinary course of business), except that, after consultation with BT, we may make:

•	acquisitions that are related to or in support of our business as currently conducted for less than $5 million in consideration in the aggregate; and

•	other acquisitions or investments not in excess of $3 million in the aggregate;

•	sell, lease, license, mortgage or otherwise encumber or dispose of assets that are material to us and our subsidiaries, taken as a whole, except for sales of raw materials, equipment, supplies and inventory in the ordinary course of business;

•	incur or guarantee debt for borrowed money or issue debt securities or warrants or other rights to acquire any debt securities of us or our subsidiaries, except for:

•	short-term borrowings in the ordinary course of our business;

•	assumption of debt in connection with acquisitions that are otherwise permitted by the merger agreement; or

•	intercompany indebtedness between any of us and our wholly-owned subsidiaries;

•	make any loan, advance or capital contribution to, or investment in, any other person other than us and any of our wholly-owned subsidiaries;

•	make aggregate capital expenditures in excess of $15 million in any three-month period;

•	pay, discharge, settle or satisfy any material claims, liability or obligation other than in the ordinary course of business, except as required by the terms of any claims, liabilities or obligations that are reflected or reserved against in the financial statements contained in our most recent reports filed with the SEC or incurred in the ordinary course of business since the date of such financial statements;

•	waive, release, grant or transfer any right of material value outside the ordinary course of business;

•	except as is permitted under the merger agreement, waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce any confidentiality, standstill, non-competition or exclusivity agreement to which we or any of our subsidiaries is a party;

•	except as required by law or any of our benefit plans or other arrangements:

•	make any loan to, increase the compensation or benefits to, pay any bonus to or increase severance or termination payments or benefits to any of our directors or employees outside the ordinary course of business or to José Collazo, our Chief Executive Officer, President and Chairman, Akbar Firdosy, our Vice President and Chief Financial Officer or Paul Galleberg, our Senior Vice President, General Counsel and Secretary;

•	enter into any employment, loan, retention, indemnification, termination, or similar agreement with any of our directors or employees outside the ordinary course of business;

•	enter into any change of control, severance or similar agreement with any of our directors or employees outside the ordinary course of business or with any of Messrs. Collazo, Firdosy and Galleberg;

•	modify any terms of any of our employee options, warrants or stock option plans; or

•	take any action to fund or secure or accelerate the payment of compensation or benefits or accelerate eligibility under any existing benefit plan, or amend or modify the terms of any existing benefit plan or establish any benefit plan;

•	take any action that is intended to result in any condition to the merger set forth in the merger agreement not being satisfied;

•	except in the ordinary course of business, materially modify our relationship with any supplier, distributor or customer, or decrease or limit the products or services provided by suppliers, the resale or distribution of our products or services by distributors or the sale of our products or services to customers;

•	adopt or implement any stockholder rights plan, “poison pill,” anti-takeover or similar plan or device that is applicable to us, any of our subsidiaries or the merger;

•	appoint any new executive officer of Infonet, except to replace any officer whose employment by us terminates or who is no longer our executive officer;

•	except as is required by a change in GAAP or applicable law or regulation, make any material change in our accounting methods, principles or practices of those of any of our subsidiaries; and

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

No Solicitation of Takeover Proposals

We and our subsidiaries have terminated all discussions or negotiations with all third parties regarding any takeover proposal.

We have agreed that we, our subsidiaries, and any of our respective directors, officers, or employees, investment bankers, attorneys, accountants and other advisors or representatives will not:

•	directly or indirectly solicit, initiate or take any other action knowingly to facilitate or encourage any takeover proposal; and

•	directly or indirectly participate in any discussions or negotiations with, or provide any non-public information to, any person regarding any takeover proposal.

Despite these general prohibitions, subject to the conditions described below, we may, at any time prior to the approval of the merger agreement by our stockholders:

•	provide information in response to a request from a person making an unsolicited takeover proposal, and

•	engage in discussions and negotiations with such person.

We may only take these actions if:

•	our board of directors determines in good faith after consultation with outside counsel that the takeover proposal constitutes or is reasonably likely to lead to a superior proposal;

•	the takeover proposal did not result from our breach of our no solicitation obligations under the merger agreement;

•	we have made available to BT the same information being furnished to the bidder; and

•	the bidder has entered into a customary confidentiality agreement.

We are required to cause our officers, directors, employees, other representatives and, in some cases, our affiliates, to comply with these restrictions.

In addition, our board of directors and the independent special committee of our board of directors have agreed not to:

•	withdraw or propose publicly to withdraw (or modify or propose publicly to modify in any manner adverse to BT) their recommendation that our stockholders vote to approve the merger agreement;

•	recommend, adopt or approve, or propose publicly to recommend, adopt or approve any competing takeover proposal; or

•	permit us to enter into any agreement related to, or which is intended or reasonably likely to lead to, any takeover proposal.

Despite these general prohibitions, subject to the conditions described below, our board of directors may, at any time prior to approval of the merger agreement by our stockholders:

•	recommend, adopt or approve, or propose publicly to recommend, adopt or approve any takeover proposal; and

•	in response to a superior proposal, cause us to terminate the merger agreement and enter into an acquisition agreement to accept the superior proposal.

Our board of directors may only take these actions if:

•	the independent special committee of our board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such actions would reasonably be expected to be inconsistent with fulfilling its fiduciary duties under applicable law; and

•	in the case of terminating the merger agreement, we have provided BT at least three business days’ advance written notice that we have received a superior proposal, specifying the material terms and conditions of the superior proposal, identifying the person making the superior proposal and stating that our board of directors intends to terminate the merger agreement.

Upon delivery of such notice, BT has the right, within the three business day period, to amend the terms of its offer such that the proposal received from the third party is no longer superior.

The covenant in the merger agreement generally prohibiting us from soliciting acquisition proposals does not prevent us from complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an acquisition proposal or from making any disclosure to our stockholders if, in the good faith judgment of the independent special committee of our board of directors, after consultation with outside counsel, failure to make such disclosure would be inconsistent with applicable law.

We have also agreed to notify BT of any takeover proposals or any information or inquiry that we believe could lead to or contemplates a takeover proposal, and to keep BT informed of the status of any such requests, proposals or inquiries.

A “takeover proposal” means any inquiry, proposal or offer with respect to the acquisition of:

•	assets or businesses that constitute or represent 20% or more of our and our subsidiaries’ combined revenues, income from continuing operations, net income or total assets;

•	20% or more of the outstanding shares of our common stock; or

•	20% or more of the capital stock of, or other equity or voting interest in, any of our subsidiaries directly or indirectly holding assets or businesses that constitute or represent 20% or more of our and our subsidiaries’ combined revenues, income from continuing operations, net income or total assets.

A “superior proposal” means any bona fide offer that:

•	is made by a third party in respect of a transaction that if consummated would result in such third party acquiring, directly or indirectly, all or substantially all of the voting power of our common stock or all or substantially all of our and our subsidiaries’ assets;

•	the independent special committee of our board of directors determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation, is more favorable from a financial point of view to our stockholders than the merger contemplated by the merger agreement; and

•	is not subject to any due diligence or financing condition to either party’s obligation to consummate the transaction.

Board Recommendation; Stockholder Meeting

Under the merger agreement, we have agreed to convene a stockholders’ meeting as promptly as practicable after November 8, 2004 in order to obtain stockholder approval of the merger agreement. We have agreed that our board of directors will, subject to its fiduciary duties, recommend that our stockholders vote to approve the merger agreement. If our board withdraws or changes its recommendation, we are still obligated to call and hold a meeting of our stockholders to vote on the merger agreement unless the merger agreement has been terminated in accordance with its terms.

Employee Benefits

BT has agreed to generally:

•	provide our employees with credit for their service with us for purposes of eligibility to participate and vesting under BT’s benefit plans to the same extent recognized by us prior to the merger;

•	waive certain exclusions and any evidence-of-insurability and waiting-period requirements under its benefit plans in which our employees are eligible to participate following the merger to the extent waived under our corresponding plans in which the applicable employees participated prior to the merger;

•	give our employees credit for co-payments and deductibles paid prior to the merger in the calendar year in which the merger occurs, toward applicable deductible or out-of-pocket requirements in BT’s benefit plans in which the employees participate after the merger; and

•	maintain our Senior Executive Supplemental Benefits Plan, Supplemental Executive Retirement Plan and Deferred Income Plan until all benefits accrued as of the effective time of the merger and payable under such plans have been distributed to the participants in accordance with the terms of such plans.

BT has indicated that it intends to provide our employees with benefits no less favorable in the aggregate than those provided to similarly situated employees of BT and its subsidiaries; however, except as expressly provided in the merger agreement, no guarantees are made to our employees as to their continued employment following the merger, and the agreement does not limit BT’s right to amend or terminate any employee benefit plans in which our employees are eligible to participate following the merger.

Efforts to Complete the Merger; Regulatory Matters

We, BT and Blue Acquisition Corp. have agreed to use commercially reasonable efforts to take all actions necessary or advisable to consummate the merger, including by:

•	taking all reasonable actions necessary to cause the conditions to the merger in the merger agreement to be satisfied;

•	obtaining all necessary waivers, consents, approvals, authorizations or orders from governmental entities and making all necessary registrations and filings and taking all reasonable steps to obtain such necessary approvals or waivers from governmental entities; and

•	obtaining all necessary consents, approvals or waivers from third parties.

We have also agreed to use our commercially reasonable efforts to cause the holders of our Class A common stock to cooperate with the other parties to the merger agreement in connection with the foregoing. We may not, without the consent of BT, enter into any divestiture transaction that would reasonably be expected to be materially burdensome. In addition, BT and its affiliates are not required to divest or take any other action which limits their freedom of action with respect to us or any of our businesses if such divesture or other action would reasonably be expected to be materially burdensome.

“Materially burdensome” means such as would have a material adverse effect on BT and its subsidiaries, taken as a whole, or would substantially impair the benefits to them expected to be realized from the consummation of the merger.

Specifically, we, BT and Blue Acquisition Corp. have agreed to:

•	make, as promptly as practicable after November 8, 2004, our respective filings with respect to the merger under the HSR Act or the antitrust and competition laws of any foreign jurisdiction and to supply, as promptly as practicable, any additional information and documentary materials that may be requested pursuant to the HSR Act or the antitrust and competition laws of any foreign jurisdiction, and use our commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the antitrust and competition laws of any foreign jurisdiction;

•	file all necessary applications to obtain the consent of the FCC, any state public service commissions, and state and foreign telecommunications regulatory agencies; and

•	cooperate with each other in connection with any filings or disclosures with respect to the merger that may be necessary or advisable and any investigation or other inquiry relating to the foregoing.

We and BT have also agreed to promptly inform the other of any related communications with governmental entities and any material related communications with a private party, to permit the other to review any such communications relating solely to the merger, and to consult each other prior to any meeting or conference with any governmental entity, or in connection with any proceeding with a private party, relating solely to the merger. Nevertheless, BT has no obligation to inform us of, or permit us to review, communications, or consult with us or permit us to attend and participate in meetings and conferences, if BT believes that any action would adversely affect in any significant way its ability to resolve these matters on favorable terms or result in the disclosure of commercially sensitive, confidential or proprietary information relating to BT or any of its subsidiaries or information not relating solely to the transactions contemplated by the merger agreement. However, BT may not limit our participation in any FCC regulatory proceeding in a manner that would violate any legal requirement that we remain in control of such proceedings.

Indemnification and Insurance

BT and Blue Acquisition Corp. have agreed that all rights to indemnification for acts or omissions occurring at or prior to the effective time of the merger existing as of November 8, 2004, in favor of any of our current or former directors or officers, including rights under any specified indemnification agreements, will continue in full force and effect after the merger in accordance with their terms. BT has agreed to ensure that Infonet remains in a financial condition to meet those commitments following the merger.

The merger agreement requires that, for a period of six years after the effective time of the merger, BT maintain in effect either the policies of directors’ and officers’ liability insurance that we currently maintain or obtain policies of at least the same coverage. However, BT will not be required to pay aggregate annual premiums for insurance in excess of $6,438,750, but is nevertheless obligated to provide the most advantageous coverage as may be obtained for this amount.

Conditions to the Merger

Our and BT’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•	approval from our stockholders must be obtained; and

•	the absence of any law or order of a governmental entity existing that prevents or prohibits the consummation of the merger.

BT’s and Blue Acquisition Corp.’s obligations to complete the merger are subject to the satisfaction by us or waiver by them of the following conditions:

•	the accuracy of our representations and warranties, except where such inaccuracy would not reasonably be expected to result in a material adverse effect, and our material compliance with our obligations;

•	the waiting period that applies to the merger under the HSR Act has expired or been terminated without the imposition of a materially burdensome condition or restriction;

•	to the extent Council Regulation No. 139/2004 applies to the merger, the European Commission has indicated, without imposing any materially burdensome condition, that the concentration is compatible with the common market pursuant to its terms and if the European Commission has referred the concentration to the European Economic Area Member State(s), the European Economic Area Member State(s) have approved the merger without imposing any materially burdensome condition or restriction;

•	if BT is of the opinion that there is any reasonable doubt as to whether Council Regulation No. 139/2004 applies to the merger, the European Commission has indicated that Council Regulation No. 139/2004 does not apply;

•	any other required antitrust or merger control clearances, consents or approvals required for the merger have been granted by the relevant authority without the imposition of a materially burdensome condition or restriction;

•	the receipt of any required approvals from the FCC, without the imposition of any materially burdensome restriction;

•	the receipt of all legally required governmental consents, and any other governmental consents the failure of which to be obtained could reasonably be expected to result in the requirement of a material divestiture;

•	the receipt of all other third party consents required in connection with the merger except for those the failure of which to be obtained would not reasonably be expected to be materially burdensome;

•	no governmental entity (1) having imposed any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) or instituted or threatened any action or (2) based upon any applicable non-competition, antitrust or pre-merger notification laws, having instituted or threatened to institute any action, which seeks to:

•	prohibit or limit the ownership or operations by us, BT or any of our respective affiliates or subsidiaries, or compel the disposition, of any material part of our, BT’s or any of our respective affiliates or subsidiaries’ businesses or assets;

•	impose limitations on the ability of BT or any of its affiliates to hold any shares of our stock following the merger; or

•	prohibit BT or any of its affiliates from controlling in any material respect our or our subsidiaries’ businesses or operations;

•	no governmental entity has instituted or threatened any actions based upon any applicable non-competition, antitrust or pre-merger notification laws which, in addition to the above seek to restrain or prohibit the merger or that are reasonably likely to be materially burdensome;

•	the absence of a material adverse effect on our business; and

•	BT has not received any notice that a governmental entity has imposed or threatened to impose material fines or penalties on us or any of our subsidiaries for failure to comply with regulatory laws.

Our obligations to complete the merger are subject to the satisfaction by BT and/or Blue Acquisition Corp. or waiver by us of the following conditions:

•	the accuracy of BT’s and Blue Acquisition Corp.’s representations and warranties, except where such inaccuracy would not reasonably be expected to prevent or materially delay the consummation of the merger, and BT’s and Blue Acquisition Corp.’s material compliance with their obligations; and

•	receipt by us, BT or our applicable subsidiaries of all legally required approvals or orders from governmental entities and all third party consents that are reasonably required in connection with the merger, to the extent the failure to obtain any such consents, approvals or orders would reasonably be expected to subject our directors and officers to criminal or material civil liability or give rise to any judgment, injunction or other order which could prevent or prohibit consummation of the merger.

Termination

The merger agreement may be terminated at any time before the completion of the merger, whether before or after the approval and adoption of the merger agreement by our stockholders as follows:

•	by our and BT’s mutual written consent;

•	by either BT or us if:

•	we do not complete the merger by November 8, 2005 (except that this termination right is not available to a party whose breach has been a principal reason for merger not being consummated by this date);

•	any statute, rule, regulation, executive order, decree, judgment, ruling, injunction, other order or other action taken by a governmental entity which prevents or prohibits the consummation of the merger becomes final and nonappealable;

•	our stockholders do not approve and adopt the merger agreement at the stockholders meeting called for such purpose; or

•	the other party to the merger agreement breaches its representations and agreements so that the related closing conditions cannot be satisfied by November 8, 2005 and such breach cannot be cured within 20 business days after receipt of written notice from the non-breaching party;

•	by us in connection with the receipt of a superior proposal, as more specifically described under “—No Solicitation of Takeover Proposals;” or

•	by BT if:

•	our board of directors withdraws, proposes publicly to withdraw (or modifies or proposes publicly to modify in any manner adverse to BT), or fails to recommend that our stockholders vote or approve the merger agreement, or we otherwise fail to meet our obligation to duly call and give notice of a special meeting of our stockholders in accordance with the terms of the merger agreement to approve and adopt the merger agreement, if this breach cannot be cured or is not cured within eight days after receiving notice of such breach;

•	in connection with any required filing or submission, we or BT are required to accept a materially burdensome condition and we and BT are unable to cause such condition to be removed; or

•	any legal restraint is in effect, and has become final and nonappealable, under any antitrust law that would:

•	prohibit or limit the ownership or operations by us, BT or any of our respective affiliates or subsidiaries, or compel us, BT or any of our respective affiliates or subsidiaries, to dispose of, or hold separate, of any material part of our, BT’s or any of our respective affiliates or subsidiaries’ businesses or assets;

•	impose limitations on the ability of BT or any of its affiliates to hold any shares of our stock after the merger; or

•	prohibit BT or any of its affiliates from effectively controlling in any material respect our or our subsidiaries’ businesses or operations.

Termination Fees and Other Expenses

Each party will pay its own fees and expenses in connection with the merger, whether or not the merger is consummated.

We will be required to pay a termination fee of $35 million to BT if:

•	a takeover proposal is made to us or an intent or interest in making such proposal is announced, and thereafter:

•	BT terminates the merger agreement as a result of a breach by us of our covenants set forth in the merger agreement;

•	BT terminates the merger agreement as a result of our breach of our representations and warranties and within 12 months after such termination we enter into an acquisition agreement to consummate any takeover proposal; or

•	either BT or we terminate the merger agreement because we fail to obtain stockholder approval of the merger agreement;

•	we terminate the merger agreement in connection with the receipt of a superior proposal, as more specifically described under “—No Solicitation of Takeover Proposal;” or

•	BT terminates the merger agreement because our board of directors withdraws, proposes publicly to withdraw (or modifies or proposes publicly to modify in any manner adverse to BT) or fails to recommend that our stockholders vote or approve the merger agreement, or we fail to hold a meeting of our stockholders for the purpose of obtaining stockholder approval of the merger agreement, if this breach cannot be cured or is not cured within eight days after receiving notice of such breach.

For purposes of the termination fee payment, a “takeover proposal” means any inquiry, proposal or offer with respect to the acquisition of:

•	assets or businesses that constitute or represent 50% or more of our and our subsidiaries’ combined revenues, income from continuing operations, net income or total assets;

•	50% or more of the outstanding shares of our common stock; or

•	50% or more of the capital stock of, or other equity or voting interest in, any of our subsidiaries directly or indirectly holding assets or businesses that constitute or represent 50% or more of our and our subsidiaries’ combined revenues, income from continuing operations, net income or total assets.

Additional Agreements

Upon reasonable notice, and except as may otherwise be required by applicable law, we have agreed to afford BT’s officers, employees, counsel, accountants, agents and other representatives reasonable access, during normal business hours, to all of our properties, personnel, agents, books, contacts and records, and to furnish promptly to BT all information concerning our business, properties and personnel as may reasonably be requested.

Except as would violate applicable law, we and BT have agreed to consult with each other prior to issuing any press release or other public announcements with respect to the merger, and to reasonably cooperate to obtain an orderly transition and integration process in connection with the merger in order to minimize the disruption to, and preserve the value of the surviving corporation’s business after the effective date of the merger.

We agreed to prepare and file with the SEC, as promptly as reasonably practicable after November 8, 2004, this proxy statement and to use our commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to this proxy statement.

Amendment

The parties to the merger agreement may amend the agreement by a written instrument signed by us, BT and Blue Acquisition Corp., so long as the amendment is approved by a majority of our entire board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our Class A common stock, the number of shares of our Class B common stock and the percentage of total voting power which, according to the information furnished to us, are beneficially owned by:

•	each person (or group of affiliated persons) known by us (based exclusively on Schedules 13G and 13D filed with the SEC) to beneficially own 5% or more of the shares of our common stock;

•	each of our current directors;

•	our Chief Executive Officer and four other most highly compensated executive officers; and

•	all current executive officers and directors as a group.

The number and percentage of shares beneficially owned is based on 161,403,358 shares of our Class A common stock and 306,826,546 shares of our Class B common stock outstanding as of December 6, 2004. Except for information derived from Schedules 13G and 13D, as indicated in the footnotes, beneficial ownership is stated as of December 6, 2004. Beneficial ownership includes any shares as to which the holder has voting power or investment power and any shares that the holder has the right to acquire within 60 days of December 6, 2004, through the exercise of any stock option, warrant or other right. Unless otherwise indicated in the table or the footnotes, each holder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares shown as beneficially owned.

Beneficial Owner	Class A Common Stock(1)	Percent of Class A	Class B Common Stock(1)(2)	Percent of Class B	Percent of Total Voting Power(3)
5% Beneficial Holders:
BT Group plc(4) BT Centre, 81 Newgate Street London EC1A 7AJ, England	161,403,358	100%	243,438,790	79.3%	96.7%
KDDI Corporation(5) 2-3-2, Nishishinjuku Shinjuku-Ku, Tokyo 163-8003 Japan	15,346,108	9.5%	32,543,454	10.6%	9.7%
KPN Telecom B.V.(6) Telecomplein 5 2516 CK The Hague The Netherlands	28,918,283	17.9%	54,386,078	17.7%	17.9%
Swisscom AG(7) Alte Tiefenaustrasse 6 CH-3048 Worblaufen Switzerland	28,918,283	17.9%	54,386,078	17.7%	17.9%
Telefónica International Holding B.V.(8) Drentestraat 24 BG 1083 HK Amsterdam The Netherlands	28,918,283	17.9%	38,439,411	12.5%	17.1%
TeliaSonera AB(9) Vitsandsgatan 9, House D S-123 86 Farsta, Sweden	34,449,783	21.3%	59,917,578	19.5%	21.1%
Telstra Corporation Limited(10) Level 41 242 Exhibition Street Melbourne, Victoria 3000 Australia	24,852,618	15.4%	0	0%	12.9%

Name and Principal Position of Beneficial Owner	Class B Common Stock(1) (2)	Percent of Class B	Percent of Total Voting Power(3)
Directors and Executive Officers:
José A. Collazo, Chief Executive Officer, President and Chairman	12,548,759	4.0%	*
Akbar H. Firdosy, Vice President and Chief Financial Officer	1,528,220	*	*
Paul A. Galleberg, Senior Vice President, General Counsel and Secretary	894,632	*	*
John C. Hoffman, Executive Vice President, Communications Sales & Services(11)	1,266,088	*	*
Peter C. Sweers, Chief Operating Officer	355,567	*	*
John Allerton, Director(12)	150,000	*	*
Bruce Beda, Director	105,000	*	*
Eric M. de Jong, Director	270,400	*	*
Per-Eric Fylking, Director	90,000	*	*
Peter Hanelt, Director	105,000	*	*
Timothy P. Hartman, Director	120,000	*	*
Yuzo Mori, Director	0	0	0
Matthew J. O’Rourke, Director	210,000	*	*
Hanspeter Quadri, Director	120,000	*	*
José Manuel Santero, Director	120,000	*	*

All directors and executive officers as a group (16 persons)	19,116,586	5.9%	*

*	Less than 1% of total.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned.
(2)	Excludes our Class A common stock that is immediately convertible into our Class B common stock. Includes our Class B common stock which may be purchased upon the exercise of stock options which are exercisable as of December 6, 2004 or within 60 days thereafter as follows: Mr. Collazo—9,314,500 shares; Mr. Firdosy—1,020,920 shares; Mr. Galleberg—870,000 shares; Mr. Hoffman—970,920 shares; Mr. Sweers—239,000 shares; Mr. Allerton—150,000 shares; Mr. Beda—105,000 shares; Mr. de Jong—269,800 shares; Mr. Fylking—90,000 shares; Mr. Hanelt—105,000 shares; Mr. Hartman—120,000 shares; Mr. O’Rourke—210,000 shares; Mr. Quadri—120,000 shares; Mr. Santero—120,000 shares; and all directors and executive officers as a group—14,651,060 shares.
(3)	Percent of total voting power reflects the entitlement of each share of our Class A common stock to ten votes on all matters other than the election of Class B common stock directors, and each share of our Class B common stock to one vote on all matters.
(4)	Derived in part from the Schedule 13D filed on November 18, 2004 by BT Group plc. These shares represent the aggregate number of shares of our Class A and Class B common stock subject to the stockholder agreements dated November 8, 2004 described in “The Merger—Description of the Stockholder Agreements,” whereby the stockholders have agreed to vote for the merger and against any other acquisition proposal. BT may be deemed to beneficially own these shares, over which it shares voting power with the stockholders. BT disclaims beneficial ownership of these shares. Does not include up to an additional 11,205,420 shares of our Class B common stock that may be acquired pursuant to stock options to acquire shares of our Class B common stock held by the stockholders party to the stockholder agreements that are or will become exercisable within 60 days of December 6, 2004, or 1,837,440 shares of our Class B common stock that may be acquired pursuant to additional stock options to acquire shares of our Class B common stock held by such stockholders that are or will become exercisable on or before November 8, 2005.

(5)	According to Schedule 13G/A filed on May 14, 2001 by KDDI Corporation, the shares of our Class B common stock are held by The Employment Retirement Benefit Trust of KDDI Corporation and the trust manager thereunder. The Trust was established to fund certain obligations of KDDI Corporation to certain of its employees under certain benefit plans. KDDI Corporation has sole voting power over the shares of our Class A common stock and our Class B common stock and has shared dispositive power over the shares of our Class B common stock.
(6)	According to Schedule 13G filed on February 14, 2000 by KPN Telecom B.V.
(7)	According to Schedule 13G filed on February 14, 2000 by Swisscom AG.
(8)	According to Schedule 13G filed on February 14, 2003 on behalf of Telefónica International Holding B.V.
(9)	According to Schedule 13G filed on February 14, 2000 by Telia AB, one of the companies that merged to form TeliaSonera AB.
(10)	According to Schedule 13G/A filed on February 14, 2002 by Telstra Corporation Limited.
(11)	Includes 2,168 shares held indirectly by spouse.
(12)	Due to the policies of his employer, Telstra Corporation Limited, Mr. Allerton disclaims any personal pecuniary interest in any options granted to him. Mr. Allerton has informed us that such pecuniary interest is held by Telstra.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

We will hold our 2005 annual meeting of stockholders only if the merger is not consummated before the time of such meeting because, following the merger, we will be delisted from the New York Stock Exchange and deregistered under the Exchange Act and, therefore, will no longer be a publicly-held company. Any stockholder wishing to have a proposal considered for inclusion in our 2005 annual meeting proxy solicitation materials must set forth such proposal in writing and file it with our secretary on or before June 13, 2005. Proposals received after such date shall be considered untimely and shall not be included in our annual meeting proxy solicitation materials or considered at the 2005 Annual Meeting. Our board of directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2005 annual meeting proxy solicitation materials.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

BT is not a participant in the solicitation made by this proxy statement. BT does not have any interest in the solicitation other than as a result of its agreement to acquire all of the outstanding shares of our common stock pursuant to the terms of the merger agreement.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in later filed documents incorporated by reference in this proxy statement.

This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC.

Infonet’s SEC filings	Period
Annual Report on Form 10-K	Year ended April 1, 2004, as filed on June 16, 2004

Quarterly Report on Form 10-Q	Quarter ended October 1, 2004, as filed on November 10, 2004

Current Report on Form 8-K	Filed on November 9, 2004

Amended Current Report on Form 8-K/A	Filed on December 9, 2004

We also incorporate by reference additional documents that may be filed with the SEC between the date of this proxy statement and the date of the annual meeting of stockholders or, if sooner, the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC’s Internet web site at http://www.sec.gov. You may obtain documents we incorporate by reference from us without charge, excluding all exhibits except those that we have specifically incorporated by reference in this proxy statement. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address:

Infonet Services Corporation

Investor Relations

2160 East Grand Avenue, El Segundo, California 90245

(310) 335-2600

irideas@infonet.com

We will send you any of these documents free of charge upon your request.

You should rely only on the information contained or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement is dated                     . You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 8, 2004

BY AND AMONG

BRITISH TELECOMMUNICATIONS PLC,

BLUE ACQUISITION CORP.

and

INFONET SERVICES CORPORATION

Section		Page
8.9	Assignment	A-41
8.10	Enforcement	A-42

Exhibits

1.	Restated Certificate of Incorporation of Surviving Corporation
2.	Forms of Press Releases

AGREEMENT AND PLAN OF MERGER dated as of November 8, 2004 (this Agreement),

BY AND AMONG:

(1) British Telecommunications plc, a company incorporated in England and Wales (Parent);

(2) Blue Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (Merger Sub); and

(3) Infonet Services Corporation, a Delaware corporation (the Company).

WHEREAS:

(A) the Board of Directors of each of the Company, Merger Sub and Parent has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the Merger), upon the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding share of Class A common stock, par value $0.01 per share, of the Company (the Company Class A Common Stock) not owned by Parent, Merger Sub or the Company, other than the Appraisal Shares (as defined in Section 2.1(d)), will be converted into the right to receive $2.06 in cash, without interest, and each issued and outstanding share of Class B common stock, par value $0.01 per share, of the Company (the Company Class B Common Stock, and together with the Company Class A Common Stock, the Company Common Stock) not owned by Parent, Merger Sub or the Company, other than the Appraisal Shares, will be converted into the right to receive $2.06 in cash, without interest (the Merger Consideration);

(B) as a condition of the willingness of Parent to enter into this Agreement, Jose Collazo, Paul Galleberg and Akbar Firdosy and each holder of shares of outstanding Company Class A Common Stock (each, a Stockholder), has entered a Stockholder Agreement dated as of the date hereof (each, a Stockholder Agreement) with Parent, which provides, among other things, that, subject to the terms and conditions thereof, such Stockholder will vote his or its shares of Company Common Stock in favor of the Merger and the approval and adoption of this Agreement;

(C) prior to the Board of Directors approvals referred to above, a Special Committee of the Board of Directors of the Company (the Special Committee) (i) determined that the Merger is fair to and in the best interests of the public holders of the Company Class B Common Stock and (ii) recommended the approval of this Agreement to the Board of Directors of the Company and the adoption of this Agreement to the public holders of the Company Class B Common Stock; and

(D) Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

1. THE MERGER

1.1 The Merger

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the DGCL), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). As a result of the Merger and at the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the Surviving Corporation) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

1.2 Closing

The closing of the Merger (the Closing) shall take place at 10:00 a.m., New York time, on the second Business Day after the satisfaction or waiver of the conditions set forth in Section 6 (other than those conditions that by their terms cannot be satisfied until the time of the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York 10020, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the Closing Date.

1.3 Effective Time

Prior to the Closing, Parent shall prepare, and on the Closing Date the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger (the Certificate of Merger) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the Effective Time.

1.4 Effects of the Merger

The Merger shall have the effects set forth in Section 259 of the DGCL.

1.5 Certificate of Incorporation and By-laws

(a) The certificate of incorporation of the Company shall be amended as of the Effective Time to be in the form of Exhibit 1 and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.6 Directors

The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the next annual meeting of stockholders of the Surviving Corporation (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

1.7 Officers

The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

2. CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock

As of the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, the Company or the holders of any securities of the Company or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that, immediately prior to the Effective Time, is owned directly by the Company as treasury stock, or by Parent or Merger Sub, shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and the Appraisal Shares) shall automatically be converted into the right to receive the Merger Consideration. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a Certificate) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect to each such share.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the Appraisal Shares) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (Section 262) shall not be converted into the right to receive the Merger Consideration in respect of such shares as provided in Section 2.1(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and each such Appraisal Share shall have become, the right to receive the Merger Consideration as provided in Section 2.1(c). The Company shall provide prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.2 Exchange of Certificates

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent for the payment of the Merger Consideration (the Paying Agent). From time to time after the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.1(c) upon surrender of Certificates, it being understood that (i) at least 90% of such funds shall be provided to the Paying Agent at the Effective Time and (ii) any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent (such funds being hereinafter referred to as the Exchange Fund).

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of a Certificate in exchange for the Merger Consideration payable in respect of such Certificate. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate in accordance with the terms of this Section 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Section 2.

(d) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered before the second anniversary of the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(d))), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

(f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable taxes required to be deducted and withheld by applicable law from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the stockholder in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is nine months after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate who has not theretofore complied with this Section 2 shall thereafter look only to Parent for payment of its claim for Merger Consideration, but only as general unsecured creditors thereof.

3. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company

Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way to make its relevance to the information called for by such other Section or Subsection readily apparent) delivered by the Company to Parent prior to the execution of this Agreement (the Company Disclosure Letter), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as currently conducted, except where the failure to be in good standing, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect (as defined in Section 8.3). Each of the Company and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed individually and in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Parent prior to the execution of this Agreement true and complete copies of the Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the Company Charter), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the Company By-laws), and the comparable charter and organizational documents of each Significant Subsidiary (as defined in Section 8.3), in each case as amended to the date of this Agreement. Neither the Company nor any Significant Subsidiary is in default or violation of any term or provision of any such document.

(b) Subsidiaries. Section 3.1(b) of the Company Disclosure Letter lists each Subsidiary of the Company and its jurisdiction of organization. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and, except as set forth in Section 3.1(b) of the Company Disclosure Letter, are owned by the Company, by a wholly owned Subsidiary of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, Liens). Except for its interests in its Subsidiaries and joint ventures as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c) Capital Structure. The authorized capital stock of the Company consists of 400,000,000 shares of Company Class A Common Stock, 600,000,000 shares of Company Class B Common Stock and 30,000,000 shares of Class C common stock (Company Class C Common Stock), each with a par value of $0.01 per share (together, the Company Capital Stock). At the close of business on November 2, 2004, (i)161,403,358 shares of Company Class A Common Stock and 306,793,546 shares of Company Class B Common Stock were issued and outstanding (other than shares held in treasury), (ii) 202,756,983 shares of Company Class A Common Stock and 11,192,768 shares of Company Class B Common Stock were held by the Company in its treasury, (iii) 30,025,966 shares of Company Class B Common Stock were subject to outstanding Company Stock Options (as defined below), and 14,141,074 additional shares of Company Class B Common Stock are available for issuance pursuant to the Amended and Restated 2000 Employee Stock Purchase Plan and any other plan pursuant to which any outstanding options to purchase Company Class B Common Stock were or may be granted (such plans, collectively, the Company Stock Plans), (iv) 3,741,500 shares of Company Class B Common Stock were subject to outstanding conditional and restricted stock awards and other incentive awards issued under the Company Stock Plans (Stock Units) and (v) no shares of Company Class C Common Stock were issued and outstanding or were held by the Company in its treasury. During the period from April 2, 2004 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Class B Common Stock pursuant to the exercise of Company Stock Options outstanding on April 2, 2004 as required by their terms as in effect on the date of this Agreement and (y) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock or other equity or voting interests from the Company. Section 3.1(c) of the Company Disclosure Letter contains a true and complete list, as of the close of business on November 2, 2004, of all outstanding options to purchase Company Class B Common Stock granted under the Company Stock Plans (collectively, the Company Stock Options) and any other options to purchase Class B Company Common Stock, the number of shares subject to each such Company Stock Option, the grant dates and exercise prices of each such Company Stock Option and the names of the holder thereof. Except as set forth above, at the close of business on November 2, 2004 no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights linked to the price of Company Class B Common Stock and granted under any Company Stock Plan that were not granted in tandem with a related Company Stock Option. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.1(d)) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Capital Stock may vote (Voting Company Debt). Except as set forth above or in Section 3.1(c) of the Company Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Subsidiary of the Company or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights inuring to holders of Company Capital Stock. To the extent that the Company Disclosure Letter sets forth any items or matters as exceptions to the preceding sentence, Section 3.1(c) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on November 2, 2004, of all such items and matters and the economic terms and conditions thereof. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(d) Authority; Noncontravention. The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval (as defined in Section 3.1(o)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity. At a meeting duly noticed, called and held on November 7, 2004 the Special Committee, by unanimous vote of the directors voting, determined that the Merger is fair to, and in the best interests of, the holders of Company Class B Common Stock, and has recommended the approval of this Agreement to the Board of Directors of the Company and the adoption of this Agreement to the holders of Company Class B Common Stock. The Board of Directors of the Company, at a meeting duly called and held at which directors of the Company constituting a quorum were present, duly adopted resolutions by unanimous vote of the directors voting, (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that the consideration to be paid to the Company’s stockholders in the Merger is fair to such stockholders, (iv) directing that this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (v) recommending that the Company’s stockholders adopt this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Company Charter or Company By-laws or the certificate of incorporation or by-laws (or similar organizational documents) of any Subsidiary of the Company, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license, whether oral or written (each, including all amendments thereto, a Contract), to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets is subject or otherwise under which the Company or any of its Subsidiaries have rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually and in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a Governmental Entity), or termination or expiration of any waiting period under applicable law, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (1) consents, approvals, authorizations, clearances, compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act), Council Regulation (EC) no 139/2004 of January 20, 2004 on the control of concentrations between undertakings (the EC Merger Regulation) and all other applicable antitrust or competition laws of foreign jurisdictions, (2) consents, approvals, orders or authorizations of, or registrations, declarations or filings under the Communications Act of 1934, as amended (the Communications Act), and any rules and regulations promulgated by the Federal Communications Commission (the FCC), (3) consents, approvals, orders or authorizations of, or registrations, declarations or filings under the laws, rules, regulations, practices and orders of any state or state public service commissions (PUCs), foreign telecommunications regulatory agencies or similar state or foreign regulatory bodies, (4) the filing with the Securities and Exchange Commission (the SEC) of a proxy statement relating to the adoption by the Company’s stockholders of this Agreement (as amended or supplemented from time to time, the Proxy Statement) and such other reports under the United States Securities Exchange Act of 1934, as amended (the Exchange Act), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (5) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (6) any filings required under the International Investment and Trade in Services Survey Act, (7) any filings, approvals or consents required under the New Jersey Industrial Site Recovery Act, the Connecticut Transfer Act, or any similar law or requirement, (8) any filings required by the rules and regulations of the New York Stock Exchange, (9) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Section 3.1(d) of the Company Disclosure Letter and (10) such other consents, approvals, orders and authorizations of, and registrations, declarations and filings (including those with foreign Governmental Entities) the failure of which to be obtained or made has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) SEC Documents.

(i) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company since June 26, 2001 (together with all information incorporated therein by reference, the SEC Documents). No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates or, if amended prior to the date hereof, as of the amendment date, the SEC Documents complied in all material respects with the requirements of the United States Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time it was filed or, if amended prior to the date hereof, as of the amendment date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement (a Filed SEC Document) has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The financial statements (including the notes thereto) of the Company included in the SEC Documents comply as to form, as of their respective dates of filing or, if amended prior to the date hereof, as of the date of filing of the amendment, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) (except in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Except as set forth in the Filed SEC Documents and except for liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(iii) Since the enactment of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act), the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. Section 3.1(e)(iii) of the Company Disclosure Letter sets forth, as of the date hereof, a schedule of all outstanding loans to officers or directors of the Company and the payment status thereof, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(iv) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(v) The Company has disclosed, based on the most recent evaluation by the chief executive officer and the chief financial officer of the Company, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(vi) As of the date hereof, the Company has not identified any material control deficiencies other than as disclosed in Section 3.1(e)(vi) of the Company Disclosure Letter.

(vii) Section 3.1(e)(vii) of the Company Disclosure Letter sets forth the status, as of the date hereof, of any issues raised by the SEC with respect to any Filed SEC Documents, compliance with the Sarbanes-Oxley Act or the internal control over financial reporting of the Company and its Subsidiaries.

(viii) Attached to Section 3.1(e)(viii) of the Company Disclosure Letter is a draft of the Company’s quarterly report on Form 10-Q for the fiscal quarter ended October 1, 2004, substantially in the form that the Company currently intends to file with the SEC with such changes that are not, individually or in the aggregate, material. The Company hereby makes the representations set forth in Sections 3.1(e)(i) and (ii) with respect to such draft quarterly report Form 10-Q as if it were a Filed SEC Document.

(ix) Attached as Section 3.1(e)(ix) of the Company Disclosure Letter is the Company’s most recently prepared financial outlook for 2004-2005 (the Outlook). The Outlook represents management’s best current estimate, as of the date hereof, of the future financial performance of the Company, it being understood that all projections are subject to significant uncertainties and that no representation is being made hereby that the projected results will be achieved.

(f) Absence of Certain Changes or Events. Since April 2, 2004, there has not been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Since April 2, 2004, except as disclosed in the Filed SEC Documents and except (with respect to periods after the date hereof) as permitted under Section 4.1(a) or as specifically consented to by Parent in writing, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and there has not been:

(i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a wholly owned Subsidiary of the Company to its parent;

(ii) any purchase, redemption or other acquisition of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other interests;

(iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries;

(iv) except as required to comply with applicable law or any provision of any Company Benefit Agreement, Company Benefit Plan or other Contract as in effect on April 2, 2004 that was made available to Parent in the Data Room: (x) any granting by the Company or any of its Subsidiaries to any current or former director, officer or employee of any increase in compensation, bonus or other benefits or any such granting of any type of compensation or benefits to any current or former director, officer or employee not previously receiving or entitled to receive such type of compensation or benefit, except for increases in cash compensation, bonus or other benefits in the ordinary course of business consistent with past practice to individuals with annual salaries or wages below $150,000 or (y) any granting to any current or former director, officer or employee of the right to receive any severance or termination pay, or increases therein;

(v) except as required to comply with applicable law, any payment of any benefit or the grant or amendment of any award in respect of stock options, stock appreciation rights, performance awards, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder except in the ordinary course of business consistent with past practice or as expressly required under any Company Benefit Agreement or Company Benefit Plan existing on April 2, 2004 and disclosed in the Filed SEC Documents;

(vi) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable law or regulations;

(vii) any revaluation by the Company or any of its Subsidiaries of any assets that are material to the Company and its Subsidiaries, taken as a whole;

(viii) any consummation of, or entrance into any agreement for, any acquisition, by means of merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $5,000,000 or more (inclusive of assumed debt), except for purchases or sales made in the ordinary course of business and consistent with past practice;

(ix) prior to the date of this Agreement, any resignation or termination, or notice of any pending resignation or termination, of any executive officer of the Company; or

(x) any material increase or decrease in the aggregate number of persons employed by the Company and its Subsidiaries, taken as a whole.

(g) Litigation. Except as set forth in the Filed SEC Documents, there is no suit, claim, action, settlement, investigation or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any of the Company’s directors and executive officers (in their capacity as such) or assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect (and the Company has no Knowledge of any basis for any such suit, claim, action, investigation or proceeding), nor is there any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity or arbitrator outstanding against, or to the Knowledge of the Company, any investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity against, the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. For the purpose of this Section 3.1(g), the Company’s Knowledge of any suit, claim, action, settlement, investigation or proceeding affecting the Company shall be the actual knowledge of the executive officers of the Company without inquiry.

(h) Compliance with Laws and Regulations. Except with respect to Environmental Laws (as defined in Section 3.1(k)), ERISA (as defined in Section 3.1(l)(i)) and taxes (as defined in Section 3.1(m)(ix)), which are the subject of Sections 3.1(k), 3.1(l) and 3.1(m), respectively:

(i) the Company and its Subsidiaries and, to the Company’s Knowledge, each of its Country Representatives and Distributors, are, and have been, in compliance with all statutes, laws, ordinances,

rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to their businesses or operations, including all applicable requirements (including notification and authorization requirements) of relevant data protection legislation (being any legislation implementing Directive 95/46/EC, 97/66/EC and 2002/58/EC and any other legislation or regulation relating to the safeguarding and use of personal data in any relevant jurisdiction) (the Data Protection Legislation), except for instances of noncompliance that individually and in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect;

(ii) none of the Company and its Subsidiaries nor, to the Company’s Knowledge, any of its Country Representatives and Distributors, has received a notice or other written communication alleging or relating to a possible violation of any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity applicable to its businesses or operations, except for notices or other written communications alleging or relating to possible violations that individually and in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect;

(iii) the Company and its Subsidiaries and, to the Company’s Knowledge, each of its Country Representatives and Distributors have in effect in each relevant jurisdiction all permits, licenses, variances, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, Permits), necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for Permits the failure of which to have in effect has not had and would not reasonably be expected to have a Material Adverse Effect;

(iv) to the Company’s Knowledge, there is no current or threatened complaint, investigation, enforcement or other proceedings relating to such Permits made by or to any Governmental Entity, except where such complaint, investigation, enforcement or other proceeding individually and in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect;

(v) there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violations, defaults or events that individually and in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect;

(vi) neither this Agreement nor the Merger, in each case in and of itself, would reasonably be expected to cause the revocation, cancellation, amendment or non-renewal of any such Permit, except for revocations, cancellations, amendments and non-renewals that have not had and would not reasonably be expected to have a Material Adverse Effect; and

(vii) as of the date of this Agreement, Section 3.1(h) of the Company Disclosure Letter sets forth all fees, charges, fines and penalties in excess of $1,000,000 in the aggregate that have been assessed against or are due from the Company or any of its Subsidiaries by any Governmental Entity (other than, or with respect to, taxes) that have not been paid in full.

(i) Data Protection. Except as individually and in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, (i) as between (x) the Company and its Subsidiaries and (y) any and all customers, the Company and its Subsidiaries are the data processor in respect of any and all personal data processed by the Company and its Subsidiaries (the terms “data processor” and “personal data” having the meanings set out in Directive 95/46/EC); (ii) no notice alleging noncompliance with data protection legislation (including any enforcement notice, deregistration notice, transfer prohibition notice or similar item) has been received by the Company or any of its Subsidiaries from a data protection regulator; (iii) no undertaking has been made by the Company or any of its Subsidiaries to a data protection regulator; (iv) no correspondence, dispute, inquiry or information notice has been made or audit undertaken or proposed by a data protection regulator in relation to the Company or any of its Subsidiaries; (v) where required by Data Protection Legislation, the Company and its Subsidiaries have obtained valid consents for activities requiring the processing of personal data (including marketing activities); (vi) the Company and its Subsidiaries have the systems and functionality necessary to record any consents and refusals or withdrawal of consents to receiving direct marketing material, and all such consents or refusals or withdrawal of consents have been recorded and retained using such functionality; (vii) neither the Company nor any of its Subsidiaries has any outstanding subject access requests or outstanding court orders in respect of the rectification or erasure of personal data; (viii) neither the Company nor any of its Subsidiaries has been involved in a dispute with an individual in respect of any infringement or alleged infringement of Data Protection Legislation and neither the Company nor any of its Subsidiaries has received a written claim for compensation from any individual in respect of any such infringement or alleged infringement in the previous three years; and (ix) neither the Company nor any of its Subsidiaries has conducted any interception, monitoring or recording of any communications on any network under its control in breach of Data Protection Legislation in the previous three years.

(j) Absence of Changes in Company Benefit Plans; Employment Agreements. Except as required to comply with applicable law, as disclosed in the Filed SEC Documents and for terminations, adoptions or amendments in the ordinary course of business consistent with past practice that relate only to employees with annual salaries or wages below $150,000, since April 2, 2004, or (with respect to periods after the date hereof) as permitted pursuant to Section 4.1(a), none of the Company or any of its Subsidiaries has terminated, adopted, amended or agreed to terminate, adopt or amend in any material respect any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time-off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) providing benefits to any of the current or former directors, officers or employees of the Company or any of its Subsidiaries (collectively, Company Benefit Plans) or changed or agreed to any change in any actuarial or other assumption used to calculate funding obligations with respect to any Employee Plan (as defined in Section 3.1(l)(i)) or any change in the timing or manner in which contributions to any Employee Plan are made or the basis on which such contributions are determined. Except as disclosed in the Filed SEC Documents, there exist no employment, benefits acceleration, tax protection, indemnification, deferred compensation, severance or termination agreements or arrangements between the Company or any of its Subsidiaries, on the one hand, and any current or former director, officer or employee of the Company or any of its Subsidiaries, on the other hand (provided that with respect to employees of the Company or any of its Subsidiaries this provision shall include only material agreements or arrangements) (collectively, Company Benefit Agreements), and, except as set forth in Section 3.1(j) of the Company Disclosure Letter, no Company Benefit Agreement or Company Benefit Plan provides benefits that are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or its Subsidiaries of the nature contemplated by this Agreement. Section 3.1(j) of the Company Disclosure Letter sets forth the aggregate amounts payable, or that may become payable, under such arrangements to all employees (taken as a group) of the Company and its Subsidiaries other than the Company’s executive officers.

(k) Environmental Matters. Except for such matters that individually and in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (i) each of the Company and its Subsidiaries possesses all Environmental Permits (as defined below) necessary to conduct its businesses and operations as currently conducted; (ii) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws and all applicable Environmental Permits; (iii) none of the Company and its Subsidiaries has received any (A) written communication from any Governmental Entity or other Person that alleges that the Company or any of its Subsidiaries has violated or is liable under any Environmental Law or (B) written request for information pursuant to applicable Environmental Laws concerning the disposal or Release (as defined below) of Hazardous Materials (as defined below) or compliance with Environmental Laws; (iv) there are no Environmental Claims (as defined below) pending or, to the Knowledge of the Company, threatened (A) against the Company or any of its Subsidiaries or (B) to the Company’s Knowledge, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, and none of the Company or its Subsidiaries has contractually retained or assumed any liabilities or obligations that would reasonably be expected to form the basis for any Environmental Claim; (v) there have been no Releases of any Hazardous Materials at any location that would reasonably be expected to form the basis of any Environmental Claim against or affecting the Company or any of its Subsidiaries; and (vi) to the Knowledge of the Company, there are no other facts, circumstances or conditions that would reasonably be expected to form the basis for an Environmental Claim against or affecting the Company or any of its Subsidiaries.

For the purposes of this Agreement: (A) Environmental Claims means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, directives, claims, Liens, investigations, proceedings or notices of noncompliance, liability or violation by any Governmental Entity or other Person alleging liability arising out of, based on or related to any Environmental Law, including matters arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries, or (y) circumstances forming the basis of any violation or alleged violation of, or liability under, any Environmental Law or Environmental Permit; and (ii) any and all claims by any Person seeking damages (including natural resource damages and restoration costs, investigation costs, and attorney, expert and consultant costs and expenses), contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release, or exposure to, any Hazardous Material; (B) Environmental Laws means all laws (including the common law), rules, regulations, statutes, directives, orders, decrees, notices, government enforcement policies, common law, judgments, treaties or binding agreements, in each case issued, promulgated by, or entered into with, any Governmental Entity relating in any way to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata), Hazardous Materials, the preservation or reclamation of natural resources or protection of human health; (C) Environmental Permits means all permits, licenses, registrations, waivers, approvals, exemptions and other authorizations required under applicable Environmental Laws; (D) Hazardous Materials means (i) radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum byproducts and derivatives, and radon gas, or (ii) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law; and (E) Release means any actual or threatened spilling, leaking, pumping, pouring, emitting, discharging, escaping, leaching, dumping, disposing, dispersing, injecting, depositing, emanating or migrating of any Hazardous Material in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata) or within any building, structure, facility or fixture.

(l) ERISA Compliance.

(i) Section 3.1(l)(i) of the Company Disclosure Letter contains a true and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA)), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained or contributed to by the Company or any of its Subsidiaries or any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer (a Commonly Controlled Entity) under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the Code), for the benefit of any current or former director, officer or employee of the Company or any of its Subsidiaries. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent in the Data Room together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Form 990, if applicable, prepared in connection with any such plan or trust. Such plans, in conjunction with the Company Benefit Plans and the Company Benefit Agreements, are referred to collectively herein as the Employee Plans.

(ii) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (IRS) to the effect that such Employee Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and all terms and conditions of each determination letter have been timely complied with. No such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, and, to the Knowledge of the Company, no event has occurred, and no condition exists, that would reasonably be expected to result in the revocation of any determination letter. No Employee Plan has been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or its funding. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, that are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that would reasonably be expected to result in payment or assessment by or against the Company or any Commonly Controlled Entity of any material excise taxes or liability under Section 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code or Section 502(i) or 502(l) of ERISA.

(iii) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, individually and in the aggregate, neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to contribute to any Employee Plan with respect to which the Company or any Commonly Controlled Entity has unfunded liabilities based upon the assumptions utilized in the audited financial statements of the Company included in the Filed SEC Documents under any Employee Plan subject to ERISA. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, all contributions and premiums required to be made under the terms of any Employee Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed SEC Documents.

(iv) With respect to any Employee Plan, there are no conditions, understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without liability to the Company or any of its Subsidiaries on or after the Effective Time, except for such liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Employee Plan for retired, former or current employees of the Company or any of its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

(v) To the Knowledge of the Company, the deduction of any amount payable pursuant to the terms of the Employee Plans (including by reason of the transactions contemplated hereby) will not be subject to disallowance under Section 162(m) or 280G of the Code.

(vi) The consummation of the Merger and the other transactions contemplated hereby will not (x) entitle any director, officer or employee of the Company or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Employee Plans or (z) result in any breach or violation of, or any default under, any of the Employee Plans.

(vii) Neither the Company nor any Commonly Controlled Entity nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA, with respect to which the Company or any Commonly Controlled Entity has any actual or contingent liability.

(viii) The Company is not a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor union or organization.

(ix) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, there is no pending or, to the Knowledge of the Company, threatened litigation, investigation, action, suit, audit or proceeding relating to and of the Employee Plans before any Governmental Entity.

(x) The aggregate funding status as of April 2, 2004 of the Employee Plans that are defined benefit pension plans is disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2004 on file with the SEC and such disclosure is true and correct in all material respects.

(xi) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (A) all employee benefit plans established or maintained by non-United States Subsidiaries of the Company (Foreign Employee Plans) are in compliance with applicable foreign law, (B) as of April 2, 2004, there are no unfunded or unaccrued liabilities with respect to Foreign Employee Plans in excess of the amount reflected in the most recent audited financial statements contained in the Filed SEC Documents, (C) any such Foreign Employee Plan required to be registered under applicable law has been registered and has been maintained in good standing with all applicable regulatory authorities, (D) such Foreign Employee Plan is, wherever possible under applicable law or practice, approved by the relevant governmental or taxation authority, such as to enable the Foreign Employee Plan, its beneficiaries and assets to enjoy the most favorable taxation status possible and the Company is not aware of any action to withdraw such approval to any extent and (E) except to the extent required to be maintained pursuant to applicable law, such Foreign Employee Plan may be terminated without material liability to the Company or any of its Subsidiaries.

(xii) There are no required works council or other labor organization consultations that are required to occur prior to the date of execution of this Agreement that have not so occurred.

(m) Taxes. Except as has not had and would not reasonably be expected to have, individually and in the aggregate, a Material Adverse Effect:

(i) Each of the Company and its Subsidiaries has timely filed or caused to be filed with the appropriate tax authority or other Governmental Entity all tax returns required to be filed by it and all such tax returns are complete and accurate. Each of the Company and its Subsidiaries has timely paid or caused to be paid all taxes due with respect to the taxable periods covered by such tax returns and all other taxes otherwise due and payable (excluding any taxes that the Company or any of its Subsidiaries are contesting in good faith in appropriate proceedings and for which adequate reserves have been taken to the extent so required under U.S. GAAP), and its most recent financial statements included in the Filed SEC Documents reflect an adequate reserve (including any reserve for deferred taxes) for all taxes not yet due but that are payable for periods or portions thereof accrued through the date of such financial statements.

(ii) There is no written claim of deficiency, audit examination, refund litigation, proposed adjustment or matter in controversy with any tax authority with respect to any taxes of the Company or any of its Subsidiaries whether or not with respect to a tax return filed by the Company or any of its Subsidiaries.

(iii) No Liens for taxes exist with respect to any of the assets or properties of the Company or any of its Subsidiaries except for statutory Liens for taxes not yet due or payable and for Liens for taxes that the Company or any of its Subsidiaries are contesting in good faith in appropriate proceedings.

(iv) Other than the agreements set forth in Section 3.1(m)(iv) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any written (A) tax sharing agreement or similar agreement, arrangement or practice (including any liability for taxes of any other Person under Treasury Regulation 1.1502-6 or comparable provision of foreign, state or local law) or (B) tax indemnity obligation or similar agreement, arrangement or practice (including any liability for taxes of any other Person under Treasury Regulation 1.1502-6 or comparable provision of foreign, state or local law), in each case except for any agreement or liability solely among the Company and its Subsidiaries.

Neither the Company nor any Subsidiary is liable for any taxes of any other Person (other than the Company or any Subsidiary) as transferee whether by contract or otherwise.

(v) There is no currently effective agreement or other document extending the period of assessment or collection of any taxes, and no power of attorney with respect to any taxes has been executed or filed with any taxing authority by or on behalf of the Company or any of its Subsidiaries (excluding powers of attorney granted to employees acting on behalf of the Company or any Subsidiary).

(vi) The Company and each of its Subsidiaries have, within the time and the manner prescribed by law, withheld from and paid over to the proper tax or governmental authorities all amounts required to be withheld and paid over under applicable laws (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any state, local or foreign laws).

(vii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two-year period ending on the date of this Agreement (or will constitute such a corporation in the two-year period ending on the Effective Time).

(viii) As used in this Agreement, (A) taxes shall mean any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kinds (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any tax authority or Governmental Entity, including income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes and (B) tax return shall mean any return, declaration, report, document, claim for refund, estimate, information return or other statement or information required to be filed or supplied to any tax authority or Governmental Entity with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ix) At March 31, 2004, the Company and its Subsidiaries had gross U.S. tax operating losses carried forward of at least $149.5 million.

(x) At March 31, 2004, the aggregate gross value of future tax deductions of the Company and its Subsidiaries in respect of the Section 197 intangible asset acquired in September 1999 is at least $311.5 million.

(n) State Takeover Statutes. Pursuant to its Certificate of Incorporation, the Company is not subject to Section 203 of the DGCL, and the restrictions contained in Section 203(a) of the DGCL do not and will not apply to the performance of this Agreement, the Stockholder Agreements, the consummation of the Merger or the other transactions contemplated hereby or thereby. No other state takeover or similar statute or regulation is applicable to this Agreement, the Stockholder Agreements, the Merger or the other transactions contemplated hereby or thereby.

(o) Voting Requirements. The affirmative vote at the Stockholders Meeting (as defined in Section 5.1(b)) or any adjournment or postponement thereof of (i) the holders of two-thirds of the voting power of the outstanding shares of Company Common Stock and (ii) the holders of 95% of the Company Class A Common Stock, each in favor of adopting this Agreement (together, the Company Stockholder Approval) are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or the Merger. No affirmative vote of the holders of any of the Company Common Stock is required to approve any transaction contemplated hereby other than the consummation of the Merger.

(p) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor, legal advisor, consultant, accountant or other Person, other than UBS Securities LLC, Banc of America Securities LLC, Deloitte & Touche LLP, Latham & Watkins LLP, Morris, Nichols, Arsht & Tunnell, and Cadwalader,

Wickersham & Taft LLP, the fees and expenses of which will be paid by the Company, is entitled to any fee, commission or expense exceeding $25,000 in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent prior to the execution of this Agreement true and complete copies of all agreements under which any such fee, commission or expense is payable to a financial advisor. The aggregate amount of all fees, commissions and expenses of all Persons retained by or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby that have been incurred prior to the date of this Agreement and that were not paid on or before September 30, 2004 are set forth in Section 3.1(o) of the Company Disclosure Letter, and such Section of the Company Disclosure Letter also sets forth the basis upon which the Company will incur any obligation to pay fees, commissions or expenses to such Persons after the date hereof.

(q) Opinion of Financial Advisors. The Board of Directors of the Company has received the opinion of UBS Securities LLC, to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Class B Common Stock (other than Affiliates of the Company) pursuant to this Agreement is fair from a financial point of view to such holders, a signed copy of which opinion will be delivered to Parent solely for informational purposes promptly after receipt thereof by the Company. The Special Committee has received the opinion of Banc of America Securities LLC, dated November 7, 2004, that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Class B Common Stock pursuant to this Agreement is fair to the holders of Company Class B Common Stock from a financial point of view, a signed copy of which opinion will be delivered to Parent solely for informational purposes promptly after receipt thereof by the Company.

(r) Intellectual Property. The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, database rights, design rights and other proprietary intellectual property rights, whether registered or unregistered (collectively, Intellectual Property Rights), that are necessary for the conduct of any material business of the Company and its Subsidiaries as currently conducted. All commercially reasonable steps have been taken to protect and maintain the Intellectual Property Rights owned by the Company and its Subsidiaries, and all registered Intellectual Property Rights owned by the Company or its Subsidiaries have been disclosed in Section 3.1(r) of the Company Disclosure Letter and none is subject to any Lien (other than Permitted Liens) in favor of a third party other than a Country Representative of the Company and other than licenses granted to third parties in the ordinary course of business. No material claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right. To the Knowledge of the Company, no Person is infringing in any material respect the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right that is necessary for the conduct of any material business of the Company and its Subsidiaries as currently conducted. Neither the Company nor any Subsidiary has performed prior acts or is engaged in current conduct or use, and to the Knowledge of the Company, there exists no prior act or current use by any third party that would void or invalidate any Intellectual Property Right of the Company that is necessary for the conduct of any material business of the Company and its Subsidiaries as currently conducted. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement that the Company is party to and that concerns any Intellectual Property Right of the Company that is necessary for the conduct of any material business of the Company and its Subsidiaries as currently conducted, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any such Intellectual Property Right of the Company or impair the right of Parent to make, use, sell, license or dispose of, or to bring any action for the infringement of, any such Intellectual Property Right of the Company. To the Company’s Knowledge, there has been no disclosure of material confidential information of the Company or its Subsidiaries, other than in the ordinary course of business and subject to an obligation of confidentiality. Neither the Company nor any of its Subsidiaries is party to any agreement that prohibits or restricts its ability to disclose or use any of its Intellectual Property Rights that are necessary for the conduct of any material business of the Company and its Subsidiaries.

(s) Computer Systems. For the purposes of this Agreement, Computer Systems means the software, hardware, network and telecommunications equipment and Internet-related information technology that are material to the Company and its Subsidiaries in connection with the operation of their business as currently conducted. The Company or one of its Subsidiaries is the owner of or is validly licensed to use or, in the case of outsourced services, is entitled to receive the benefits of use of, the Computer Systems, and will continue to be the owner of or to be so validly licensed or entitled to receive the benefits of use immediately following the Closing Date. The Company or one of its Subsidiaries has access to and the right to use, develop and modify the source code for Custom Software that is material to the operation of the business of the Company and its Subsidiaries. Custom Software means software that at the time of acquisition was created solely for use by the Company and that is not available for purchase by entities other than the Company. There have been no downtimes, security breaches, virus attacks, hacking incidents, junk e-mail attacks, or system crashes of the Computer Systems in the 18 months prior to the date of this Agreement that have had, or would reasonably be expected to have, a Material Adverse Effect. The Computer Systems have sufficient capacity to meet the needs of the business of the Company and its Subsidiaries as that business is currently carried out.

(t) Data Management and Disaster Recovery. All records that are material to the operation of the Company and its Subsidiaries are stored on the Computer Systems under the exclusive control of the Company or one of its Subsidiaries. The Company and its Subsidiaries have in place commercially reasonable arrangements with a view to ensuring the continued operation of the business of the Company and its Subsidiaries in the event of a disaster.

(u) Insurance. Section 3.1(u) of the Company Disclosure Letter contains a complete and accurate list of all insurance policies (the Insurance Policies) of the Company and its Subsidiaries as of the date hereof with coverage exceeding an amount equal to $1,000,000, true and complete copies of which have been made available to Parent. With respect to each Insurance Policy, except as has not had and would not reasonably be expected to have a Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable by the Company or one of its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) in a manner that would prejudice the Company or its Subsidiaries from making a material claim, and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the Insurance Policy; (iii) to the Knowledge of the Company, no insurer on the Insurance Policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) no notice of cancellation or termination of, or general disclaimer of liability under, any such Insurance Policy has been received; (v) all claims under each Insurance Policy have been filed in a timely fashion; and (vi) to the Knowledge of the Company, since the Company’s formation, there have been no historical gaps in insurance coverage of the Company or its Subsidiaries that presents a risk to coverage of the risks covered.

(v) Real Estate.

(i) Section 3.1(v)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company and its Subsidiaries as of the date hereof (collectively, the Owned Real Property). Except as set forth in Section 3.1(v)(i) of the Company Disclosure Letter, with respect to each such parcel of Owned Real Property that is necessary to the conduct of a material business of the Company and its Subsidiaries, (A) such parcel is free and clear of all Liens, except for (1) Occupancy Agreements (as defined below) set forth in Section 3.1(v)(i) of the Company Disclosure Letter; (2) Liens for taxes, assessments or similar charges that are not yet due and payable; (3) Liens of landlords, mechanics, materialmen, warehousemen or other like Liens that are not yet due and payable or are being contested in good faith; and (4) Liens incurred after the date hereof in connection with capital leases and purchase money financings expressly permitted by Section 4.1(a) and covering only the assets subject to, financed by or acquired as a result of, such capital leases and/or purchase money financings (each of the foregoing (1) through (4), a Permitted Lien); (B) no Person (other than the Company or any Subsidiary) is in possession of such material Owned Real Property or any material part thereof except pursuant to any lease, sublease, license or other occupancy agreement pursuant to which the Company is a lessor or sublessor (Occupancy Agreements); (C) there are no outstanding rights of first refusal or options to purchase such material Owned Real Property; (D) the Company or its Subsidiaries have good and marketable fee simple title to such material Owned Real Property except for Permitted Liens; (E) the Company and/or its Subsidiary have adequate rights of ingress and egress with respect to such material Owned Real Property and the improvements located thereon; and (F) neither such material Owned Real Property nor any improvement located thereon, nor the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable law in any material respect. Neither the Company nor any of its Subsidiaries has assigned, mortgaged, deeded in trust or otherwise transferred or encumbered any Owned Real Property except for Permitted Liens or as set forth in Section 3.1(v)(i) of the Company Disclosure Letter.

(ii) Section 3.1(v)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all Leases (as defined below). Except as set forth in Section 3.1(v)(ii) of the Company Disclosure Letter: (A) all of the leases, licenses, tenancies, subleases and all other occupancy agreements under which the Company or any of its Subsidiaries leases, subleases, uses or occupies or has the right to use or occupy, now or in the future, any real property that is necessary to the conduct of a material business of the Company and its Subsidiaries (Leases) (the leased and subleased space or parcel of real property thereunder being collectively, the Leased Real Property) are in full force and effect; (B) neither the Company nor any of its Subsidiaries is in material default under the Leases, and to the Knowledge of the Company no event has occurred which, with notice or lapse of time, would constitute a material default by the Company or any of its Subsidiaries under the Leases; (C) the Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and the right to quiet enjoyment of, the Leased Real Properties leased by it as tenant or subtenant; and (D) neither the Company nor any of its Subsidiaries has assigned, mortgaged, deeded in trust or otherwise transferred or encumbered the Leases except for Permitted Liens or as set forth in Section 3.1(v)(ii) of the Company Disclosure Letter.

(w) Labor Matters. Neither the Company nor any of its Subsidiaries is the subject of any suit, action or proceeding that is pending or, to the Knowledge of the Company, threatened, asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state or foreign statutes or regulations) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that has had or would reasonably be expected to have a Material Adverse Effect. No strike or other labor dispute involving the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, there is no activity involving any employees of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for any such dispute or activity that has not had and would not be reasonably expected to have a Material Adverse Effect.

(x) Suppliers. Section 3.1(x) of the Company Disclosure Letter sets forth the 10 largest suppliers of the Company and its Subsidiaries, taken as a whole, in terms of costs recognized for the purchase of products or services during the fiscal year ended April 2, 2004 (the Suppliers). As of the date of this Agreement, the Company has not received any written or, to the Company’s Knowledge, oral notice from any of the Suppliers of a plan or intent, and to the Knowledge of the Company, as of the date hereof, none of the Suppliers plans or intends, to terminate, cancel or otherwise adversely modify its relationship with the Company or to materially decrease or materially limit the sale of its products or services to the Company.

(y) Major Distributors/Resellers. Section 3.1(y) of the Company Disclosure Letter sets forth the 15 largest distributors/resellers of the Company and its Subsidiaries, taken as a whole, in terms of products or services resold or distributed during the fiscal year ended April 2, 2004 (the Major Distributors). As of the date of this Agreement, the Company has not received any written or, to the Company’s Knowledge, oral notice from any of the Major Distributors of a plan or intent, and to the Knowledge of the Company, as of the date hereof, none of the Major Distributors plans or intends, to terminate, cancel or otherwise adversely modify its relationship with the Company or to materially decrease or materially limit the resale or distribution of the Company’s products or services. The Company has no plans to terminate, cancel or otherwise adversely modify its relationship with any Major Distributor. To the Company’s Knowledge, as of the date hereof, each of the Major Distributors is in a financial position to continue as a going concern for the foreseeable future.

(z) Customers. Section 3.1(z) of the Company Disclosure Letter sets forth the 25 largest customers of the Company and its Subsidiaries, taken as a whole, in terms of revenues received for the sale of products or services during the fiscal year ended April 2, 2004 (the Customers). As of the date of this Agreement, the Company has not received any written or, to the Company’s Knowledge, oral notice from any of the Customers of a plan or intent, and to the Knowledge of the Company, as of the date hereof, none of the Customers plans or intends, to terminate, cancel or otherwise adversely modify its relationship with the Company or to materially decrease or materially limit the purchase of the Company’s products or services.

(aa) Contracts. Except for those contracts filed as exhibits to the Filed SEC Documents, Section 3.1(aa) of the Company Disclosure Letter sets forth each Contract that the Company or any Subsidiary is a party to or bound by, as of the date hereof, that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) limits or otherwise restricts the Company or any Subsidiary or that would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographic area or (iii) is a “standstill” agreement that restricts the Company or any of its Subsidiaries from acquiring the stock or assets of another Person. Each Contract of the type described in this Section 3.1(aa), whether or not entered into as of the date hereof and whether or not set forth in Section 3.1(aa) of the Company Disclosure Letter, is referred to herein as a Company Contract. Each Company Contract is valid and binding on the Company or Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company or Subsidiary party thereto have performed all obligations required to be performed by them to the date hereof under each Company Contract and, to the Knowledge of the Company, each other party to each Company Contract has performed all obligations required to be performed by it under such Company Contract, except, in each case, as has not had and would not reasonably be expected to have a Material Adverse Effect.

(bb) Net Cash Balance. At October 1, 2004, the Company’s net cash balance (cash and cash equivalents plus short-term investments less total debt) is not less than $385 million.

(cc) Performance Guarantees. Section 3.1(cc) of the Company Disclosure Letter sets forth, as of the date hereof, each outstanding performance guarantee made by the Company of any Person, other than a wholly owned Subsidiary.

3.2 Representations and Warranties of Parent and Merger Sub

Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent) delivered by Parent to the Company prior to the execution of this Agreement (the Parent Disclosure Letter, each of the Company Disclosure Letter and the Parent Disclosure Letter, a Disclosure Letter), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

(a) Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be in good standing, individually or in the aggregate, has not and would not reasonably be expected to prevent or materially impede the consummation of the Merger.

(b) Authority; Noncontravention. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Parent, as sole stockholder of Merger Sub, will, immediately after the execution and delivery hereof, adopt this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or any of its Subsidiaries is a party or any of their respective properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually and in the aggregate would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or termination or expiration of any waiting period under applicable law, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance with the provisions hereof, except for (1) consents, approvals, authorizations, clearances, compliance with and filings under the HSR Act, the EC Merger Regulation and all other applicable antitrust or competition laws of foreign jurisdictions, (2) consents, approvals, orders or authorizations of, or registrations, declarations or filings under the Communications Act, and any rules and regulations promulgated by the FCC, (3) consents, approvals, orders or authorizations of, or registrations, declarations or filings under the laws, rules, regulations, practices and orders of any state or PUC, foreign telecommunications regulatory agencies or similar state or foreign regulatory bodies, (4) the filing with, or furnishing to, the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (5) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (6) any filings required under the International Investment and Trade in Services Survey Act, (7) such consents, approvals, orders and authorizations of and registrations, declarations and filings (including those with foreign Governmental Entities) the failure of which to be obtained or made individually and in the aggregate would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger; and (8) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) listed in Section 3.1(d) of the Company Disclosure Letter, (B) required to be listed in Section 3.1(d) of the Company Disclosure Letter that are not so listed or (C) the failure of which to be obtained or made individually and in the aggregate would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger.

(c) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated hereby.

(d) Financing. Parent has sufficient funds available to provide for payment of the aggregate Merger Consideration.

4. COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Conduct of Business

(a) Conduct of Business by the Company. Except as set forth in the Company Disclosure Letter (with specific reference to the applicable subsection of this Section 4.1(a) to which the information stated in such disclosure relates), as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as specifically contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to carry on their respective businesses in the ordinary course substantially consistent with past practice, including as to levels of capital expenditures (including capital leases) and advertising expenditures, and, to the extent consistent therewith, use their commercially reasonable efforts to preserve their assets and technology, ordinary wear and tear excepted, keep available the services of their current officers and employees and preserve their relationships with country representatives, customers, suppliers, licensors, licensees, franchisees, distributors and others having significant business dealings with them (for the avoidance of doubt, nothing in this Section 4.1(a) shall be deemed to prohibit terminations of employees in the ordinary course of business); provided, however, that no action by the Company or any of its Subsidiaries that is specifically permitted by the exceptions set forth in the provisions of Section 4.1(a)(i)-(xvii) shall be deemed to be a breach of this sentence. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Letter (with specific reference to this Section 4.1(a) to which the information stated in such disclosure relates), as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as specifically contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) purchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other interests or (C) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests;

(ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, interests or securities or any stock appreciation rights or other rights that are linked to the price of Company Class B Common Stock (other than (x) the issuance of shares of Company Class B Common Stock upon the exercise of Company Stock Options and other rights to purchase Company Class B Common Stock described in Section 3.1(c) of the Company Disclosure Letter in accordance with the terms of such Company Stock Options or other rights as in effect on the date of this Agreement; (y) subject to Section 5.4(c), pursuant to rights to acquire shares of Company Class B Common Stock issued under the current terms of the Amended and Restated 2000 Employee Stock Purchase Plan; or (z) the issuance of shares of Company Class B Common Stock upon conversion of shares of Company Class A Common Stock in accordance with the Company’s certificate of incorporation);

(iii) amend its certificate of incorporation or by-laws (or similar organizational documents);

(iv) except after consultation with Parent in connection with acquisitions or investments that are part of, related to or in support of the Company’s business as currently conducted and provide for less than $5,000,000 of consideration (including assumption of debt) in the aggregate, or other acquisitions or investments that are not in excess of $3,000,000 of consideration (including assumption of debt) in the aggregate, directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, joint venture, association, limited liability company or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (B) except for capital expenditures (which are subject to Section 4.1(a)(vii)), any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than purchases of raw materials, equipment, supplies and inventory in the ordinary course of business consistent with past practice;

(v) directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any properties or assets (including any Contract with Customers or Distributors) or any interest therein that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except sales of raw materials, equipment, supplies, inventory and obsolete assets in the ordinary course of business consistent with past practice;

(vi) (A) incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (x) for short-term borrowings incurred in the ordinary course of business consistent with past practice, (y) in connection with the assumption of indebtedness in connection with acquisitions permitted pursuant to Section 4.1(a)(iv) or (z) indebtedness by the Company or any wholly owned Subsidiary of the Company; or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(vii) make or agree to make any capital expenditures (including capital leases) that, taken together with all other capital expenditures made or agreed to be made, would exceed $15,000,000 in any three month period;

(viii) pay, discharge, settle or satisfy any material claims (including any claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed SEC Documents (for amounts not materially in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or except to the extent permitted pursuant to Section 4.2, waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill, non-competition, exclusivity or similar agreement to which the Company or any of its Subsidiaries is a party;

(ix) except as required to comply with applicable law or any provision of any Company Benefit Agreement, Company Benefit Plan or other Contract as in effect on the date of this Agreement, (A) grant to any director, officer or any other employee (participant) any loan or increase in compensation, benefits, perquisites or any bonus or award, or pay any bonus to any such Person (except for grants, increases or bonuses paid to employees (other than Jose Collazo, Paul Galleberg and Akbar Firdosy (the Senior Executives)) in the ordinary course of business consistent with past practice), (B) grant to any participant any increase in severance, change in control or termination pay or termination benefits (other than grants to employees (other than the Senior Executives) that are made in the ordinary course of business consistent with past practice; provided that such grant is made to specific employees and not to a group of employees generally), (C) enter into any employment, loan, retention, consulting, indemnification, termination or similar agreement with any participant, except in the ordinary course of business consistent with past practice, (D) enter into any change of control, severance or similar agreement with any participant (other than agreements entered into in the ordinary course of business consistent with past practice with specific employees (other than the Senior Executives)); provided that such agreements are entered into with specific employees and not with a group of employees generally), (E) amend, waive or otherwise modify any of the terms of any employee option, warrant or stock option plan of the Company or any Subsidiary, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Agreement, Company Benefit Plan or other Contract, (G) take any action to accelerate eligibility for benefits or the vesting or payment of any compensation or benefit under any Company Benefit Agreement, Company Benefit Plan or other Contract or (H) establish or amend any Company Benefit Agreement or Company Benefit Plan;

(x) take any action that is intended to result in any condition to the Merger set forth in Section 6 not being satisfied;

(xi) terminate, cancel or otherwise materially modify its relationship with, or any Contract with, any Supplier or decrease materially or materially limit the products or services provided by such Supplier to the Company other than in the ordinary course of business consistent with past practice;

(xii) terminate, cancel or otherwise materially modify its relationship with, or any Contract with, any Distributor or decrease materially or materially limit the resale or distribution of the Company’s products or services by any such Distributor, in each case other than, in the case of all Distributors other than holders of Company Class A Common Stock, in the ordinary course of business consistent with past practice;

(xiii) terminate, cancel or otherwise materially modify its relationship with, or any Contract with, any Customer or decrease materially or materially limit the sale of the Company’s products or services to any such Customer other than in the ordinary course of business consistent with past practice;

(xiv) adopt or implement any stockholder rights plan, “poison pill” antitakeover plan or other similar plan, device or arrangement that, in each case, is applicable to the Company or any of its Subsidiaries, or the transactions contemplated by this Agreement or the Stockholder Agreements;

(xv) appoint any new executive officer of the Company except to replace any executive officer of the Company whose employment by the Company terminates or who is no longer an executive officer of the Company;

(xvi) make any material change in financial or tax accounting methods, principles or practices of the Company or any of its Subsidiaries, except insofar as may be required by a change in GAAP or applicable law or regulations; or

(xvii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (i) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, Actions) initiated against or with respect to the Company or any of its Subsidiaries in respect of any material tax and not settle or compromise any Action against or with respect to the Company or any of its Subsidiaries in respect of any material tax without Parent’s consent, which consent shall not be unreasonably withheld; and (ii) not make any material tax election or settle or compromise any material tax liability, other than in connection with currently pending proceedings, other than in the ordinary course of business consistent with past practice or otherwise required by applicable law.

(c) Advice of Changes. The Company shall (i) confer with Parent on a regular basis to report on operational matters and other matters reasonably requested by Parent and (ii) promptly advise Parent orally and in writing of any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. The Company shall promptly advise Parent orally and in writing of (i) the imposition or threatened imposition by any Governmental Entity of material fines or penalties on the Company or any of its Subsidiaries for failure or alleged failure to comply with any Regulatory Law and (ii) any material deficiencies in the internal control over financial reporting of the Company and its Subsidiaries (as defined in the SEC’s rules adopted pursuant to Section 404 of the Sarbanes-Oxley Act) identified by the Company or its auditors.

4.2 No Solicitation

(a) The Company shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries (collectively, the Representatives) to, directly or indirectly, (i) solicit or initiate or take any other action knowingly to facilitate or encourage, any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Takeover Proposal except to notify such Person of the existence of this provision; provided, however, that, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, in response to a bona fide unsolicited Takeover Proposal that the Board of Directors of the Company determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), and that did not result from a breach of this Section 4.2, and subject to compliance with Sections 4.2(c) and (d), (x) furnish information with respect to the Company and its Subsidiaries to the Person (and its representatives) making such Takeover Proposal pursuant to a customary confidentiality agreement (as it may be amended from time to time, the Confidentiality Agreement); provided that all such information not previously provided to Parent is provided on a prior or substantially concurrent basis to Parent (in the event that information provided to a third party is not so provided to Parent because it has been previously provided to Parent, the Company will provide Parent, on a prior or substantially concurrent basis, with an index of the information provided to the third party that is not being provided to Parent), and (y) participate in discussions or negotiations with the Person (and its representatives) making such Takeover Proposal regarding such Takeover Proposal.

Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or Affiliate of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.2(a) by the Company. The Company has, and has caused each of its Subsidiaries and each of the Representatives to have terminated all discussions or negotiations with all third parties regarding any Takeover Proposal. As soon as reasonably practicable after the date hereof, the Company shall request that third parties promptly return or destroy all confidential information relating to the Company or any of its Subsidiaries furnished to any such third parties within the last year. The term Takeover Proposal means any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, restructuring, investment, liquidation, dissolution, license of Intellectual Property Rights outside of the ordinary course of business, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the revenues, income from continuing operations, net income or total assets of the Company and its Subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Company Common Stock or 20% or more of the capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries directly or indirectly holding the assets or businesses referred to in clause (A) above.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Merger Sub) or propose publicly to withdraw (or modify in a manner adverse to Parent or Merger Sub) the recommendation or declaration of advisability by such Board of Directors of the Company or any such committee of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal (each such action being referred to herein as an Adverse Recommendation), (ii) adopt or approve, or propose publicly to adopt or approve, any Takeover Proposal, or withdraw its approval of the Merger, or propose publicly to withdraw its approval of the Merger, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an Acquisition Agreement) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a Confidentiality Agreement referred to in Section 4.2(a) or a standstill agreement with respect to the Company) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Notwithstanding anything in this Section 4.2 to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, if the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that it would reasonably be expected to be inconsistent with fulfilling its duties under applicable law for it not to do so, (x) effect an Adverse Recommendation or (y) in response to a Superior Proposal (as defined below) that did not result from a breach of Section 4.2(a), cause the Company to terminate this Agreement pursuant to Section 7.1(g) and concurrently enter into an Acquisition Agreement to accept the Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 7.1(g), and any purported termination pursuant to Section 7.1(g) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 4.2, including the notification provisions in this Section 4.2, and with all applicable requirements of Section 5.6(b) (including the payment of the Termination Fee (as defined in Section 5.6(b)) prior to or concurrently with such termination); and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.1(g) until after the third Business Day following Parent’s receipt of written notice (a Notice of Superior Proposal) from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal, identifying the Person making such Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 7.1(g) if such Superior Proposal still constitutes a Superior Proposal (taking into account any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise) at the end of such three Business Day period (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period). The term Superior Proposal means any bona fide offer that is not subject to any due diligence or financing condition to either party’s obligation to consummate the transaction made by a third party in respect of a transaction that if consummated would result in such third party (or in the case of a direct merger between such third party and the Company or one of its Subsidiaries, the stockholders of such third party) acquiring, directly or indirectly, all or substantially all of the voting power of the Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, which transaction the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) (taking into account the Person making the offer, the consideration offered, the likelihood of consummation (including the legal, financial and regulatory aspects of the offer) as well as any other factors deemed relevant by the Board of Directors of the Company) to be more favorable from a financial point of view to the stockholders of the Company than the Merger, taking into account any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise. For purposes of the second and third sentences of this Section 4.2(b), references to the Board of Directors of the Company (other than with respect to an Adverse Recommendation) shall mean the Special Committee.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.2, the Company promptly shall advise Parent orally and in writing of any request for information that the Company reasonably believes would lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry the Company reasonably believes would lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such request, Takeover Proposal or inquiry and any action taken or proposed to be taken by the Company in response to any such request, Takeover Proposal or inquiry. The Company shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

(d) Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to make such disclosure would be inconsistent with applicable law.

5. ADDITIONAL AGREEMENTS

5.1 Preparation of the Proxy Statement; Stockholders Meeting

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form and the Company shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto, to prepare and file with the SEC the definitive Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall promptly provide any information or responses to comments or other assistance reasonably requested in connection with the foregoing. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall give reasonable consideration to all comments proposed by Parent.

(b) The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the Stockholders Meeting) for the purpose of obtaining the Company Stockholder Approval and solicit stockholder adoption of this Agreement. The Company shall not postpone or adjourn the Stockholders Meeting without the prior written consent of Parent. Except as expressly permitted pursuant to Section 4.2(b), the Company shall, through its Board of Directors, recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing but subject always to Section 7.1(g), the Company agrees that its obligations pursuant to this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Takeover Proposal or by any action taken pursuant to Section 4.2(b) (including any Adverse Recommendation) other than termination of this Agreement, and the Company shall remain obligated to call, give notice of, convene and hold the Stockholders Meeting. The Company shall not submit to the vote of its stockholders any Takeover Proposal, or propose to do so, until after the termination of this Agreement.

5.2 Access to Information; Confidentiality; Transition Planning

(a) Upon reasonable notice, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, its Subsidiaries and Affiliates and to their respective officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, access at reasonable times and during normal business hours during the period prior to the Effective Time or the termination of this Agreement in a manner that does not unreasonably interfere with the business and operations of the Company to all their respective properties, assets, books, contracts, commitments, personnel and records, and, during such period, the Company shall, and shall cause each of its Subsidiaries to, make available to Parent on a prompt basis (i) access to each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of any Regulatory Law (as defined below) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, provided that the Company shall not be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order, decree or agreement; and provided further that, where the limitation of the disclosure to Parent’s outside accountants, counsel, financial advisors and other representatives would not contravene any such law, rule, regulation, order, decree or agreement, the Company shall make such limited disclosure. Any information that is obtained pursuant to this Section 5.2(a) or any other provision of this Agreement shall be subject to the applicable provisions of the Confidentiality Agreement. Each of the parties agrees to use its commercially reasonable efforts to cooperate in good faith, to the maximum extent permitted by law, with respect to planning exercises relating to integration following the Effective Time.

(b) The Company and Parent shall, and shall cause each of their respective Subsidiaries to, reasonably cooperate to obtain an orderly transition and integration process in connection with the Merger in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries during the period from and after the Effective Time.

5.3 Commercially Reasonable Efforts; Notification

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including using its commercially reasonable efforts to accomplish the following as promptly as reasonably practicable following the date of this Agreement: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 6 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approvals or waivers from any Governmental Entity and (iii) the obtaining of all materially necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use its commercially reasonable efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party agrees (i) to make required filings with the U.S. Federal Trade Commission (the FTC) and the Antitrust Division of the Department of Justice (the DOJ) and in any applicable foreign jurisdiction with the appropriate Governmental Entity, the notification and report form required under the HSR Act or the antitrust and competition laws of any such foreign jurisdiction, with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, or the antitrust and competition laws of any such foreign jurisdiction, and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the antitrust and competition laws of any such foreign jurisdiction, (ii) to file all necessary applications for required consents at the FCC, PUCs and state or foreign telecommunications regulatory agencies with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement and (iii) to cooperate with the other parties to this Agreement in making such filings and other filings and disclosures in respect of the Merger and the other transactions contemplated by this Agreement as may be necessary or advisable. The Company agrees to use its commercially reasonable efforts to cause the holders of Company Class A Common Stock to cooperate with the other parties to this Agreement in connection with the foregoing. Notwithstanding the foregoing sentences, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of its businesses, product lines or assets or any of the businesses, product lines or assets of Parent or any of its Affiliates, if in any such case such divestiture, commitment or other action would reasonably be expected to be Materially Burdensome (as defined in Section 8.3).

(b) The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(d) Each of the Company and Parent shall, in connection with the efforts referenced in Section 5.3(a) to obtain the approvals and authorizations for the transactions contemplated by this Merger Agreement under the HSR Act and any other Regulatory Law (as defined below), use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FCC, PUCs, the DOJ, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating solely to the transactions contemplated hereby, and (iii) permit the other party to review any communication relating solely to the transactions contemplated hereby given by it to, and consult with each other in advance of any meeting or conference relating solely to the transactions contemplated hereby with, the FCC, PUCs, the DOJ or any other such Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FCC, PUCs, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences; provided, however, that notwithstanding anything to the contrary in clauses (ii) and (iii) above, Parent shall have no obligation to (A) inform the Company of, or to permit the Company to review, communications, (B) consult with the Company or (C) permit the Company to attend and participate in meetings and conferences if Parent believes that any such action would (1) adversely affect in any significant way its ability to resolve the matters that are the subject thereof on favorable terms or (2) result in the disclosure of commercially sensitive, confidential or proprietary information relating to Parent or any of its Subsidiaries or information not relating solely to the transactions contemplated by this Agreement. For purposes of this Agreement, Regulatory Law means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Communications Act, and in each case the rules and regulations thereunder, and all other Federal, state and foreign (including the European Commission), if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in the communications industry or otherwise through merger or acquisition, or that are designed or intended to regulate foreign investment. Notwithstanding anything in this Section 5.3(d) to the contrary, Parent shall not have the right to limit the Company’s participation in any FCC regulatory proceeding in a manner that would violate any legal requirement that the Company remain in control of such proceedings.

5.4 Company Stock Options and Other Incentive Awards

(a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (if any) as may be required to: (i) provide that each Company Stock Option or other incentive award issued under the Company Stock Plans outstanding immediately prior to the Effective Time (whether vested or unvested or subject to restrictions) other than any options or rights outstanding under the Amended and Restated 2000 Employee Stock Purchase Plan, which options or rights shall be automatically exercised as provided in Section 5.4(c) below, shall be converted at the Effective Time into the right to receive an amount of cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Class B Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Class B Common Stock for which such Company Stock Option shall not theretofore have been exercised; (ii) provide that each Stock Unit outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive an amount of cash equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Class B Common Stock subject to the Stock Unit; and (iii) make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

(b) All amounts payable pursuant to Section 5.4(a) shall be subject to any required withholding of taxes or proof of eligibility of exemption therefrom, and shall be paid as soon as practicable following the Effective Time, without interest.

(c) As soon as reasonably practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Amended and Restated 2000 Employee Stock Purchase Plan) shall adopt such resolutions or take such other actions (if any) as may be required to provide that a New Exercise Date (as defined in the Amended and Restated 2000 Employee Stock Purchase Plan) shall be set as of the date immediately preceding the Effective Time (or such earlier date as determined by the Board of Directors of the Company in its sole discretion) and any Offering Periods (as defined in the Amended and Restated 2000 Employee Stock Purchase Plan) shall end, and each participant’s option shall be exercised automatically, as of such New Exercise Date in accordance with Section 19(c) of the Amended and Restated 2000 Employee Stock Purchase Plan, and the Amended and Restated 2000 Employee Stock Purchase Plan shall terminate immediately following the consummation of such automatic exercises; provided, however, that the maximum number of shares subject to issuance upon exercise of all participants’ options between the date hereof and the Effective Time shall not exceed 1,434,666 shares or, if less, the remaining number of shares authorized for issuance under such Amended and Restated 2000 Employee Stock Purchase Plan as of the date hereof.

(d) The Company shall use its commercially reasonable efforts to take all actions determined to be necessary to effectuate the provisions of this Section 5.4 as mutually agreed by Parent and the Company. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall take or cause to be taken such actions as are required to cause (i) the Company Stock Plans to terminate as of the Effective Time and (ii) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest on or following the Effective Time in respect of any capital stock of the Company to be terminated as of the Effective Time.

(e) As soon as practicable following the date of this Agreement, the “Plan Administrator” under the Company’s Deferred Income Plan shall take such actions as are necessary to provide that, pursuant to Section 5.6 of the Company’s Deferred Income Plan, distributions to participants therein that have not incurred a “Separation from Service” (as defined in the Deferred Income Plan) shall be deferred until such amounts are otherwise distributable to such participants pursuant to the terms of the Deferred Income Plan and their deferral elections thereunder; provided that the Plan Administrator shall take such action only to the extent it does not result in immediate taxation of participants under Section 409A of the Code.

5.5 Indemnification, Exculpation and Insurance

(a) Each of Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of this Agreement in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or similar organizational documents) and any indemnification agreements of the Company set forth in Section 5.5(a) of the Company Disclosure Letter or disclosed in the Filed SEC Documents shall survive the Effective Time and shall continue in full force and effect in accordance with their terms from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Parent shall ensure that the Surviving Corporation remains in a financial position to meet its commitments under this Section 5.5(a).

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; provided that Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 5.5(b); provided, however, that in no event shall Parent be required to pay aggregate annual premiums for insurance under this Section 5.5(b) in excess of $6,438,750 (the Maximum Premium), which the Company represents and warrants is equal to 250% of the annual premiums paid as of the date hereof by the Company for such insurance; provided that, if such premium exceeds the Maximum Premium, Parent shall nevertheless be obligated to provide the most advantageous coverage as may be obtained for such Maximum Premium.

(c) If Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 5.5. The rights of each indemnified party hereunder shall be in addition to any other rights such indemnified party may have under any applicable law, agreement or otherwise.

(d) The provisions of this Section 5.5 shall survive the consummation of the Merger and (if the Effective Time occurs) are expressly intended to benefit each of the indemnified parties, their heirs and representatives.

5.6 Fees and Expenses

(a) All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) a Takeover Proposal shall have been made to the Company or its stockholders or any Person has announced an intention to make, or an interest in making, a Takeover Proposal (whether or not conditional and whether or not withdrawn), (B) thereafter this Agreement is terminated by Parent pursuant to Section 7.1(e)(i) as a result of a breach of a representation or warranty by the Company and (C) within 12 months after such termination, the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal (solely for purposes of this Section 5.6(b)(i)(C) and Section 5.6(b)(iv), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.2(a), except that all references to 20% shall be deemed references to 50%);

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(g);

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d); or

(iv) (A) a Takeover Proposal shall have been made to the Company or its stockholders or any Person has announced an intention to make, or an interest in making, a Takeover Proposal (whether or not conditional and whether or not withdrawn) and (B) thereafter this Agreement is terminated (x) by Parent pursuant to Section 7.1(e)(i) as a result of a breach of covenant by the Company or (y) by Parent or the Company pursuant to Section 7.1(b)(iii), then the Company shall pay Parent a fee equal to $35 million (the Termination Fee) by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to Section 7.1(g) or 7.1(b)(iii), prior to or concurrently with such termination, (y) in the case of a termination by Parent pursuant to Section 7.1(d) or 7.1(b)(iii) or 7.1(e)(i) (as a result of a breach of covenant by the Company), within two Business Days after such termination and (z) in the case of a payment as a result of any event referred to in Section 5.6(b)(i)(C), upon the first to occur of such events. The Company acknowledges that the agreements contained in this Section 5.6(b) are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.6(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company, the Company shall pay to Parent interest on the amount set forth in this Section 5.6(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred in connection with such suit.

5.7 Information Supplied

(a) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will, at the date it is mailed to the Company’s stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein. The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement will, at the date the Proxy Statement is mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.8 Benefits Matters

(a) For purposes hereof, Affected Employees shall mean those individuals who are employees of the Company and its Subsidiaries (including those employees who are on vacation, leave of absence, disability or maternity leave) as of the Effective Time.

(b) Parent shall, and shall cause the Surviving Corporation to, give the Affected Employees credit for purposes of eligibility to participate and vesting under any employee welfare benefit plans, including, without limitation, such plans as defined in Section 3(1) of ERISA, maintained by Parent, the Surviving Corporation and their respective Subsidiaries, for the Affected Employees’ service with the Company and its Subsidiaries to the same extent recognized by the Company and its Subsidiaries immediately prior to the Effective Time in any Employee Plan in which such Affected Employee participates immediately prior to the Effective Time.

(c) Parent shall cause the Surviving Corporation to (i) waive or continue to waive any preexisting-condition exclusions to coverage, any evidence-of-insurability requirements, and any waiting-period requirements, with respect to participation and coverage requirements applicable to the Affected Employees under any employee welfare benefit plans in which such employees may be eligible to participate after the Effective Time to the extent waived under the applicable Employee Plans immediately prior to the Effective Time; provided that, with respect to participation in any employee welfare benefit plan of Parent after the Effective Time, the Affected Employee must enroll within 31 days of first eligibility and (ii) provide or continue to provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the calendar year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any such welfare benefit plans in which the Affected Employees are eligible to participate after the Effective Time; provided that, with respect to participation in any employee welfare benefit plan of Parent after the Effective Time, the Affected Employee must enroll within 31 days of first eligibility.

(d) Parent currently intends to cause the Surviving Corporation to provide benefits to each current employee of the Company and its Subsidiaries that are no less favorable in the aggregate to such employees than the benefits provided to similarly situated employees of Parent and its Subsidiaries, excluding equity or equity-based programs. Except as otherwise provided by this Section 5.8, nothing herein shall be construed as (i) guaranteeing any Affected Employee the right to continued employment following the Effective Time or (ii) limiting Parent’s right to amend, modify or terminate any Employee Plan or any other plan or arrangement in which Affected Employees are eligible to participate following the Effective Time.

(e) From and after the Effective Time, Parent shall cause the Surviving Corporation to maintain the Company’s Senior Executive Supplemental Benefits Plan, Supplemental Executive Retirement Plan and Deferred Income Plan until all benefits accrued as of the Effective Time and payable thereunder have been distributed to participants in accordance with the terms of such plans as in effect as of the date of this Agreement.

5.9 Public Announcements

Parent and the Company shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby except as either party may determine is required by applicable law, court process or stock exchange rule or regulation after consultation with legal counsel. The parties agree that the initial press releases to be issued with respect to the transactions contemplated hereby shall be in the forms heretofore agreed to by the parties and attached as Exhibit 2.

5.10 Stockholder Litigation

The Company agrees that it shall not settle or offer to settle any litigation commenced prior to, on or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent (not to be unreasonably withheld).

5.11 Termination of Exclusivity Agreement

The parties hereby agree that the execution and delivery of this Agreement by the parties hereto shall constitute an agreement by the parties to terminate and shall automatically without any further action taken by or on behalf of the parties constitute a termination of that certain exclusivity letter agreement between Parent and the Company, dated October 29, 2004.

5.12 Solicitation

Parent shall not (a) solicit stockholder adoption of this Agreement (except pursuant to the Stockholder Agreements) or (b) initiate a consent solicitation, whether pursuant to the Stockholder Agreements or otherwise, except, in the case of either (a) or (b), if Parent would have a right to terminate this Agreement pursuant to Section 7.1(d).

5.13 Amendment to Stockholder Agreement

Parent shall not amend Section 3(d) of any Stockholder Agreement without the Company’s prior written consent.

6. CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger

The obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger (collectively, Legal Restraints); provided, however, that prior to asserting this condition (and subject to Section 5.3) the party asserting such condition shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other judicial Legal Restraint and to appeal as promptly as possible any injunction or other judicial Legal Restraint that is entered.

6.2 Conditions to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver by them on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Antitrust.

(i) Any applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated without the imposition of a Materially Burdensome condition, qualification or other restriction.

(ii) To the extent that the EC Merger Regulation applies to the Merger, the European Commission shall have indicated without imposing any Materially Burdensome condition, qualification or other restriction that the concentration is compatible with the common market pursuant to Article 6(1)(b) or Article 8(1) or Article 8(2) of the EC Merger Regulation or the European Commission shall be deemed to have so indicated under Article 10(6) of the EC Merger Regulation.

(iii) To the extent that the EC Merger Regulation applies to the Merger, if a request under Article 9(2) of the EC Merger Regulation shall have been made by a competent authority of one or more EEA Member States and the European Commission has referred the concentration, in whole or in part, to one or more EEA Member States, the competent authority of each EEA Member State to which the concentration has been referred, in whole or in part, shall have approved (or be deemed to have approved) the Merger without imposing any Materially Burdensome condition, qualification or other restriction.

(iv) In the event that in the opinion of Parent there is reasonable doubt as to whether the EC Merger Regulation will apply to the Merger, the European Commission shall have indicated that the EC Merger Regulation does not apply according to Article 6(1)(a) of the EC Merger Regulation or indicated in any other terms reasonably satisfactory to Parent that the EC Merger Regulation does not apply.

(v) To the extent that any other antitrust or merger control clearances, consents or approvals are required for the Merger or local implementation according to the law of any other jurisdiction, such clearances, consents or approvals shall have been granted (or have been deemed in accordance with the relevant law to have been granted) by the relevant authority without imposing any Materially Burdensome condition, qualification or other restriction.

(d) US Federal Communications Commission. An order of the FCC, either by the FCC itself or under delegated authority, giving consent for, or authorization or approval of, the Merger shall have been obtained without the imposition of any Materially Burdensome condition, qualification or other restriction, and such order shall not have been revoked or stayed as of the Closing Date.

(e) Consents. Parent or the Company or their applicable Subsidiaries shall have obtained (i) all consents, approvals, authorizations, qualifications and orders of all Governmental Entities legally required in connection with this Agreement and the transactions contemplated hereby or the failure of which to be obtained could reasonably be expected to result in the requirement for a material divestiture or other comparable action following the Effective Time, except for the matters referred to in Sections 6.2(c) and 6.2(d) and (ii) all other consents, approvals, authorizations and qualifications of third parties required in connection with this Agreement and the transactions contemplated hereby, except in the case of this clause (ii) for those the failure of which to be obtained individually and in the aggregate would not reasonably be expected to be Materially Burdensome.

(f) Legal Restraints. No Legal Restraint that has any of the effects referred to in clause (ii), (iii) or (iv) of Section 6.2(g) shall be in effect.

(g) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity based on any applicable non-competition, antitrust or pre-merger notification laws (i) challenging the acquisition by Parent or any of its Affiliates of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated hereby or seeking to obtain from the Company, or Parent or any of its Affiliates, any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, or Parent or any of its Affiliates, or any of their respective Subsidiaries, of any portion of the business or assets of the Company, Parent or any of its Affiliates, or any of their respective Subsidiaries, or to compel the Company, or Parent or any of its Affiliates, or any of their respective Subsidiaries, to dispose of or hold separate any portion of the business or assets of the Company, Parent or any of its Affiliates, or any of their respective Subsidiaries, in each case that is material in relation to the Company and its Subsidiaries taken as a whole, as a result of the Merger or any other transaction contemplated hereby, (iii) seeking to impose limitations on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of common stock of the Surviving

Corporation, including the right to vote the common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Surviving Corporation, (iv) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries or (v) that otherwise is reasonably likely to be Materially Burdensome.

(h) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(i) Governmental Entity Actions. Parent shall not have received any oral or written notice that any Governmental Entity has imposed, or has threatened to impose (unless any such threat is withdrawn by the Governmental Entity), material fines or penalties on the Company or any of its Subsidiaries for failure or alleged failure to comply with any Regulatory Law.

6.3 Conditions to Obligation of the Company

The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially impede or delay the consummation of the Merger. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Consents. Parent or the Company or their applicable Subsidiaries shall have obtained (i) all consents, approvals authorizations, qualifications and orders of all Governmental Entities legally required in connection with this Agreement and the transactions contemplated hereby (including pursuant to any Regulatory Law) and (ii) all other consents, approvals, authorizations and qualifications of third parties reasonably required in connection with this Agreement and the transactions contemplated hereby, in the case of both (i) and (ii) to the extent that failure to obtain such consents, approvals, authorizations, qualifications and orders would reasonably be expected to subject the directors and officers of the Company to any criminal or material civil liability or would reasonably be expected to give rise to a Legal Restraint.

6.4 Frustration of Closing Conditions

None of the Company, Parent and Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.3.

7. TERMINATION, AMENDMENT AND WAIVER

7.1 Termination

This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or, subject to the terms hereof, after the Company Stockholder Approval has been obtained:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company: (i) if the Merger shall not have been consummated by the first anniversary of the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of this Agreement has been a principal reason the Merger has not been consummated by such date; (ii) if any Legal Restraint of the type referred to in Section 6.1(b) shall be in effect and shall have become final and nonappealable; or (iii) if, upon a vote at the Stockholders Meeting duly convened therefor (or at any adjournment or postponement thereof consented to by Parent) at which the required number of shares to adopt the Agreement were present and entitled to vote and the vote to obtain the Company Stockholder Approval is taken, the Company Stockholder Approval shall not have been obtained;

(c) by written notice of either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of the last sentence of Section 5.3(a)).

(d) by Parent in the event an Adverse Recommendation has occurred or the Company has breached any obligations contained in Section 5.1(b); provided, however, that Parent shall not terminate this Agreement pursuant to this Section 7.1(d) as a result of a breach by the Company of its obligation to establish a record date for, or to duly call and give notice of, the Stockholders Meeting unless and until it has given the Company eight days’ prior written notice thereof and the Company shall not have cured such breach within such period; provided further, however, that no notice or cure period shall be required in respect of any other breach of Section 5.1(b);

(e) by Parent: (i) if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), and (B) has not been or is incapable of being cured by the Company within 20 Business Days after its receipt of written notice thereof from Parent; or (ii) if any Legal Restraint of the type referred to in Section 6.2(f) shall be in effect and shall have become final and nonappealable;

(f) by the Company if Parent shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), and (ii) has not been or is incapable of being cured by Parent within 20 Business Days after its receipt of written notice thereof from the Company;

(g) by the Company in accordance with the terms and subject to the conditions of Section 4.2(b); or

(h) by Parent, if in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, Parent or the Company would be required by any Governmental Entity to accept any Materially Burdensome condition, qualification or other restriction and Parent and the Company, after exercising commercially reasonable efforts in accordance with Section 5.3, are unable to cause such condition, qualification or other restriction to be removed.

7.2 Effect of Termination

In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the first sentence of Section 3.1(p), Section 5.6, this Section 7.2 and Section 8; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a wilful and material breach by such party of any of its representations, warranties or covenants set forth in this Agreement and all rights and remedies of such non-breaching party under this Agreement in the case of any such breach, at law or in equity, shall be preserved. The Confidentiality Agreement shall survive any termination of this Agreement and shall apply to all information and material delivered by any party hereunder, in each case in accordance with its terms.

7.3 Amendment

This Agreement may be amended by the parties hereto at any time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained or the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, there shall be made no amendment that by law or the rules of any relevant stock exchange requires further approval by stockholders without the further approval of such stockholders; provided further that any amendment to this Agreement must be approved by a majority of the entire Board of Directors of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4 Extension; Waiver

At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval has been obtained or the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, there shall be made no waiver that by law or the rules of any relevant stock exchange requires further approval by stockholders without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

8. GENERAL PROVISIONS

8.1 Nonsurvival of Representations and Warranties

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

8.2 Notices

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding Business Day if received after 5 p.m. local time on a Business Day) by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

British Telecommunications plc

BT Centre

81 Newgate Street

London EC1A 7AJ

Attention: General Counsel

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Eric S. Shube

                 Paul D. Burns

(b) if to the Company, to:

Infonet Services Corporation

2160 East Grand Avenue

El Segundo, CA 90245

Attention: General Counsel

with a copy to:

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, CA 92626

Attention: William J. Cernius

and a copy to:

the Special Committee

c/o Cadwalader Wickersham & Taft LLP

100 Maiden Lane

New York, NY 10038

Attention: Dennis Block

8.3 Definitions

For purposes of this Agreement:

(a) an Affiliate of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) Business Day means any day other than a Saturday, a Sunday, a legal holiday or other day on which banking institutions or trust companies are authorized or obligated by law to close in New York, New York or London, England;

(c) Country Representative means any Person with whom the Company has one or more country representative agreements, including those listed in VI. 1 of 21 of the Data Room Index;

(d) Data Room means the data room made available to Parent and its representatives in London, England and in the documents and information provided to Parent and its representatives pursuant to the communications identified in Section 8.3(d) of the Company Disclosure Schedule;

(e) Data Room Index means the index attached as Attachment A to the Company Disclosure Letter listing the documents contained in the Data Room;

(f) Distributor means any person that distributes the Company’s services on behalf of the Company, any of its Subsidiaries or any Country Representative;

(g) Knowledge of any Person that is not a natural person means the actual knowledge, after reasonable inquiry, of such Person’s executive officers;

(g) Material Adverse Effect shall mean any state of facts, change, development, effect, condition or occurrence that has been or would reasonably be expected to (i) be material and adverse to the (A) business, (B) assets, (C) properties, (D) financial condition or (E) results of operations of the Company and its Subsidiaries, taken as a whole (whether prior to or following the Effective Time), or, following the Effective Time, of Parent or any of its Affiliates, taken as a whole; (ii) directly or indirectly, prevent or materially impede the consummation of the Merger; or (iii) materially increase the cost to Parent of consummating the Merger (such cost measured by the aggregate Merger Consideration, transaction costs and liabilities to be assumed) or subject Parent or any of its Affiliates to any criminal or material civil liability in connection with or as a result of transactions contemplated hereby; in each case other than any state of facts, change, development, effect, condition or occurrence relating to (1) the telecommunications industry generally, which state of facts, change, development, effect, condition or occurrence does not disproportionately affect the Company relative to other participants in such industry; (2) the financial or securities markets or the economy in general, which state of facts, change, development, effect, condition or occurrence does not disproportionately affect the Company relative to the other participants in the telecommunications industry; (3) any change in the Company’s stock price or trading volume, in and of itself (for the avoidance of doubt, this clause (3) shall not preclude Parent from asserting that the underlying cause of any such change in stock price or trading volume is a Material Adverse Effect); (4) changes in GAAP or regulatory accounting requirements applicable to the Company or its Subsidiaries; or (5) actions or omissions of the Company, taken or omitted to be taken at the specific direction of or with the prior written consent of Parent;

(h) Materially Burdensome means such as would have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or substantially impair the benefits to Parent and its Subsidiaries, taken as a whole, expected, as of the date hereof, to be realized from the consummation of the Merger;

(i) Person means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity;

(j) a Significant Subsidiary of any Person means any Subsidiary of such Person that constitutes a significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the Securities Act;

(k) a Subsidiary of any Person means another Person of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person.

8.4 Interpretation

(a) When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, except as otherwise specified herein. References to a Person are also to its permitted successors and assigns.

(b) Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed for the purposes of the specific Sections or Subsections of this Agreement to which such section relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way to make its relevance to the information called for by such other Section or Subsection readily apparent. If the same item is required to be disclosed in more than one section of the Company Disclosure Letter, such item may be fully described in the principal section to which such item relates and incorporated into another section by a specific cross-reference in such other section to the section in which such item is fully described. Nothing in the Company Disclosure Letter shall be deemed to be adequate to disclose an exception to a representation or warranty made herein unless the Company Disclosure Letter identifies the exception with reasonable particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself or the copy adequately describes the matter at issue).

8.5 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.6 Counterparts

This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original document and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

8.7 Entire Agreement; No Third Party Beneficiaries

This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except that the Confidentiality Agreement will continue in accordance with its terms, and (b) except for the provisions of Section 5.5 (and only in that case after the Effective Time), is not intended to confer upon any Person other than the parties hereto (and their respective successors and assigns) any rights or remedies. For the avoidance of doubt, no other provision of this Agreement, including any provision relating to employee benefits or compensation, shall be deemed to confer third party beneficiary rights on any Person, notwithstanding any principle of contractual interpretation that would otherwise confer such rights.

8.8 Governing Law

This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction, except to the extent the DGCL is mandatorily applicable to the Merger.

8.9 Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of the other parties hereto, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent; provided, however that (1) such assignment may not prevent or delay in any material respect the consummation of the Merger and the transactions contemplated by this Agreement, including delays in obtaining regulatory approvals or consents, (2) no such assignment shall relieve Merger Sub of any of its obligations under this Agreement, and (3) to the extent required by Section 251 of the DGCL in order for this Agreement, with such rights assigned, to be valid from and after such assignment, such assignment shall be effective only after (a) an appropriate amendment to this Agreement to effectuate such assignment shall have been executed by the parties hereto and any such assignee and (b) such amendment, or this Agreement as so amended, shall have received all approvals required by the DGCL. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.10 Enforcement

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security relating to such equitable relief. In addition, each of the parties hereto (a) submits to the personal jurisdiction of any New York State court sitting in New York County or the United States District Court for the Southern District of New York in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BRITISH TELECOMMUNICATIONS PLC

By:	/s/ PETER CROSS
Name:	Peter Cross
Title:	Director, Corporate Finance

BLUE ACQUISITION CORP.

By:	/s/ KRISTEN VERDERAME
Name:	Kristen Venderame
Title:	President

INFONET SERVICES CORPORATION

By:	/s/ JOSÉ A. COLLAZO
Name:	José A Collazo
Title:	Chief Executive Officer

ANNEX B

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

November 7, 2004

Special Committee of the Board of Directors

Infonet Services Corporation

2160 East Grand Avenue

El Segundo, CA 90245

Members of the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to holders of the Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), of Infonet Services Corporation (the “Company”) of the consideration proposed to be received by such stockholders in connection with the proposed merger (the “Merger”) of the Company with Blue Acquisition Corp., a wholly owned subsidiary (the “Merger Subsidiary”) of British Telecommunications plc (“Parent”), excluding any consideration that any such holder of the Class B Common Stock may receive as a result of such holder’s ownership of any shares of the Class A Common Stock, par value $0.01 per Share (the “Class A Common Stock”), of the Company. Pursuant to the terms of the Agreement and Plan of Merger, dated as of November 8, 2004 (the “Agreement”), among the Company, Parent and Merger Subsidiary, the Company will become a wholly owned subsidiary of Parent, and the holders of the Class B Common Stock will have the right to receive for each share of the Class B Common Stock held by them, other than shares held in treasury or held by Parent or any affiliate of Parent, consideration equal to $2.06 per share in cash. The terms and conditions of the Merger are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company;

(iii)	analyzed certain financial forecasts prepared by the management of the Company;

(iv)	discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

(v)	reviewed the reported prices and trading activity for the Class B Common Stock;

(vi)	compared the financial performance of the Company and the prices and trading activity of the Class B Common Stock with that of certain other publicly traded companies we deemed relevant;

(vii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(viii)	reviewed the results of the efforts of the Company and the Company’s financial advisor to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of the Company;

(ix)	reviewed the November 5, 2004 draft of the Agreement (the “Draft Agreement”) and certain related documents; and

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

Special Committee of the Board of Directors

November 7, 2004

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us, and that the Merger will be consummated as provided in the Draft Agreement, with full satisfaction of all covenants and conditions set forth in the Draft Agreement and without any waivers thereof.

We were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the transactions contemplated by the Agreement or to provide services other than the delivery of this opinion. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Agreement or the transactions contemplated thereby. Consequently, we have assumed that such terms are the most beneficial terms from the perspective of the holders of the Class B Common Stock that could under the circumstances be negotiated among the parties to the Agreement and the transactions contemplated thereby, and no opinion is expressed as to whether any alternative transaction might produce consideration for the holders of the Class B Common Stock in an amount in excess of that contemplated in the Merger. Our opinion does not address the Company’s underlying business decision to proceed with or effect the Merger.

We have acted as sole financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the Merger and will receive a fee upon the rendering of this opinion. In the past, we or our affiliates have provided and may in the future provide financial advisory and financing services to the Company, Parent and certain of their respective affiliates and have received or may in the future receive fees for the rendering of these services. An affiliate of ours is a lender under the Company’s credit facility and has received fees for the rendering of such services. In addition, Fleet Specialist, an affiliate of ours, is a specialist for the Class B Common Stock on the New York Stock Exchange. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or loans of the Company and Parent for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Special Committee in connection with and for purposes of its evaluation of the Merger and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Special Committee. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the U.S. Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the holders of the Class B Common Stock should vote at the stockholders’ meeting to be held in connection with the Merger.

Special Committee of the Board of Directors

November 7, 2004

With the consent of the Special Committee, we have excluded from our analysis any consideration that may be paid to or otherwise accrue to the benefit of any holder of the Class B Common Stock in connection with the Merger as a result of such holder’s ownership of any shares of the Class A Common Stock.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the consideration to be received by the holders of the Class B Common Stock in the proposed Merger is fair from a financial point of view to the holders of the Class B Common Stock.

Very truly yours,

/s/    BANC of AMERICA SECURITIES LLC

BANC OF AMERICA SECURITIES LLC

ANNEX C

[LETTERHEAD OF UBS SECURITIES LLC]

November 7, 2004

The Board of Directors

Infonet Services Corporation

2160 East Grand Avenue

El Segundo, California 90245

Dear Members of the Board:

We understand that Infonet Services Corporation (“Infonet”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among British Telecommunications plc (“BT”), Blue Acquisition Corp., a wholly owned subsidiary of BT (“Merger Sub”), and Infonet pursuant to which, among other things, (i) Merger Sub will be merged with and into Infonet (the “Merger”) and (ii) each outstanding share of Class A common stock, par value $0.01 per share, of Infonet and each outstanding share of Class B common stock, par value $0.01 per share, of Infonet (“Infonet Class B Common Stock”) will be converted into the right to receive $2.06 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Infonet Class B Common Stock (other than affiliates of Infonet).

UBS Securities LLC (“UBS”) has acted as financial advisor to Infonet in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable in connection with this opinion. UBS and its affiliates in the past have provided services to Infonet and BT unrelated to the proposed Merger, for which services UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade securities of Infonet and BT for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to Infonet or the underlying business decision of Infonet to effect the Merger. Our opinion does not constitute a recommendation to any stockholder of Infonet as to how such stockholder should vote or act with respect to any matters relating to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms of the Agreement or the form of the Merger. We have assumed, with your consent, that each of Infonet, BT and Merger Sub will comply with all material terms of the Agreement and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. In addition, we have assumed, with your consent, that the final executed forms of the Agreement and related documents will not differ in any material respect from the execution forms that we have reviewed. We further have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Infonet or the Merger.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Infonet; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Infonet that were provided to us by the management of Infonet and not publicly available, including financial forecasts and estimates prepared by the management of Infonet; (iii) conducted discussions with members of the senior managements of Infonet and BT concerning the business and financial prospects of Infonet; (iv) reviewed current and historical market prices of Infonet Class B Common Stock; (v) analyzed the estimated present value of the unlevered, after-tax free cash flows of Infonet based on financial forecasts, including estimates and assumptions contained therein, for fiscal years 2005 through 2007 prepared by the management of Infonet; (vi) reviewed publicly available financial and stock market data

C-1

The Board of Directors

Infonet Services Corporation

November 7, 2004

with respect to certain companies in lines of business we believe to be generally comparable to those of Infonet; (vii) reviewed execution forms distributed on November 7, 2004 of the Agreement and certain related documents; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your direction, UBS contacted selected third parties to solicit indications of interest in the possible acquisition of Infonet and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Infonet, nor have we been furnished with any such evaluation or appraisal. As you are aware, we were instructed by the management of Infonet to utilize in our analyses financial forecasts and estimates for Infonet for fiscal years 2005 through 2007 prepared by the management, and reviewed by the Board of Directors, of Infonet. We have assumed, at your direction, that the financial forecasts and estimates of Infonet for fiscal years 2005 through 2007 utilized in our analyses have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Infonet as to the future financial performance of Infonet. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date of this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Infonet Class B Common Stock (other than affiliates of Infonet).

Very truly yours,

/s/    UBS SECURITIES LLC

UBS SECURITIES LLC

C-2

ANNEX D

FORM OF

STOCKHOLDER AGREEMENT

between

BRITISH TELECOMMUNICATIONS PLC

and

[                ]

Dated as of November 8, 2004

STOCKHOLDER AGREEMENT dated as of November 8, 2004 (this Agreement), between BRITISH TELECOMMUNICATIONS PLC, a company incorporated in England and Wales (Parent), and [                ], (Stockholder).

WHEREAS Parent, Blue Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (Merger Sub), and Infonet Services Corporation, a Delaware corporation (the Company), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the Merger Agreement; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into the Company (the Merger), upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS Stockholder owns the number of shares of Class B Common Stock, par value $0.01 per share, of the Company (the Company Common Stock) set forth on Schedule A attached hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the Subject Shares); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that Stockholder enter into this Agreement;

NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

1. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as of the date hereof and as of the Effective Time in respect of itself as follows:

(a) Authority. Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Stockholder and no other action on the part of Stockholder is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as the same may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or similar laws, as now or hereafter in effect, relating to creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional accelerated or guaranteed right or entitlements of any person under, or result in the creation of any lien in or upon any of the properties or assets of Stockholder under, any trust agreement, loan or credit agreement, bond, debenture, note mortgage, indenture, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or to Stockholder’s property or assets, except for any such conflicts, violations, breaches, defaults, rights, losses, entitlements or liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Stockholder’s performance of its obligations under this Agreement. If Stockholder is married and the Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse. No trust of which Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(b) The Subject Shares. Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares on Schedule A, free and clear of any claims, liens, encumbrances and security interests whatsoever. Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares on Schedule A. Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

2. Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as of the date hereof and as of the Effective Time as follows: that Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as the same may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or similar laws, as now or hereafter in effect, relating to creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien in or upon any of the properties or assets of Parent under, the charter or other organizational documents of Parent, any trust agreement, loan or credit agreement, note bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets. Each of Paul A. Galleberg and Akbar H. Firdosy (collectively, the Other Senior Executives) and each of the holders of Company Class A Common Stock is simultaneously executing and delivery to Parent a Stockholder Agreement in form and substance substantially identical to this Agreement (collectively, the Other Stockholder Agreements), it being understood that there are differences between the Other Stockholder Agreements executed by the Stockholder and the Other Senior Executives and the Other Stockholder Agreements executed by holders of Class A Common Stock.

3. Covenants.

(a) Until the termination of this Agreement in accordance with Section 7, Stockholder agrees as follows:

(i) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, Stockholder shall, including by executing a written consent or otherwise participating in a written consent solicitation (to the extent such an action by written consent would be permitted by Section 5.12 of the Merger Agreement, applicable law, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, and the rules and regulations of the New York Stock Exchange) if requested by Parent, vote (or cause to be voted) the Subject Shares (and each class thereof) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement. Notwithstanding the immediately preceding sentence or anything else in this Agreement to the contrary, Stockholder shall not be required to take any action by written consent or to initiate any written consent solicitation with respect to the Merger or the Merger Agreement (and no proxy to act by written consent (as distinguished from a proxy to vote at the

Stockholders Meeting) is given by Stockholder under Section 4(a) of this Agreement) unless, within 14 days after the staff of the SEC has indicated to the Company that it either (i) will not review the Proxy Statement or (ii) (if the Proxy Statement is reviewed) has no further comments, the Company has not mailed the Proxy Statement to the Company’s stockholders; provided, further, Stockholder shall not be required to take any action by such a written consent or to initiate such a written consent solicitation (and no such proxy is given) if a Takeover Proposal has been made and the Board of Directors of the Company (or the Special Committee, as applicable) is in the process of (i) furnishing information to, or participating in discussions or negotiations with, the Person making the Takeover Proposal in accordance with Section 4.2(a) of the Merger Agreement or (ii) considering in accordance with Section 4.2(b) of the Merger Agreement whether to terminate the Merger Agreement pursuant to Section 7.1(g) thereof to accept a Superior Proposal. The obligation set forth in this Section 3(a)(i) shall continue in full force and effect if the Merger Agreement is amended or otherwise modified in accordance with the terms of the Merger Agreement so long as such amendment or other modification does not reduce the amount of the Merger Consideration or provide that the Merger Consideration shall be payable otherwise than in cash. For the avoidance of doubt, Stockholder shall have no obligation under this Section 3(a)(i) or otherwise to vote in favor of the Merger, the Merger Agreement or the other transactions that it contemplates if the Merger Agreement is amended or otherwise modified, or purportedly amended or otherwise modified, in any manner that is inconsistent with the immediately preceding sentence.

(ii) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which Stockholder’s vote, consent or other approval is sought, Stockholder shall vote (or cause to be voted) the Subject Shares (and each class thereof) against (A) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, tender offer, exchange offer, business combination, sale of substantial assets, reorganization, recapitalization, joint venture, license of Intellectual Property Rights, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal (an Alternative Transaction) and (B) any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of Company Common Stock (a Frustrating Transaction). Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

(iii) Stockholder agrees not to (A) sell, transfer, pledge, assign or otherwise dispose of (including by gift, merger or otherwise by operation of law) (collectively, Transfer), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Merger, or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Alternative Transaction.

(iv) Stockholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of Stockholder to, (A) directly or indirectly solicit, initiate, or take any other action knowingly to facilitate any Alternative Transaction or (B) directly or indirectly enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Alternative Transaction.

(v) Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

(b)(i) In the event that the Merger Agreement shall have been terminated under circumstances where Parent is or may become entitled to receive the Termination Fee, Stockholder shall pay to Parent on demand an amount equal to 100% of the Profit (determined in accordance with Section 3(b)(ii)) of Stockholder from the consummation of any Alternative Transaction for which a definitive agreement is entered into within one year of such termination. Notwithstanding the foregoing, Stockholder’s obligation pursuant to the preceding sentence shall be reduced by such Stockholder’s Pro Rata Portion of the Rebate Amount. As used herein, the Rebate Amount shall mean 50% of the aggregate Profit realized by the Stockholder and each Person executing an Other Stockholder Agreement from the consummation of any Alternative Transaction; provided, however, that the Rebate Amount shall not exceed $35 million in the aggregate. As used herein, the Pro Rata Portion means the fraction equal to the total number of shares of Company Common Stock held by Stockholder as of the date of this Agreement divided by the total number of shares of Company Common Stock held on the date of this Agreement by each Person executing a Stockholder Agreement or an Other Stockholder Agreement.

(ii) For purposes of this Section 3(b), the Profit of Stockholder from any Alternative Transaction shall equal (A) the aggregate consideration received by Stockholder pursuant to such Alternative Transaction, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation, plus (B) the fair market value, on the date of disposition, of all Subject Shares of Stockholder disposed of after the termination of the Merger Agreement and prior to the date of such consummation, less (C) the fair market value of the aggregate consideration that would have been issuable or payable to Stockholder if it had received the Merger Consideration pursuant to the Merger Agreement as originally executed for each of the Subject Shares.

(iii) In the event that (x) prior to the Effective Time, a Takeover Proposal shall have been made and (y) the Effective Time of the Merger shall have occurred and Parent for any reason shall have increased the amount of Merger Consideration payable over that set forth in the Merger Agreement in effect on the date hereof (the Original Merger Consideration), Stockholder shall pay to Parent on demand an amount in cash equal to the product of (i) the number of Subject Shares of Stockholder and (ii) 100% of the excess, if any, of (A) the per share cash consideration or the per share fair market value of any non-cash consideration, as the case may be, received by Stockholder as a result of the Merger, as amended, determined as of the Effective Time of the Merger, over (B) the fair market value of the Original Merger Consideration determined as of the time of the first increase in the amount of the Original Merger Consideration.

(iv) For purposes of this Section 3(b), the fair market value of any non-cash consideration consisting of:

(A) a security listed on a national securities exchange or quoted on Nasdaq shall be equal to the average closing price per share of such security as reported on such national securities exchange or Nasdaq for the five trading days after the date of determination; and

(B) consideration other than cash or securities of the form specified in clause (A) of this Section 3(b)(iv) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two Business Days after the date of such event as to such investment banking firm, then the parties shall each select one firm, and those firms shall together select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm(s) shall be borne equally by Parent, on the one hand, and Stockholder, on the other hand. The determination of the investment banking firm shall be final and binding upon the parties.

(v) If some or all of the consideration received by Stockholder in an Alternative Transaction or as part of the Merger Consideration consists of non-cash consideration, then Stockholder shall have the option of satisfying up to the same proportion of its obligations under this Section 3(b) as the non-cash consideration represented of the total consideration in the Alternative Transaction or the total Merger Consideration through the delivery of such non-cash consideration to Parent based on the fair market value thereof. Any payment of Profit under this Section 3(b) shall (x) if paid in cash, be paid by wire transfer of same day funds to an account designated by Parent and (y) if paid through a transfer of non-cash consideration, be paid through delivery of such non-cash consideration to Parent, suitably endorsed for transfer.

(f) To the extent permitted by applicable law, Stockholder hereby waives any rights to appraisal or rights to dissent from the Merger that it may have under applicable law.

4. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Without in any way limiting Stockholder’s right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), Stockholder hereby irrevocably grants to, and appoints, Parent and Peter Cross and Nigel Paterson in their respective capacities as designees of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote Stockholder’s Subject Shares, or grant a consent or approval in respect of such Subject Shares, in accordance with, and subject to the limitations of, Sections 3(a)(i) and 3(a)(ii). The proxy set forth in this Section 4 shall terminate automatically without any further action by any party hereto upon the termination of the Merger Agreement or this Agreement in accordance with their respective terms.

(b) Stockholder represents that any proxies heretofore given in respect of Stockholder’s Subject Shares are not irrevocable, and that all such proxies have been heretofore or are hereby revoked.

(c) Stockholder hereby affirms that the irrevocable proxy granted in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

5. Further Assurances. Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties without the prior written consent of the other parties hereto, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

7. Termination. This Agreement shall terminate automatically, without any further action by any party hereto upon the earliest to occur of (a) the Effective Time of the Merger, (b) the termination of the Merger Agreement in accordance with its terms and (c) any amendment or other modification of the Merger Agreement that reduces the amount of the Merger Consideration or provides that the Merger Consideration shall be payable otherwise than in cash; provided, however, that this Agreement shall not terminate if the Company is in breach of its obligations under the Merger Agreement or Stockholder is in breach of its obligations under this Agreement at such time. Notwithstanding the foregoing, Section 3(b), this Section 7 and Section 8 of this Agreement shall survive a termination of this Agreement pursuant to (a) or (b) above in this Section 7 until the date that is 2 years following the date of such termination.

8. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding Business Day if received after 5 p.m. local time on a Business Day or if received on a Saturday, Sunday or holiday) to Parent in accordance with Section 8.2 of the Merger Agreement and to Stockholder at its address set forth on Schedule A (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, except as otherwise specified herein. References to a person are also to its permitted successors and assigns.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

(e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies hereunder. Nothing in this Agreement shall be considered “consent” to any “Change of Control” under Stockholder’s existing Executive Employment Agreement with the Company (it being understood that nothing contained in this Agreement affects the validity of the Preliminary Agreement, dated as of November 8, 2004, between Stockholder and Parent).

(f) Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity, and each of the parties hereby waives in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security relating to such equitable relief. In addition, each of the parties hereto (a) submits to the personal jurisdiction of any New York State court sitting in New York County or the United States District Court for the Southern District of New York in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

10. Public Announcements. If Stockholder determines to make an announcement of the transactions contemplated by this Agreement or the Merger Agreement, the initial such announcement made by Stockholder will be in the form mutually agreed between Parent and Stockholder.

11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

12. Stockholder Capacity.

(a) No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial holders of, the Subject Shares and nothing herein shall limit or affect any actions taken by Stockholder in his or her capacity as a director or officer of the Company.

(b) Nothing in this Agreement shall be deemed to impose any obligation, restriction, limitation or liability on Stockholder as a result of any action or inaction of any other stockholder of the Company, including, without limitation, in connection with any Other Stockholder Agreement.

IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and Stockholder has signed this Agreement, all as of the date first written above.

BRITISH TELECOMMUNICATIONS PLC

By:
Name:
Title:

[ ]

SCHEDULE A

Stockholder	Number of Shares of Company Class B Common Stock held	Total Number of Subject Shares held
José A. Collazo	3,234,259	3,234,259
c/o Infonet Services Corporation
2160 East Grand Avenue
El Segundo, CA 90245

Akbar H. Firdosy	507,300	507,300
c/o Infonet Services Corporation
2160 East Grand Avenue
El Segundo, CA 90245

Paul A. Galleberg	24,632	24,632
c/o Infonet Services Corporation
2160 East Grand Avenue
El Segundo, CA 90245

ANNEX E

FORM OF

STOCKHOLDER AGREEMENT

between

BRITISH TELECOMMUNICATIONS PLC

and

[                ]

Dated as of November 8, 2004

STOCKHOLDER AGREEMENT dated as of November 8, 2004 (this Agreement), between British Telecommunications plc, a company incorporated in England and Wales (Parent), and [                ] (Stockholder).

WHEREAS Parent, Blue Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (Merger Sub), and Infonet Services Corporation, a Delaware corporation (the Company), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the Merger Agreement; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into the Company (the Merger), upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS Stockholder owns the number of shares of Class A Common Stock, par value $0.01 per share, of the Company (the Company Class A Common Stock) and of Class B Common Stock, par value $0.01 per share, of the Company (the Company Class B Common Stock and, together with the Class A Common Stock, the Company Common Stock) set forth on Schedule A attached hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the Subject Shares); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that Stockholder enter into this Agreement;

NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

1. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as of the date hereof and as of the Effective Time in respect of itself as follows:

(a) Authority. Stockholder has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Stockholder and no other corporate proceedings on the part of Stockholder are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as the same may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or similar laws, as now or hereafter in effect, relating to creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional accelerated or guaranteed right or entitlements of any person under, or result in the creation of any lien in or upon any of the properties or assets of Stockholder under, the charter or other organizational documents of Stockholder, any trust agreement, loan or credit agreement, bond, debenture, note mortgage, indenture, lease or other contract (including the 1999 Stockholders’ Agreement (as defined below)), commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or to Stockholder’s property or assets, except for any such conflicts, violations, breaches, defaults, rights, losses, entitlements or liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Stockholder’s performance of its obligations under this Agreement. No trust of which Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(b) The Subject Shares. Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares on Schedule A, free and clear of any claims, liens, encumbrances and security interests whatsoever, except that the Subject Shares are subject to the terms and conditions of the Amended and Restated Stockholders’ Agreement (the 1999 Stockholders’ Agreement), among Stockholder, the Company and each of the other holders of Company Class A Common Stock. Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares on Schedule A. Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement and except as set forth in the 1999 Stockholders’ Agreement.

(c) Permits. Stockholder has the benefit of in each relevant jurisdiction all Permits necessary or advisable for it to own, lease or operate its properties and assets and to carry on its commercial relationships with the Company as now conducted, except for Permits the failure of which to have in effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(d) Data Protection. Stockholder is, and has been, in compliance with all Data Protection Legislation relevant to its commercial relationships with the Company, except for instances of noncompliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(e) No Violation. (i) Stockholder has not received any notice or other written communication alleging or relating to a possible violation of any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity relevant to its commercial relationships with the Company and, (ii) to Stockholder’s knowledge, Stockholder has not itself violated and is not in violation of any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity, which violation is relevant to its commercial relationship with the Company, in the case of each of (i) and (ii), that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(f) Customer Actions. As of the date hereof, to the knowledge of the senior executive officers of Stockholder without further inquiry, Stockholder has not received (i) any written complaints or written claims from its customers or end users relating to the Company’s products and services that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect; or (ii) any written notice from any of its customers or end users of a plan or intent to terminate, cancel or otherwise adversely modify its relationship with the Company or any controlled Affiliate of the Company or to decrease materially or limit materially the purchase of the Company’s (or such Affiliate’s) products or services, in any such case that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(g) Material Adverse Effect. For the purposes of this Agreement, Material Adverse Effect shall mean any state of facts, change, development, effect, condition, or occurrence that has been or would reasonably be expected to (i) be material and adverse to the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; (ii) directly or indirectly, prevent or materially impede or delay the consummation of the Merger; or (iii) materially increase the cost to Parent of consummating the Merger or subject Parent or any of its Affiliates to any material criminal or material civil liability, in the case of each of (ii) and (iii) that would be material and adverse to the business, assets, properties, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

2. Representations and Warranties of Parent.

(a) Authority. Parent hereby represents and warrants to Stockholder as of the date hereof and as of the Effective Time as follows: Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as the same may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or similar laws, as now or hereafter in effect, relating to creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien in or upon any of the properties or assets of Parent under, the charter or other organizational documents of Parent, any trust agreement, loan or credit agreement, note bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets. Each other holder of Company Class A Common Stock, and Jose Collazo, Paul Galleberg and Akbar Firdosy, (collectively, the Senior Executives), is simultaneously executing and delivering to Parent a Stockholder Agreement in form and substance substantially identical to this Agreement (collectively, the Other Stockholder Agreements), it being understood that there are differences between the Other Stockholder Agreements executed by the Senior Executives and the Other Stockholder Agreements executed by holders of Class A Common Stock.

3. Covenants.

(a) Until the termination of this Agreement in accordance with Section 7, Stockholder agrees as follows:

(i) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, Stockholder shall, including by executing a written consent or otherwise participating in a written consent solicitation (to the extent such an action by written consent would be permitted by Section 5.12 of the Merger Agreement, applicable law, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, and the rules and regulations of the New York Stock Exchange) if requested by Parent, vote (or cause to be voted) the Subject Shares (and each class thereof) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement. Notwithstanding the immediately preceding sentence or anything else in this Agreement to the contrary, Stockholder shall not be required to take any action by written consent or to initiate any written consent solicitation with respect to the Merger or the Merger Agreement (and no proxy to act by written consent (as distinguished from a proxy to vote at the Stockholders Meeting) is given by Stockholder under Section 4(a) of this Agreement) unless, within 14 days after the staff of the SEC has indicated to the Company that it either (i) will not review the Proxy Statement or (ii) (if the Proxy Statement is reviewed) has no further comments, the Company has not mailed the Proxy Statement to the Company’s stockholders; provided, further, Stockholder shall not be required to take any action by such a written consent or to initiate such a written consent solicitation (and no such proxy is given) if a Takeover Proposal has been made and the Board of Directors of the Company (or the Special Committee, as applicable) is in the process of (i) furnishing information to, or participating in discussions or negotiations with, the Person making the Takeover Proposal in accordance with Section 4.2(a) of the Merger Agreement or (ii) considering in accordance with Section 4.2(b) of the Merger Agreement whether to terminate the Merger Agreement pursuant to Section 7.1(g) thereof to accept a Superior Proposal. The obligation set forth in this Section 3(a)(i) shall continue in full force and effect if the Merger Agreement is amended or otherwise modified in accordance with the terms of the Merger Agreement so long as such amendment or other modification does not reduce the amount of the Merger Consideration or provide that the Merger Consideration shall be payable otherwise than in cash. For the avoidance of doubt, Stockholder shall have no obligation under this Section 3(a)(i) or otherwise to vote in favor of the Merger, the Merger Agreement or the other transactions that it contemplates if the Merger Agreement is amended or otherwise modified, or purportedly amended or otherwise modified, in any manner that is inconsistent with the immediately preceding sentence.

(ii) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which Stockholder’s vote, consent or other approval is sought, Stockholder shall vote (or cause to be voted) the Subject Shares (and each class thereof) against (A) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, tender offer, exchange offer, business combination, sale of substantial assets, reorganization, recapitalization, joint venture, license of Intellectual Property Rights, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal (an Alternative Transaction) and (B) any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of Company Common Stock (a Frustrating Transaction). Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

(iii) Stockholder agrees not to (A) sell, transfer, pledge, assign or otherwise dispose of (including by gift, merger or otherwise by operation of law) (collectively, Transfer), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Merger, except that Stockholder shall be permitted to Transfer all or a portion of the Subject Shares to any of its Affiliates, including any direct or indirect wholly owned subsidiary, on the terms set forth in Section 6 of this Agreement, (B) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Alternative Transaction or (C) convert any shares of Company Class A Common Stock into shares of Company Class B Common Stock.

(iv) Stockholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of Stockholder to, (A) directly or indirectly solicit, initiate, or take any other action knowingly to facilitate any Alternative Transaction or (B) directly or indirectly enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Alternative Transaction.

(v) Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. Without in any way limiting the foregoing sentence, and in full consultation with Parent, Stockholder shall use all reasonable efforts to provide, or cause its own parents, affiliates and its and their directors, officers and employees to provide, in the most expeditious manner practicable, any data, documents or other sources of information that are requested voluntarily or required by the U.S. Department of Justice, the Federal Communications Commission, the European Commission or any other Governmental Entity in order to complete at as early an investigative stage as possible each such Governmental Entity’s evaluation and clearance of the transactions contemplated in the Merger Agreement.

(vi) Stockholder shall not exercise any right that it may have under Section 3 or 4 of the 1999 Stockholders’ Agreement.

(b) In consultation with Parent, Stockholder shall use its commercially reasonable efforts to provide Parent and the Company any relevant information that is not commercially sensitive (including through access to relevant employees) to assist Parent and the Company in resolving any investigation or other inquiry or proceeding initiated by any Governmental Authority or private party with respect to the Stockholder’s operations that relate to the Company or with respect to the Company’s operations in any country with respect to which there is a Country Representative Agreement in effect between the Stockholder (or any controlled Affiliate) and the Company (or any Affiliate). For purposes of this Agreement, Country Representative Agreement means any agreement between the Company, on the one hand, and a Country Representative.

(c) Stockholder agrees to negotiate in good faith with Parent and if applicable the Company with respect to Stockholder’s commercial relationship with the Company including, without limitation, with respect to interconnection between the Company Network and the Parent Network and with respect to any physical migration of the Company’s core bandwidth, customer access circuits and customers to the Parent Network. For purposes of this Agreement, Company Network shall mean the network managed, owned and operated by the Company or used by Stockholder in support of the Company’s products and services; and Parent Network shall mean the network managed, owned and operated by Parent.

(d)(i) In the event that the Merger Agreement shall have been terminated under circumstances where Parent is or may become entitled to receive the Termination Fee, Stockholder shall pay to Parent on demand an amount equal to 100% of the Profit (determined in accordance with Section 3(d)(ii)) of Stockholder from the consummation of any Alternative Transaction for which a definitive agreement is entered into within one year of such termination. Notwithstanding the foregoing, Stockholder’s obligation pursuant to the preceding sentence shall be reduced by such Stockholder’s Pro Rata Portion of the Rebate Amount. As used herein, the Rebate Amount shall mean 50% of the aggregate Profit realized by the Stockholder and each Person executing an Other Stockholder Agreement from the consummation of any Alternative Transaction; provided, however, that the Rebate Amount shall not exceed $35.0 million in the aggregate. As used herein, the Pro Rata Portion means the fraction equal to the total number of shares of Company Common Stock held by Stockholder as of the date of this Agreement divided by the total number of shares of Company Common Stock held on the date of this Agreement by each Person executing a Stockholder Agreement or an Other Stockholder Agreement.

(ii) For purposes of this Section 3(d), the Profit of Stockholder from any Alternative Transaction shall equal (A) the aggregate consideration received by Stockholder pursuant to such Alternative Transaction, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation, plus (B) the fair market value, on the date of disposition, of all Subject Shares of Stockholder disposed of after the termination of the Merger Agreement and prior to the date of such consummation, less (C) the fair market value of the aggregate consideration that would have been issuable or payable to Stockholder if it had received the Merger Consideration pursuant to the Merger Agreement as originally executed for each of the Subject Shares.

(iii) In the event that (x) prior to the Effective Time, a Takeover Proposal shall have been made and (y) the Effective Time of the Merger shall have occurred and Parent for any reason shall have increased the amount of Merger Consideration payable over that set forth in the Merger Agreement in effect on the date hereof (the Original Merger Consideration), Stockholder shall pay to Parent on demand an amount in cash equal to the product of (i) the number of Subject Shares of Stockholder and (ii) 100% of the excess, if any, of (A) the per share cash consideration or the per share fair market value of any non-cash consideration, as the case may be, received by Stockholder as a result of the Merger, as amended, determined as of the Effective Time of the Merger, over (B) the fair market value of the Original Merger Consideration determined as of the time of the first increase in the amount of the Original Merger Consideration.

(iv) For purposes of this Section 3(d), the fair market value of any non-cash consideration consisting of:

(A) a security listed on a national securities exchange or quoted on Nasdaq shall be equal to the average closing price per share of such security as reported on such national securities exchange or Nasdaq for the five trading days after the date of determination; and

(B) consideration other than cash or securities of the form specified in clause (A) of this Section 3(d)(iv) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two Business Days after the date of such event as to such investment banking firm, then the parties shall each select one firm, and those firms shall together select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm(s) shall be borne equally by Parent, on the one hand, and Stockholder, on the other hand. The determination of the investment banking firm shall be final and binding upon the parties.

(v) If some or all of the consideration received by Stockholder in an Alternative Transaction or as part of the Merger Consideration consists of non-cash consideration, then Stockholder shall have the option of satisfying up to the same proportion of its obligations under this Section 3(d) as the non-cash consideration represented of the total consideration in the Alternative Transaction or the total Merger Consideration through the delivery of such non-cash consideration to Parent based on the fair market value thereof. Any payment of Profit under this Section 3(d) shall (x) if paid in cash, be paid by wire transfer of same day funds to an account designated by Parent and (y) if paid through a transfer of non-cash consideration, be paid through delivery of such non-cash consideration to Parent, suitably endorsed for transfer..

(f) To the extent permitted by applicable law, Stockholder hereby waives any rights to appraisal or rights to dissent from the Merger that it may have under applicable law.

(g) Until the termination of this Agreement in accordance with Section 7, Parent agrees as follows:

(i) Parent shall not amend or otherwise modify any of the Other Stockholder Agreements save at the behest of a Governmental Entity.

(ii) Parent shall enforce the obligations of the parties executing the Other Stockholder Agreements to vote their shares of Company Class A Common Stock and Company Class B Common Stock as contemplated by such Other Stockholder Agreements.

(h) Closing Date Actions. Parent shall make available to Stockholder a letter of transmittal and any other necessary documentation sufficiently in advance of the Effective Time to Permit Stockholder to receive its Merger Consideration on the Closing Date.

4. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Without in any way limiting Stockholder’s right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), Stockholder hereby irrevocably grants to, and appoints, Parent and Peter Cross and Nigel Paterson in their respective capacities as designees of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote Stockholder’s Subject Shares, or grant a consent or approval in respect of such Subject Shares, in accordance with, and subject to the limitations of, Sections 3(a)(i) and 3(a)(ii). The proxy set forth in this Section 4 shall terminate automatically without any further action by any party hereto upon the termination of the Merger Agreement or this Agreement in accordance with their respective terms.

(b) Stockholder represents that any proxies heretofore given in respect of Stockholder’s Subject Shares are not irrevocable, and that all such proxies have been heretofore or are hereby revoked.

(c) Stockholder hereby affirms that the irrevocable proxy granted in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

5. Further Assurances. Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by either of the parties without the prior written consent of the other party hereto, except that either party may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any Affiliate, including any direct or indirect wholly owned subsidiary, of such party if such party delivers to the other party a written agreement duly executed by such assignee agreeing to be bound by the terms of this Agreement as if such assignee were a party hereto, provided that any such assignment shall not relieve the assigning party of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

7. Termination. This Agreement shall terminate automatically without any further action by any party hereto upon the earliest to occur of (a) the Effective Time of the Merger, (b) the termination of the Merger Agreement in accordance with its terms and (c) any amendment or other modification of the Merger Agreement that reduces the amount of the Merger Consideration or provides that the Merger Consideration shall be payable otherwise than in cash; provided, however, that this Agreement shall not terminate if the Company is in breach of its obligations under the Merger Agreement or Stockholder is in breach of its obligations under this Agreement at such time. Notwithstanding the foregoing, Section 3(d), this Section 7 and Section 8 of this Agreement shall survive a termination of this Agreement pursuant to (a) or (b) above in this Section 7 until the date that is two years following the date of such termination. Notwithstanding anything else to the contrary contained herein or in the Merger Agreement, if the Effective Time occurs, the representations and warranties contained in Section 1 of this Agreement shall survive until the 18 month anniversary of the Effective Time and the covenants set forth in Section 3(b)-(c) of this Agreement shall survive until the 18 month anniversary of the Effective Time.

8. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding Business Day if received after 5 p.m. local time on a Business Day or if received on a Saturday, Sunday or holiday) to Parent in accordance with Section 8.2 of the Merger Agreement and to Stockholder at its address set forth on Schedule A (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, except as otherwise specified herein. References to a person are also to its permitted successors and assigns.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

(e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies hereunder.

(f) Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity, and each of the parties hereby waives in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security relating to such equitable relief. In addition, each of the parties hereto (a) submits to the personal jurisdiction of any New York State court sitting in New York County or the United States District Court for the Southern District of New York in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

10. Public Announcements. If Stockholder determines to make an announcement of the transactions contemplated by this Agreement or the Merger Agreement, the initial such announcement made by Stockholder will be in the form mutually agreed between Parent and Stockholder.

11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

12. Limits to Stockholder’s Obligations. (a) Stockholder is entering into this Agreement solely in its capacity as a stockholder of the Company and nothing in this Agreement shall be deemed to impose any obligation, restriction, limitation or liability on Stockholder, or any of Stockholder’s officers, directors, employees, agents or representatives, in any other manner or capacity, including, without limitation in any capacity as an officer, director, employee, agent or representative of the Company. Nothing in this Section 12 shall affect Stockholder’s obligations under Section 1(c)-(f) and 3(b)-(c).

(b) Nothing in this Agreement shall be deemed to impose any obligation, restriction, limitation or liability on Stockholder as a result of any action or inaction of any other stockholder of the Company, including, without limitation, in connection with any Other Stockholder Agreement.

(c) In no event shall Stockholder have any liability for any breach or inaccuracy of the representations or warranties made by Stockholder in Section 1(c)-(f) of this Agreement unless the damages incurred by Parent as a consequence of all such breaches or inaccuracies exceeds 2% of the total Merger Consideration to be received by Stockholder pursuant to the Merger Agreement. Stockholder’s aggregate liability for any breach of or inaccuracy in the representations and warranties made by Stockholder in Section 1(c)-(f) of this Agreement shall not exceed 15% of the total Merger Consideration to be received by Stockholder pursuant to the Merger Agreement.

(d) The accuracy of the representations and warranties and compliance with the covenants in this Agreement are not conditions precedent to the consummation of the Merger.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its officer thereunto duly authorized, all as of the date first written above.

BRITISH TELECOMMUNICATIONS PLC

By:
Name:
Title:

[ ]

By:
Name:
Title:

SCHEDULE A

Stockholder	Number of Shares of Company Class A Common Stock held	Number of Shares of Company Class B Common Stock held	Total Number of Subject Shares held

KDDI Corporation 2-3-2, Nishishinjuku Shinjuku-ku Tokyo 163-8003 Japan	15,346,108	32,543,454	47,889,562

KPN Telecom B.V. Telecomplein 5 2516 CK The Hague The Netherlands	28,918,283	54,386,078	83,304,361

Swisscom AG Alte Tiefenaustrasse 6 CH-3048 Worblaufen Switzerland	28,918,283	54,386,078	83,304,361

Telefónica International Holding B.V. Drentestraat 24 BG 1083 HK Amsterdam The Netherlands	28,918,283	38,439,411	67,357,694

TeliaSonera AB Vitsandgatan 9, House D S-123 86 Farsta, Sweden	34,449,783	59,917,578	94,367,361

Telstra Corporation Limited Level 41 242 Exhibition Street Melbourne, Victoria 3000 Australia	24,852,618	0	24,852,618

ANNEX F

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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